UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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PENN NATIONAL GAMING, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 12, 2014

        NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Shareholders (the "Annual Meeting") of Penn National Gaming, Inc. (the "Company"), a Pennsylvania corporation, will be held on Thursday, June 12, 2014, at 10 a.m., local time, at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103 for the following purposes:

  1.
  To elect two Class III directors to serve until the 2017 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

  2.
  To approve an amendment to the Company's 2008 Long Term Incentive Compensation Plan (the "2008 Plan") to increase the total number of shares available for issuance and to approve the 2008 Plan for purposes of Section 162(m) of the Internal Revenue Code.

  3.
  To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2014 fiscal year.

  4.
  To hold an advisory vote to approve the compensation paid to the Company's named executive officers.

  5.
  To consider and transact such other business as may properly come before the Annual Meeting.

        Management currently knows of no other business to be presented at the meeting. If any other matters come before the meeting, the persons named in the enclosed proxy will vote in their judgment on those matters.

        On April 28, 2014, we began mailing to certain shareholders a Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Shareholders to be held on June 12, 2014 (the "Notice") containing instructions on how to access this proxy statement and our annual report and how to vote online. By furnishing the Notice instead of a printed copy of the proxy materials, we are lowering printing and mailing costs and reducing the environmental impact of the Annual Meeting. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice.

        Only shareholders of record at the close of business on April 11, 2014 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. All shareholders are cordially invited to attend the Annual Meeting in person. Any shareholder of record at the close of business on April 11, 2014 attending the Annual Meeting may vote in person even if such shareholder previously signed and returned a proxy.

By order of the Board of Directors,
Robert S. Ippolito Secretary

Wyomissing, Pennsylvania
April 28, 2014

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote by telephone or Internet (instructions are on your proxy card, voter instruction form or the Notice, as applicable) or, if you received your materials by mail, by completing, signing and mailing the enclosed proxy card in the enclosed envelope.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 12, 2014.

        Penn National Gaming, Inc.'s Proxy Statement for the 2014 Annual Meeting of Shareholders and the Annual Report on Form 10-K for the year ended December 31, 2013 are available via the Internet at www.proxyvote.com.

Page
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
GOVERNANCE OF THE COMPANY	5
Board of Directors	5
Committees of the Board	8
Director Selection Process	12
Director Nominations by Shareholders	13
Compensation of Directors	13
Stock Ownership Guidelines	15
Shareholder Access Policy	15
PROPOSAL NO. 1 ELECTION OF CLASS III DIRECTORS	16
Information about Nominees and Other Directors	16
PROPOSAL NO. 2 APPROVAL OF AN AMENDMENT TO THE PENN NATIONAL GAMING, INC. 2008 LONG TERM INCENTIVE COMPENSATION PLAN TO INCREASE THE TOTAL NUMBER OF SHARES AVAILABLE FOR ISSUANCE AND TO APPROVE THE 2008 PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE	19
PROPOSAL NO. 3 RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014	24
PROPOSAL NO. 4 ADVISORY VOTE TO APPROVE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS	25
COMPENSATION DISCUSSION AND ANALYSIS	27
Executive Summary	27
Effect of the Spin-Off on Share Price and Compensation	28
Company Performance	28
Key Compensation Practices	31
Shareholder Outreach and Say on Pay Vote	32
Significant Compensation Changes for 2014	32
Peer Group	33
Overview of Compensation Program	34
Analysis of Compensation	39
Employment Agreements	42
Other Compensation Policies	42
Compensation Committee Report	43
EQUITY COMPENSATION PLAN INFORMATION	44
COMPENSATION TABLES	45
Summary Compensation Table	45
All Other Compensation Table	47
2013 Grants of Plan-Based Awards	48
Outstanding 2013 Equity Awards at Fiscal Year-End	49
2013 Option Exercises and Stock Vested	51
2013 Nonqualified Deferred Compensation	51

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Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
June 12, 2014

        Penn National Gaming, Inc. (the "Company") first made these materials available to shareholders on or about April 28, 2014 on the Internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at the Company's 2014 Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 12, 2014 at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103. This solicitation is being made on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board").

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

        In accordance with rules adopted by the Securities and Exchange Commission ("SEC"), we may furnish proxy materials, including this Proxy Statement and our 2013 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting (the "Notice"), which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

How can I electronically access the proxy materials?

        The Notice provides you with instructions on how to view our proxy materials for the Annual Meeting on the Internet. The website on which you will be able to view our proxy materials will also allow you to choose to receive future proxy materials electronically, which will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

If I received the Notice, how can I obtain a full set of printed proxy materials?

        The Notice will provide you with instructions on how to request to receive printed copies of the proxy materials. You may request printed copies up until one year after the date of the Annual Meeting.

 Who is entitled to vote at the Annual Meeting?

        The Board of Directors has set the close of business on April 11, 2014 as the record date (the "Record Date") for the determination of shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 78,598,034 shares of the Company's common stock were issued and outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

        You have one vote for each share of common stock you owned as of the record date for the Annual Meeting.

What am I voting on and what votes are required?

        Assuming a quorum is present, the following votes will be required for approval:

Proposal	Matter	Vote Required
Proposal 1	Election of Class III Directors	The two nominees for director receiving the highest number of votes cast will be elected
Proposal 2	Amendment to the 2008 Long Term Equity Incentive Compensation Plan and approval for purposes of Section 162(m) of the Internal Revenue Code (the "Code")	Majority of votes cast
Proposal 3	Ratification of selection of Ernst & Young LLP as the Company's independent registered accounting firm for the 2014 fiscal year	Majority of votes cast
Proposal 4	Advisory vote to approve the compensation paid to the Company's named executive officers	Majority of votes cast

        For purposes of determining the number of votes cast, only those cast "for" or "against" are counted. Abstentions, "withhold" votes and broker non-votes are not considered "cast" but are counted for purposes of determining whether a quorum is present at the Annual Meeting.

What constitutes a quorum?

        In order for business to be conducted at the Annual Meeting, a quorum must be present. The presence, in person or by valid proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary for a quorum to be present at the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

        If your shares are registered directly in your name with the Company's transfer agent, Continental Stock Transfer & Trust ("Continental"), you are considered a "registered shareholder" and are considered, with respect to those shares, the "shareholder of record." If you are a shareholder of record, the Notice or proxy materials were sent to you directly by the Company, and you may vote by any of the methods described below under "How Do I Vote?".

        If your shares are registered in the name of a stock brokerage account or by a broker, bank, or other nominee on your behalf (referred to as being held in "street name"), you are considered a "beneficial owner" of shares held in street name, and the broker, bank, or other nominee forwarded the Notice and, if you requested them, the proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee holding your shares how to vote and you are also invited to attend the Annual Meeting. However, since you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record.

How do I vote?

        If you are a registered shareholder, there are four different ways you can vote:

  •
  By Internet—You can vote via the Internet at www.proxyvote.com by following the instructions provided on the Notice or your proxy card (you will need the Control Number from the Notice or proxy card you received);

  •
  By Telephone—You can vote by telephone by calling the toll-free telephone number indicated on your proxy card or voting instruction card (you will need the Control Number from the Notice or proxy card you received);

  •
  By Mail—If you received your proxy materials by mail, you can vote by signing, dating and returning the accompanying proxy card in the envelope provided; or

  •
  In Person—You can vote in person by written ballot at the Annual Meeting. When your proxy is properly submitted, your shares will be voted as you indicate. If you do not indicate your voting preferences, the appointed proxies will vote your shares FOR the nominees in Proposal 1 and FOR Proposals 2 through 4. If your shares are owned in joint names, all joint owners must vote by the same method, and if joint owners vote by mail, all of the joint owners must sign the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern time on June 11, 2014.

        If you are a beneficial owner of shares held in street name, your brokerage firm is the record holder of your shares but is required to vote your shares in accordance with your instructions. In order to do so, you will need to follow the instructions for voting provided by your broker.

What are the voting recommendations of the Board of Directors?

        Our Board of Directors recommends that you vote your shares as follows:

Proposal	Matter	Board Recommendation
Proposal 1	Election of Class III Directors	FOR EACH OF THE NOMINEES
Proposal 2	Amendment to the 2008 Long Term Equity Incentive Compensation Plan and approval for purposes of Section 162(m) of the Code	FOR
Proposal 3	Ratification of selection of Ernst & Young LLP as the Company's independent registered accounting firm for the 2014 fiscal year	FOR
Proposal 4	Advisory vote to approve the compensation paid to the Company's named executive officers	FOR

May I attend the meeting?

        All shareholders, properly appointed proxy holders, and invited guests of the Company may attend the Annual Meeting. Shareholders who plan to attend the meeting may be required to present valid photo identification. If you hold your shares in street name, please also bring proof of your share ownership, such as a broker's statement showing that you beneficially owned shares of the Company on the Record Date, or a legal proxy from your broker, bank, or other nominee (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the Annual Meeting). Shareholders of record will be verified against an official list available at the registration area. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date.

What are broker non-votes?

        A broker non-vote occurs when a broker, bank, or other nominee holding shares on behalf of a beneficial owner is prohibited from exercising discretionary voting authority for a beneficial owner who has not provided voting instructions. Brokers, banks, and other nominees may vote without instruction only on "routine" proposals. On "non-routine" proposals, nominees cannot vote without instructions from the beneficial owner, resulting in so-called "broker non-votes." Proposal 3, the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm, is the only routine proposal on the ballot for the Annual Meeting. All other proposals are non-routine. If you hold your shares with a broker, bank, or other nominee, they will not be voted on non-routine proposals unless you give voting instructions to such nominee.

May I change my vote?

        You may revoke your proxy and change your vote at any time before the voting deadline for the Annual Meeting. After your initial vote, you may vote again on a later date any time prior to the Annual Meeting via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the voting deadline for the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. If your shares are held in street name by a broker, bank, or other nominee, you must contact that nominee to change your vote.

Do shareholders have cumulative voting rights with respect to the election of directors?

        No, shareholders do not have cumulative voting rights with respect to the election of directors.

What does it mean if I receive more than one "Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 12, 2014"?

        It means your shares are held in more than one account. You should vote all of your shares in all accounts.

Who will bear the costs of this solicitation and how will proxies be solicited?

        The Company has engaged the services of Innisfree M&A Incorporated, a third party proxy solicitation firm, to assist in its proxy solicitation efforts. The Company estimates that the fees to be paid to Innisfree M&A Incorporated for this service will be approximately $20,000, plus reimbursement for out-of-pocket expenses. The Company will bear the cost of this solicitation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain directors, officers and employees of the Company, without additional compensation, personally or by telephone, telegram, telecopy or via the Internet.

What is the Company's Internet address?

        The Company's Internet address is www.pngaming.com. The Company's filings with the SEC are available free of charge via the "Investors" link at this website (click on the "SEC Filings" link), and may also be found at the SEC's website, www.sec.gov.

Will any other matter be voted on?

        As of the date of this Proxy Statement, we know of no other matter that will be presented for consideration at the Annual Meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of the shareholders, the appointed proxies may use their discretion to vote on any such matters.

GOVERNANCE OF THE COMPANY

Board of Directors

Overview

        The Company is a growth-oriented, publicly traded, multi-jurisdictional gaming and racing company that has consistently generated attractive returns for its shareholders through both a variety of transactions and prudent capital investment, including the development of new facilities, the expansion of existing facilities and the strategic acquisition of existing gaming and racing properties. The Company deploys disciplined operating strategies by managing existing properties with a focus on maximizing profitability and free cash flow, while at the same time endeavoring to deliver outstanding gaming and entertainment experiences for customers. The Company operates in a highly specialized and regulated industry, which demands a correspondingly high level of integrity, transparency and accountability in all key aspects of its operations.

        Over time, the Company has demonstrated a commitment to pursuing innovative transactions to create additional value for shareholders. Most recently, on November 1, 2013, the Company completed its multi-year effort to separate its gaming operating assets from its real property assets by creating a newly formed, publicly traded real estate investment trust, known as Gaming and Leisure Properties, Inc. ("GLPI"), through a tax free spin-off (the "Spin-Off"). In connection with the Spin-Off, each shareholder of the Company received one share of common stock of GLPI for each share of common stock of the Company held by such shareholder. From the announcement of the plan to effect the Spin-Off on November 15, 2012 until its completion on November 1, 2013, the Company's share price increased by $21.36 (from $37.61 to $58.97) or, as adjusted to reflect the Spin-Off as described on page 28 of the Proxy Statement, by $4.83 (from $8.50 to $13.33), which represents an increase of 56.8%. The appreciation in the Company's valuation during this period exceeded the performance of leading stock indexes, including the Dow Jones Industrial Average, the S&P 500 and the Russell 3000 index. Notably, this value was created in the face of significant and ongoing challenges in the regional gaming industry, largely the result of sluggish consumer spending and market saturation in key regions.

        In approving the Spin-Off, the Board determined that the transaction was likely to bring meaningful benefits to all of the Company's stakeholders by unlocking the value of the Company's real estate assets, creating a vehicle for efficiently returning capital to shareholders, gaining access to capital at lower blended costs and creating two well capitalized platforms for sustained long-term growth in distinct industries led by disciplined, market tested management teams. That assessment by the Board and senior management has proven to be accurate. For example, beginning in 2014, GLPI initiated paying regular quarterly dividends to its shareholders. GLPI has also demonstrated its ability to utilize its reduced cost of capital to enter into transactions with other gaming operators that would not have been available to the Company on its own, as evidenced by GLPI's acquisition of the real estate assets related to the Casino Queen Casino in East St. Louis in December 2013.

        At the same time, the Company has been able to maintain its standing as a top regional gaming operator following the Spin-Off, while continuing to actively pursue development projects and acquisitions. For instance, following extensive efforts earlier in 2013 to develop a casino at other sites, the Company quickly pivoted and capitalized on an opportunity for a Category 2 (slots) license in Plainville, Massachusetts, which was awarded to the Company in February 2014. Further, in May 2013, the Company took advantage of its well-established operational expertise, its construction and development skill sets, and its healthy balance sheet by entering into definitive agreements with the Jamul Indian Village to jointly develop, as well as manage, finance and brand, a casino on the Tribe's trust land in San Diego County, California. The Company also expects to complete the relocation and construction of new racetrack and video lottery terminal ("VLT") facilities in Austintown and Dayton, Ohio later this year. These two opportunities were a consequence of the Company's active involvement in the initiative to amend the Ohio Constitution (adopted on November 3, 2009), which led to the development and opening of two new casinos in Toledo and Columbus in 2012. We expect these projects to be meaningful value creators for our shareholders.

        Prior to that, in 2007, the Company entered into an agreement to sell the Company to several private equity investment firms that, if consummated as planned, would have resulted in the payment of a significant premium to shareholders. In 2008, in connection with the termination of that agreement, the Company obtained a settlement resulting in over $1.4 billion of capital for future investment (such as its developments in Ohio and Kansas). Further, since that time, the Company has repurchased over 13.4 million shares of its common stock and common share equivalents. This series of transactions reflects both the Company's intense focus on maximizing shareholder value, as well as its ability to respond nimbly and creatively to changes in the market and new opportunities.

        The Board believes that its structure and composition have been an important element of the Company's activity, growth and success in regional gaming markets over the years. The Board is comprised of individuals who each bring unique talents and perspectives to their service on the Board and, as a group, have a proven track record of effectively working together to responsibly and nimbly oversee management's operation of the Company. In furtherance of the Company's objective to maximize shareholder value, the Board strives to maintain a governance environment where (i) entrepreneurship and appropriate risk taking are encouraged, with a focus on both long-term and short-term value creation, (ii) shareholder perspectives are understood and long term relationships with shareholders are fostered through candid and comprehensive disclosure to the Company's shareholders and the investment community, (iii) integrity and accountability are integrated into the Company's operations and (iv) the Company can continuously attract, develop and retain the best possible executive talent to manage the Company's operations. The Board continuously evaluates the governance environment to enable the Company to respond appropriately to changes in law and prevailing practice, as well as suggestions from our shareholders and other stakeholders, in a manner that we believe will protect and promote the Company's long-term record of growing shareholder value.

Composition and Independence

        The Company's Board of Directors currently consists of six members: Peter M. Carlino, Harold Cramer, David A. Handler, John M. Jacquemin, Ronald J. Naples and Barbara Shattuck Kohn. Robert P. Levy retired from the Board of Directors upon the election of Mr. Naples on June 12, 2013. In connection with the Spin-Off, Wesley R. Edens resigned from the Board on November 1, 2013 and was appointed to the board of directors of GLPI. On December 4, 2013, Saul V. Reibstein resigned from the Board when he joined the Company as Senior Vice President and Chief Financial Officer. As a result of these resignations, the size of the Board is currently six members. The Board believes that its relatively small size permits the Board to effectively carry out its responsibility by promoting individual engagement and involvement, while helping to encourage deliberative group decision making. In addition, this size allows each of its members to communicate frequently with management and allows for meetings to be conducted on short notice, to better facilitate the Company's timely consideration of opportunities and challenges as they arise. This is especially critical to support the Company's efforts to strategically acquire or develop new gaming and racing properties and to unlock shareholder value in innovative transactions, all of which often involve complex and unforeseen issues that arise on short notice and require collaboration and prompt decision making. By having a relatively small Board which collectively has a strong background in capital markets, legal and government affairs, and long-term experience with how the Company operates its properties in the highly regulated gaming and racing industry, the Board believes its composition is optimized to support and oversee the Company's efforts.

        The Board has determined that all of the directors and nominees for director, other than Mr. Carlino, are independent under the current Listing Rules of the NASDAQ Stock Market (the

"NASDAQ Rules"). Mr. Carlino does not currently meet these independence requirements, in part, due to his previous role as Chief Executive Officer of the Company, a position he relinquished in 2013 in connection with the Spin-Off.

Board Leadership

        Since the time of the Company's initial public offering in 1994 until the Spin-Off in 2013, Mr. Carlino served as both the Company's Chief Executive Officer and Chairman of the Board. In connection with the Spin-Off, Mr. Wilmott became Chief Executive Officer of the Company and Mr. Carlino retained his position as the Company's Chairman of the Board. David A. Handler also joined the board of directors of GLPI in connection with the Spin-Off while retaining his position on the Board of Directors of the Company. The Board believes there are appropriate procedures in place to address any actual or perceived conflicts of interest relating to these "overlapping directors." The Board continues to believe that Mr. Carlino is best suited to serve as Chairman of the Board because of his proven track record of generating shareholder value for the Company over the years that, in large part, has been based on his vision for the Company and his talent for successfully identifying and developing opportunities in the gaming and racing industry, as well as his significant role in recruiting and developing talented executives to manage the Company. Moreover, the Board believes that Mr. Carlino's substantial beneficial ownership of the Company's equity strongly aligns his interests with the interests of shareholders.

        The Board also believes that it has meaningful structural mechanisms for effective independent oversight of management's accountability. Five of the six members of the Board are independent directors and only independent directors serve on each of the Board's committees (as well as two non-director members of the Compliance Committee, as described below). The independent directors meet at least twice per year in executive session. Both the Audit Committee and the Compliance Committee have ample staff and outside resources to assist them in carrying out their responsibilities. The Company maintains a 36 person internal audit staff overseen by the Company's Vice President, Internal Audit, who provides reports to the Audit Committee, and a 28 person compliance staff overseen by the Company's Vice President of Regulatory Affairs and Chief Compliance Officer, who provides frequent reports to the Compliance Committee. Additionally, the Company retained two non-director members to serve on its Compliance Committee: Steve DuCharme, a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation, serves as the Chairman of the Compliance Committee, and Thomas N. Auriemma, the Company's former Vice President, Chief Compliance Officer and former Director of the Division of Gaming Enforcement in New Jersey, with over 30 years of experience as a gaming regulator in the State of New Jersey, serves as a non-director member.

Risk Oversight

        The Board of Directors does not view risk in isolation and recognizes that a prudent level of risk-taking is an essential element of the Company's operating and growth strategy. As such, the Board takes an active role in the oversight of risks that potentially impact the Company, and the management team is charged with managing those risks. Members of management regularly attend meetings of the Board, and the Board and management work closely to ensure that integrity and accountability are integrated into the Company's operations. In fulfilling its objective, many of the direct oversight functions are performed by the Board's committees with support from both internal resources as well as independent outside advisors. For example, the Audit Committee receives frequent reports directly from the Company's Vice President, Internal Audit and has express authority to direct the Company's internal audit staff. Additionally, the Company's independent registered public accounting firm, Ernst & Young LLP, provides support through its annual audit and quarterly reviews of the Company's financial statements. The Compliance Committee is structured in the same manner relative to the Chief

Compliance Officer and the Company's compliance staff. A discussion of the risk assessment process undertaken by the Compensation Committee is described on pages 34 through 35 of this Proxy Statement.

        Further, the Board has adopted a Code of Business Conduct (the "Code of Conduct"), which is applicable to all directors and employees of the Company, including the Company's principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is designed to, among other things, deter wrongdoing and promote ethical conduct, full and accurate reporting in the Company's filings with the SEC and compliance with applicable laws. The Code of Conduct mandates a 24-hour hotline that any employee, customer or third party can use to report, anonymously if they so choose, any suspected fraud, financial impropriety or other alleged wrongdoing. All calls are handled by the Vice President of Regulatory Affairs and Chief Compliance Officer and the Vice President, Internal Audit, as appropriate, who regularly report to the Compliance Committee and the Audit Committee on calls received. A copy of the current Code of Conduct is available on the Company's website at http://www.pngaming.com/About.

        The Board has also adopted Corporate Governance Guidelines (the "Corporate Governance Guidelines") that set forth the Company's policies and procedures relating to corporate governance. These Corporate Governance Guidelines are intended to provide a structure within which our Board and management can effectively pursue the Company's objectives for the benefit of its shareholders and other constituencies. The Corporate Governance Guidelines include policies and procedures relating to, among other items, the role, structure and composition of the Board, Board procedures and leadership, risk oversight, use of outside consultants and conflicts of interest, including actual or perceived conflicts of interest arising from the two members of the Board who also serve on the board of directors of GLPI.

        The Board regularly reviews the Company's corporate governance practices to evaluate their effectiveness in identifying, assessing and managing risks and to achieve compliance with the requirements of Pennsylvania law (the state in which the Company is incorporated), the NASDAQ Rules and the SEC rules and regulations.

2013 Board and Committee Meetings

        Each member of the Company's Board is expected to contribute a substantial amount of time and effort in connection with his or her service as Board and committee members. The Board held six (6) formal meetings during the fiscal year ended December 31, 2013. During that same period, the Audit Committee held nine (9) formal meetings, the Compensation Committee held four (4) formal meetings, the Nominating and Corporate Governance Committee held three (3) formal meetings and the Compliance Committee held four (4) formal meetings. Further, Board members are encouraged to engage in, and regularly do engage in, informal discussions with members of management and they review frequent management reports and updates.

        During the year ended December 31, 2013, each of the Company's directors attended at least 75% of the meetings of the Board and committees of the Board of which he or she was a member. The Company encourages directors to attend shareholder meetings. Each of the Company's directors attended the 2013 Annual Meeting of Shareholders held on June 12, 2013.

Committees of the Board

        The Board maintains four standing committees—the Audit Committee, the Compensation Committee, the Compliance Committee and the Nominating and Corporate Governance Committee—to assist the Board in achieving its objectives. The specific duties and operation of each committee are described in more detail below. The Board has determined that each director serving on one or more

Board committees is independent under the NASDAQ Rules. As of December 31, 2013, the committee structure and membership was:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Compliance Committee
Peter M. Carlino	—	—	—	—
Harold Cramer	X	Chair	Chair	X
David A. Handler	—	X	X	—
John M. Jacquemin	Chair	—	—	—
Barbara Shattuck Kohn	X	X	X	—
Ronald J. Naples	—	—	—	X

Audit Committee

        John M. Jacquemin (Chairman), Harold Cramer and Barbara Shattuck Kohn are the members of the Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each member of the Audit Committee satisfies the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. The Board has determined that Mr. Jacquemin, the Chairman of the Audit Committee, satisfies the SEC criteria of a "financial expert" and is "financially sophisticated" for the purposes of the NASDAQ Rules. The Audit Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the NASDAQ Rules and is available at http://www.pngaming.com/About.

        The principal functions of the Audit Committee are to:

  •
  serve as an independent and objective party to monitor the integrity of the Company's financial reporting process and internal control system;

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  review and appraise the audit efforts of the Company's independent registered public accounting firm and internal auditors and monitor their independence; and

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  maintain free and open communication with and among the independent registered public accounting firm, financial and senior management and the Board of Directors.

        The Audit Committee is also responsible for reviewing and pre-approving all conflicts of interest and related party transactions, which may include actual or perceived conflicts of interest arising from the two members of the Board who also serve on the board of directors of GLPI. The Audit Committee will only approve related party transactions that are not inconsistent with the best interests of the Company and its shareholders based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention and any other matters that the Audit Committee believes should be investigated. The Audit Committee may at any time engage, at the expense of the Company, independent counsel or other advisors, as it deems necessary to carry out its duties.

Compensation Committee

        Harold Cramer (Chairman), David A. Handler and Barbara Shattuck Kohn, all of whom are independent for purposes of NASDAQ Rules, are the members of the Compensation Committee. The Board has determined that none of the members of the Compensation Committee has a relationship to the Company that is material to that director's ability to be independent from management in connection with his or her duties as a member of the Compensation Committee. The Compensation

Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the NASDAQ Rules and the SEC rules. The charter is available at http://www.pngaming.com/About.

        The Chairman of the Compensation Committee is responsible for leadership of the Compensation Committee. The Compensation Committee may form subcommittees and delegate authority to them, as it deems appropriate. The Chief Executive Officer (the "CEO") and other senior officers of the Company may attend Compensation Committee meetings at the invitation of the Compensation Committee, but they are not present for executive sessions and do not participate in any discussion of their own compensation.

        The Compensation Committee is responsible for reviewing executive compensation programs annually to determine whether they are properly coordinated and achieving their intended purposes, as well as periodically reviewing the policies for administration of the Company's executive compensation programs.

        The Compensation Committee evaluates the annual performance of the CEO and other executive officers and sets their annual compensation, which authority includes:

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  setting salary, annual incentive opportunities, long-term equity based incentives and other benefits; and

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  reviewing and approving, consistent with the compensation philosophy adopted by the Compensation Committee, any annual incentive compensation plan for the CEO and other executive officers, and the related review and approval of the performance criteria, goals and objectives provided for in such plan.

        The CEO provides the Compensation Committee performance assessments and compensation recommendations for each executive officer of the Company (other than himself). The Compensation Committee considers the CEO's recommendations with the assistance of the Consultant (as defined below) and sets the compensation of the executive officers (other than the CEO) based on such deliberations. The Compensation Committee holds executive sessions without management to facilitate candid discussion regarding executive performance and compensation, including establishing the CEO's compensation.

        The Compensation Committee is also responsible for:

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  assessing the Company's management succession planning;

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  approving the number of incentive awards that the CEO may grant to employees other than executive officers;

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  recommending director compensation to the Board; and

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  administering and interpreting the Company's 2003 Long Term Incentive Compensation Plan and 2008 Long Term Incentive Compensation Plan, as amended.

        Pursuant to the Compensation Committee's charter, the Compensation Committee is authorized to retain the services of compensation consultants or advisors, as it may deem appropriate in its sole discretion, to provide such advice and assistance as it deems appropriate, and the Compensation Committee has the sole responsibility to oversee the work of any compensation advisers. The Compensation Committee can terminate the services of such compensation consultants and advisors and approves their fees and retention terms, which are funded by the Company. The Compensation Committee engaged an independent third party executive compensation consultant in 2013, Exequity LLP (the "Consultant"), who also served as the Company's consultant in 2012, to provide advice and assistance to the Compensation Committee in carrying out its duties and responsibilities with respect to the Company's executive compensation programs and non-employee director compensation. Prior to engaging the Consultant, and at least annually during the engagement, the Compensation Committee evaluates the independence of the Consultant. Such review includes receiving information regarding other services, if any, provided by the Consultant to the Company, the Board of Directors or other committees of the Board of Directors, and periodically reviewing the fees incurred as a result of such other activities. In 2013, the Compensation Committee determined that the Consultant was independent of the Company and that the retention of the Consultant by the Compensation Committee did not give rise to any conflicts of interest.

        As part of its ongoing services to the Compensation Committee, the Consultant frequently attends the Compensation Committee meetings and supports the Compensation Committee in carrying out its duties and responsibilities with respect to the Company's executive compensation programs by providing information related to trends in the Company's industry as well as among public companies generally. The Consultant also accumulates and summarizes market data at the request of the Compensation Committee regarding compensation of the Company's executives in comparison to its peer group and others, as appropriate. The Consultant also gathers data and provides advice regarding the Company's performance relative to its peer group, the structure of annual and long-term incentive compensation, the appropriateness of financial and other performance measures and the design of equity incentive plans. The Consultant reports directly to the Compensation Committee and has been authorized by it to work with certain executive officers of the Company as well as other employees in the Company's human resources, legal, and finance departments in connection with the Consultant's work for the Compensation Committee.

Nominating and Corporate Governance Committee

        Harold Cramer (Chairman), David A. Handler and Barbara Shattuck Kohn are the members of the Nominating and Corporate Governance Committee. The committee operates under a written charter that is reviewed annually and complies with the current NASDAQ Rules and is available at http://www.pngaming.com/About. The Committee has a long-standing practice of including on the Board a complementary mix of individuals with diverse backgrounds and skills reflective of the varied challenges facing the Company's management as it strives to generate increased shareholder value.

        The Nominating and Corporate Governance Committee is responsible for:

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  identifying and recommending, for the Board's selection, nominees for election to the Board;

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  advising the Board with respect to Board structure, composition and size of the Board and its committees;

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  making recommendations on the range of skills and expertise that should be represented on the Board, and the eligibility criteria for individual Board and committee membership; and

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  overseeing the Company's Corporate Governance Guidelines and other corporate governance practices, including reviewing and recommending to the Board for approval any guidelines, documents or policies, or any changes thereto, that comprise the Company's corporate governance framework.

Compliance Committee

        Ronald J. Naples and Harold Cramer are the Board members of the Compliance Committee. The two non-director members of the committee and Steve DuCharme and Thomas N. Auriemma. Steve DuCharme, Chairman of the Committee, is a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation. Thomas N. Auriemma is the Company's former Vice President, Chief Compliance Officer and former Director of the Division of Gaming Enforcement in New Jersey, with over 30 years of experience as a gaming regulator in the State of New Jersey. The Compliance Committee operates under a written charter adopted by the Board of Directors. Executives of the Company regularly attend meetings of the Compliance Committee, at the committee's invitation, in order to ensure a pervasive compliance culture throughout the Company, beginning with the tone at the top.

        The Compliance Committee was established to foster, through self-regulatory policies and procedures, compliance with applicable laws relating to the Company's gaming and racing businesses and to prevent, to the fullest extent possible, any involvement by the Company in any activities that would pose a threat to the all-important reputation and integrity of the Company's gaming and racing operations.

Director Selection Process

        The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by, among others, its members, other Board members and management. The committee will also consider recommendations of nominees for directors by shareholders (for information relating the nominations of directors by our shareholders, please see "Director Nominations by Shareholders" below). In addition, the committee has authority to retain (and terminate) a search firm to assist in the identification of director candidates, to approve the search firm, fees paid by the Company and other retention terms, and to obtain advice and assistance from internal and external legal, accounting or other advisors.

        In selecting nominees for director, the committee considers a number of factors, including, but not limited to:

  •
  whether a candidate has demonstrated business and industry experience that is relevant to the Company, including recent experience at the senior management level (preferably as chief executive officer or a similar position) of a company as large or larger than the Company;

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  a candidate's ability to meet the suitability standards set forth in the Company's bylaws, as well as the rigorous suitability and filing requirements of the relevant regulatory agencies in each of the jurisdictions where the Company operates;

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  a candidate's ability to represent the interests of the shareholders;

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  a candidate's independence from management and freedom from potential conflicts of interest with the Company;

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  a candidate's financial literacy, including whether the candidate can meet the audit committee membership standards set forth in the NASDAQ Rules and the SEC rules;

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  whether a candidate is recognized for his or her reputation, integrity, judgment, skill, leadership ability, honesty and moral values;

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  a candidate's ability to work constructively with the Company's management and other directors; and

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  a candidate's willingness, including the number of other boards on which the candidate serves, to dedicate sufficient time and energy to his or her board duties.

        During the process of considering a potential nominee, the Nominating and Corporate Governance Committee generally requests additional information about, and conducts interviews with, the potential nominee. Such information would be expected to include the detailed financial and personal history customarily required by the Company's gaming and racing regulators. In addition, the committee will also request that the candidate submit to an investigation by the Company's Vice President of Regulatory Affairs and Chief Compliance Officer to evaluate whether the candidate is suitable to serve on the Board of a publicly traded, multi-jurisdictional, highly regulated gaming and racing company.

 Director Nominations by Shareholders

        Shareholders who have beneficially owned at least 1% of the Company's common stock for a continuous period of not less than 12 months before making such recommendation may submit director nominations to the Nominating and Corporate Governance Committee for consideration. To be timely, a shareholder's notice to the Secretary must be hand-delivered to or mailed (certified or registered mail, return receipt requested) and received at the principal executive offices of the Company not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

        To be in proper written form, a shareholder's notice must contain with respect to each nominee: (i) all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, (ii) a description of all direct and indirect compensation, economic interests and other material monetary agreements, arrangements and understandings between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, (iii) a description of all relationships, agreements, arrangements and understandings between the proposed nominee and the recommending shareholder and the beneficial owner, if any, (iv) a description of all relationships between the recommended nominee and any of the Company's competitors, customers, suppliers, labor unions or other related parties, and (v) a completed and signed questionnaire, representations and agreement required by Company's bylaws.

        A shareholder's notice must also contain certain other information regarding the shareholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination or proposal is made, including: (i) the name, address and telephone number of such shareholder and the name, address and telephone number of such beneficial owner, if any; (ii) the class or series and number of shares and any other securities of the Company which are owned of record by such shareholder and beneficially by such beneficial owner, and the time period such shares have been held; (iii) any material pending or threatened legal proceeding in which such shareholder or beneficial owner is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company, and any direct or indirect material interest in any material contract or agreement of such shareholder or beneficial owner with the Company, any affiliate of the Company or any principal competitor of the Company; (iv) a representation that such shareholder and beneficial owner, if any, intend to be present in person at the meeting; (v) a representation that such shareholder and such beneficial owner, if any, intend to continue to hold the reported securities through the date of the Company's next annual meeting of shareholders; and (6) a completed and signed questionnaire, representations, consent and agreement required elsewhere in Company's bylaws.

        The notice shall be accompanied by a written consent of each recommended nominee to provide (i) all information necessary to enable the Company to respond fully to any suitability inquiry conducted under the executive, administrative, judicial and/or legislative rules, regulations, laws and orders of any jurisdiction to which the Company is then subject, and other information that may reasonably be required by the Company, and (ii) a background check to confirm the qualifications and character of the recommended nominee to evaluate whether the nominee is an unsuitable person. The foregoing is a brief summary of the requirements to properly nominate an individual for election to the Board. For further information regarding director nominations by shareholders, please see Article VII of the Company's bylaws.

Compensation of Directors

        The Company pays director fees to each director who is not an employee of the Company. During the year ended December 31, 2013, each non-employee director received an annual cash fee of $50,000, plus an additional $10,000 for service on each of the Audit Committee and the Compensation

Committee, as applicable. Mr. Naples, who was elected to the Board on June 12, 2013, received a pro-rated amount for the year. Mr. Carlino also received a pro-rated amount for the year because he became a non-employee director of the Company on November 1, 2013 (when he relinquished his position as the Company's Chief Executive Officer). On February 19, 2013, each outside director on such date also received an annual award of phantom stock units equal to 5,091 shares at the fair market value of $49.11 per share, or $11.10, as adjusted to reflect the Spin-Off as described on page 28 of the Proxy Statement (in either case the closing share price of the Company's common stock on December 31, 2012), which award vests in four equal annual installments from the date of grant.

2013 Director Compensation Table

        The following table sets forth information with respect to all compensation awarded to the Company's non-employee directors during the last completed fiscal year. Director compensation awarded to Mr. Carlino, who became a non-employee director on November 1, 2013, and Mr. Reibstein, who resigned from the Board when he assumed the role of Senior Vice President and Chief Financial Officer of the Company on December 4, 2013, is included in the Summary Compensation Table on page 45 of this Proxy Statement.

	Current Year Compensation			Outstanding
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)	Stock Ticker	Stock Awards(2)
Harold Cramer	70,000	260,150	$330,150	PENN	12,387
				GLPI	15,574
Wesley R. Edens(3)	41,668	260,150	$301,818	PENN	12,387
				GLPI	15,574
David A. Handler	60,000	260,150	$320,150	PENN	12,387
				GLPI	15,574
John M. Jacquemin	60,000	260,150	$320,150	PENN	12,387
				GLPI	15,574
Robert P. Levy(4)	50,000	260,150	$310,150	PENN	12,387
				GLPI	15,574
Barbara Shattuck Kohn	70,000	260,150	$330,150	PENN	12,387
				GLPI	15,574
Ronald J. Naples(4)	27,635	139,053	$166,688	PENN	2,537
				GLPI	3,190

(1)
The amounts listed above are calculated based on the closing price on the day prior to grant date. In 2013, each non-employee director was granted an award of phantom stock units equal to 5,091 shares, which for financial statement reporting purposes are deemed to have a grant date fair value of $260,150, with exception of Mr. Naples who was granted 2,537 shares, with a grant date fair value of $139,053.

(2)
Stock awards represent phantom stock unit awards outstanding as of December 31, 2013, as well as phantom stock unit awards in GLPI received as part of the Spin-Off, as more particularly described on page 28 of this Proxy Statement.

(3)
Mr. Edens resigned from the Board of Directors on November 1, 2013 in connection with the Spin-Off.

(4)
Mr. Levy retired from the Board of Directors upon the election of Mr. Naples on June 12, 2013, although he continued to receive compensation as a "director emeritus" through December 31, 2013. Due to Mr. Levy's retirement, 75% of his phantom stock unit award granted in 2013 were forfeited on March 31, 2014.

 Stock Ownership Guidelines

        The Board of Directors has established stock ownership guidelines for non-employee directors of the Company. Each non-employee director is expected to own and hold shares of common stock, including restricted and phantom stock units, equal in value to at least five times the annual cash retainer (exclusive of separate committee retainers) for non-employee directors in the applicable year. New non-employee directors have a period of three years from the date of initial election to achieve this ownership guideline. As of December 31, 2013, all non-employee directors who have served on the Board for at least three years were in compliance with these guidelines.

        The Compensation Committee also established stock ownership guidelines for senior officers as follows:

Chief Executive Officer	Three times base salary
Chief Operating Officer	Two times base salary
Chief Financial Officer	Two times base salary
All other senior officers	One times base salary

        As with the director stock ownership guidelines, the value of an executive's stock ownership at any time will be based on the aggregate value of common stock, restricted stock and phantom stock units held by such senior officer. Senior officers as of the date of the Spin-Off will have three years from the date of the Spin-Off to comply with these guidelines, and newly hired senior officers will have five years from their date of hire to comply with these guidelines. As of December 31, 2013, all Named Executive Officers (as defined on page 45 of this Proxy Statement) were in compliance with this policy.

Shareholder Access Policy

        Shareholders who wish to communicate with directors should do so by writing to Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary. The Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Audit Committee.

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTORS

Information about Nominees and Other Directors

        The Board of Directors currently consists of six members: Peter M. Carlino (Chairman), Harold Cramer, David A. Handler, John M. Jacquemin, Barbara Shattuck Kohn and Ronald J. Naples. The directors are organized into three classes with each class elected to serve a three year term. Two Class III directors will be elected at the Annual Meeting to hold office, subject to the provisions of the Company's bylaws, until the annual meeting of shareholders of the Company to be held in the year 2017 and until their respective successors are duly elected and qualified. All of the directors were instrumental in guiding the Company through the successful Spin-Off and other growth initiatives through the last few years (with the exception of Mr. Naples, who joined the Board in 2013).

Change in Board composition

        Ronald Naples was elected to the Company's Board of Directors on June 12, 2013 and Robert P. Levy retired from the Board upon the election of Mr. Naples. Wesley R. Edens resigned from the Board on October 31, 2013, when he was appointed to the board of directors of GLPI, and Saul V. Reibstein resigned from the Board on December 4, 2013, when he assumed the role of Senior Vice President and Chief Financial Officer of the Company.

        Mr. Levy, Mr. Edens and Mr. Reibstein have been valued members of the Company's Board of Directors since 1995, 2008 and 2011, respectively. Mr. Levy's extensive experience in the horse racing and pari-mutuel industry and the knowledge and insight he brought to the Board in connection with the gaming and racing business have been invaluable to the Company. Mr. Eden's experience at Fortress Investment Group LLC was, among other things, instrumental in helping to guide the Company through the Spin-Off. Likewise, Mr. Reibstein brought extensive financial and accounting experience and insight to the Board, and we expect these contributions to continue in his capacity as the Company's Senior Vice President and Chief Financial Officer.

Class III Nominees

        The following table sets forth the name, age, principal occupation and respective service dates of each person who has been nominated to be a director of the Company. Each nominee has consented to be named as a nominee and, to the knowledge of the Company, is willing to serve as a director, if elected. Should either of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies may be voted by the holders of the proxies for a substitute nominee (unless a proxy contains instructions to the contrary).

Name of Nominee	Age	Principal Occupation	Director Since	Term Expires
Peter M. Carlino	67	Chief Executive Officer of Gaming and Leisure Properties, Inc.	1994	2017
Harold Cramer	86	Retired Partner, Schnader Harrison Segal & Lewis LLP; Retired Chairman and Chief Executive Officer of the Graduate Health System	1994	2017

Nominee Qualifications

        Peter M. Carlino.    Mr. Carlino has served as the Company's Chairman of the Board since April 1994 and served as the Company's Chief Executive Officer from 1994 until the Spin-Off on November 1, 2013, when he assumed the role of Chairman and Chief Executive Officer of GLPI. Since 1976, he has also been President of Carlino Capital Management Corp. (formerly known as Carlino

Financial Corporation), a holding company that owns and operates Carlino family businesses and oversees its investments, in which capacity he has been continuously active in strategic planning and monitoring operations.

        The Nominating and Corporate Governance Committee recommended the nomination of Mr. Carlino, and the Board supports and approves such nomination, because Mr. Carlino has been the driving force behind the Company's growth of long-term shareholder value since its initial public offering in 1994. The Company's growth and shareholder value appreciation over this period is primarily due to Mr. Carlino's vision and leadership, which has enabled the Company to identify and pursue the development opportunities and to build the management team that have been the basis of the Company's long-term growth. Moreover, as one of the largest beneficial owner of the Company's common stock, his interests are uniquely and significantly aligned with the Company's efforts to continue to grow long-term shareholder value.

        Harold Cramer.    Mr. Cramer has been a director since 1994. Until November 1996, Mr. Cramer was the Chairman and Chief Executive Officer of the Graduate Health System. From November 1996 to July 2000, Mr. Cramer was Counsel to Mesirov Gelman Jaffe Cramer & Jamieson, LLP, which merged with Schnader Harrison Segal & Lewis LLP in July 2000. Mr. Cramer is now a retired partner of Schnader Harrison Segal & Lewis LLP. The Board has determined Mr. Cramer is independent under the NASDAQ Rules.

        The Nominating and Corporate Governance Committee recommended the nomination of Mr. Cramer, and the Board supports and approves such nomination, because of his extensive experience building and managing a law firm and serving as chief executive officer of a large health care provider, which included multiple hospitals in two states, a health maintenance organization and a captive insurance company, among other entities. His legal and business background provides the Board and the Company with a critical understanding of the issues from a variety of perspectives—legal, business and regulatory—affecting the Company.

        In addition to the qualifications of each nominee for director described above, Peter M. Carlino and Harold Cramer are standing for re-election based upon the judgment, financial acumen and skill they have previously demonstrated as Board members, as well as their demonstrated commitment to serve on the Board.

Continuing Directors

        The following table sets forth the name, age, principal occupation and respective service dates of each person who will continue as a director after the Annual Meeting. The Board has determined that all of the continuing directors are independent under the NASDAQ Rules.

Name	Age	Principal Occupation	Director Since	Term Expires
Class I Directors:
David A. Handler	49	Partner, Centerview Partners	1994	2015
John M. Jacquemin	67	President, Mooring Financial Corporation	1995	2015
Class II Directors:
Barbara Shattuck Kohn	63	Principal, Hammond Hanlon Camp LLC	2004	2016
Ronald J. Naples	68	Director of P.H. Glatfelter Company and Glenmede Trust Company	2013	2016

        David A. Handler.    Mr. Handler has been a director since 1994. In August 2008, Mr. Handler joined Centerview Partners as a Partner. Centerview Partners is a boutique financial advisory and private equity firm. From April 2006 to August 2008, he was a Managing Director at UBS Investment

Bank. From April 2000 until April 2006, he was a Senior Managing Director at Bear Stearns & Co., Inc. From July 1995 to April 2000, Mr. Handler was employed by Jefferies & Company, Inc. where he became a Managing Director in March 1998.

        The Board supported and approved the nomination of Mr. Handler in 2012 because of his experience in investment banking and capital markets that has included a focus on mergers and acquisitions and other significant transactions. Mr. Handler's background has been an invaluable asset to the Company over the years, particularly in connection with evaluating potential acquisition and financing opportunities.

        John M. Jacquemin.    Mr. Jacquemin has been a director since 1995. Mr. Jacquemin is President of Mooring Financial Corporation, a group of financial services companies founded by Mr. Jacquemin in 1982 that specializes in the purchase and administration of commercial loan portfolios.

        The Board supported and approved the nomination of Mr. Jacquemin in 2012 because of his experience with private equity funds specializing in restructurings, workouts and the valuation of distressed debt. The nature of these investments requires an intimate and sophisticated understanding of financial statements to enable the identification of growth opportunities in troubled companies, as well as valuation expertise. This experience brings unique perspective to the Board and is enhanced by Mr. Jacquemin's financial sophistication and financial statement expertise.

        Ronald J. Naples.    Mr. Naples has been a director since June 2013. Mr. Naples also serves as a director of P.H. Glatfelter Company and Glenmede Trust Company. Mr. Naples served as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania, having been appointed to that position by the Governor of Pennsylvania, from April 2009 until February 2011. From 1997 until May 2009, Mr. Naples was the Chairman of Quaker Chemical Corporation, a public specialty chemical company serving the metalworking and manufacturing industries worldwide, and served as Quaker's Chief Executive Officer from 1995 to 2008. Previously, Mr. Naples was Chairman and Chief Executive of Hunt Manufacturing Company, a public company, from 1981 to 1995.

        The Board supported and approved the nomination of Mr. Naples in 2013 because of his significant business experience as a chief executive officer and director of large, publicly traded corporations, his significant government and regulatory experience as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania and as Chairman of the Federal Reserve Bank of Philadelphia, his impressive educational background and distinguished military career as well as his reputation, integrity, judgment and proven leadership ability that meets both the Board's high standards and the rigorous requirements of the various regulatory agencies with jurisdiction over the Company.

        Barbara Shattuck Kohn.    Ms. Shattuck Kohn has been a director since 2004 and is a Principal at Hammond Hanlon Camp LLC, a strategic advisory and investment banking firm. Prior to joining Hammond Hanlon Camp LLC in 2012, Ms. Shattuck Kohn was a Managing Director of Morgan Keegan—Raymond James. Morgan Keegan & Company, Inc. was acquired by Raymond James Financial from Regions Financial Corp. and was the successor to Shattuck Hammond Partners, an investment banking firm Ms. Shattuck Kohn co-founded in 1993. Prior to 1993, she spent 11 years at Cain Brothers, Shattuck & Company, Inc., an investment banking firm she also co-founded. From 1976 to 1982, she was a Vice President of Goldman, Sachs & Co. Ms. Shattuck Kohn began her career as a municipal bond analyst at Standard & Poor's Corporation.

        The Board supported and approved the nomination of Ms. Kohn in 2013 because of her vast experience in investment banking, capital markets and project finance. Further, she possesses the experience, financial sophistication and financial statement expertise necessary to evaluate potential acquisition and financing opportunities for the Company.

        The Board of Directors unanimously recommends that the shareholders vote "FOR" each of the nominees.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO THE PENN NATIONAL GAMING, INC. 2008 LONG TERM
INCENTIVE COMPENSATION PLAN TO INCREASE THE TOTAL NUMBER OF SHARES
AVAILABLE FOR ISSUANCE AND TO APPROVE THE 2008 PLAN FOR PURPOSES OF
SECTION 162(m) OF THE INTERNAL REVENUE CODE

        Shareholders approved the 2008 Long Term Incentive Compensation Plan (the "2008 Plan") at the annual meeting of shareholders held on November 12, 2008, with 6,900,000 shares of common stock available for issuance under the 2008 Plan. Shareholders approved an amendment to the 2008 Plan at the annual meeting of shareholders held on June 9, 2011 to, among other things, increase the number of shares of common stock available for issuance by 2,350,000, to 9,250,000. As of March 31, 2014, the number of shares that remained available for issuance of future awards was 116,055, well below what we believe is necessary for even one more year of grants. If shareholders approve this Proposal, the 2008 Plan will be amended and restated to increase the number of shares authorized for issuance under the 2008 Plan by 7,100,000 shares to 16,350,000 shares, with 7,216,055 shares remaining available for future awards, and to maintain a "fungible share" ratio of 2.44 with respect to these shares. The purpose of the "fungible share" feature is to count each full value award, which includes restricted stock or any other award under the plan other than options or stock appreciation rights, as an award of 2.44 shares for the purpose of counting shares available for issuance under the 2008 Plan. The theory is that a full value award is worth more than an award payable in shares under an option or stock appreciation right. Awards that are settled in cash rather than shares of stock are not counted against the plan limit.

        As described in detail in the Compensation Disclosure and Analysis beginning on page 27 of this Proxy Statement, we believe that the award of equity compensation is a critical component of the Company's compensation program and its function in shareholder alignment has been an integral component in the substantial increase in shareholder value generated by the Company over the last decade, as illustrated by the total shareholder return table on page 26 of this Proxy Statement. In particular, we think that it is essential at this time to add shares to the 2008 Plan to ensure that we have sufficient equity compensation available to attract, develop and retain the executive talent that we will need to (a) manage an increasingly large and complex enterprise that has significantly less free cash flow than in previous years (primarily due to 2014 estimated rent payments to GLPI of approximately $421.6 million); (b) develop and oversee our projects currently under construction, including the slots facility in Massachusetts, the proposed Jamul casino located near San Diego, California and the two VLT facilities being constructed in Ohio; (c) encourage our management to seek out and create new development or acquisition opportunities; and (d) actively manage the facilities we operate in 18 jurisdictions in the face of numerous and significant operational challenges (such as ever increasing competition and intense regulatory oversight). We believe it is essential to encourage management to prudently maximize free cash flow from existing facilities and seek new development projects and future acquisitions as a means to generating substantial long-term shareholder value. Our ability to attract and retain the necessary executive talent to achieve the most attractive returns for shareholders may be adversely affected without the availability of appropriate equity compensation.

        The Company has a strong record of using equity compensation prudently, as evidenced by our 97% Say on Pay approval as well as our "overhang" and "burn rate" statistics. Overhang is a measure of the dilution to which the Company's shareholders are exposed due to the possibility that future equity compensation will be awarded to employees of the Company, and it is calculated based on the total equity awards outstanding divided by the total number of shares of common stock outstanding. The Company's overhang in 2013 was approximately 10.62%, a significant decrease from its overhang in 2012 of 17.44%. Burn rate is a measurement of how quickly the Company is granting equity to employees and is calculated based on the number of awards granted divided by the weighted average shares of common stock outstanding. The Company's burn rate in 2013 was 0.80%, and the average three-year burn rate (from 2011 to 2013) is 1.71%, which is far below the 4.16% category burn rate cap established by Institutional Shareholder Services (ISS) as the maximum rate for the Company's peer group.

        Furthermore, the Company has prospectively addressed any concerns shareholders may have about dilution through its share repurchase program with over 13.4 million shares of its common stock and common share equivalents repurchased since July 2008. This program has helped offset the dilutive impact of the options and other equity awards that have been and may be granted under the 2008 Plan, and the Company will continue to consider repurchase plans as warranted by market conditions. In addition, in connection with the Spin-Off, the Company entered into exchanges with (i) holders of its preferred stock, pursuant to which the Company redeemed 6,273 shares of Series B preferred stock in exchange for approximately $627.2 million in cash and the issuance of 8,624 shares of non-voting Series C preferred stock, and (ii) Peter M. Carlino and a trust for the benefit of Mr. Carlino's children, pursuant to which approximately 2.2 million shares of the Company's common stock and options to purchase approximately 2.0 million shares of the Company's common stock were exchanged for common shares and stock options in GLPI having an equal intrinsic value. These transactions had the effect of significantly reducing the Company's dilutive shares outstanding.

        In addition, the 2008 Plan was designed to protect shareholder interests and promote shareholder value by incorporating, among other things, the following:

  •
  vesting schedules to encourage employees to focus on the long-term success of the Company;

  •
  a "fungible share" concept that requires the Company to count each share awarded as restricted stock, or pursuant to any other full value stock award, as an award of 2.44 shares for purposes of counting the shares available for issuance under the 2008 Plan;

  •
  stock options or stock appreciation rights are issued with an exercise price equal to at least 100% of the fair market value of a share of common stock on the date of grant, and the term of each stock option or stock appreciation right may not exceed seven years from the date of grant;

  •
  prohibitions on discounting and repricing options, including, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), a prohibition on amending the terms of any award to reduce the exercise price of outstanding stock options or stock appreciation rights and on cancelling outstanding stock options or stock appreciation rights with exercise prices that are below the then-current fair market value of the applicable stock option or stock appreciation right in exchange for cash or other awards without shareholder approval;

  •
  prohibitions on the Company's directors and executive officers from engaging in hedging transactions or pledging Company shares; and

  •
  prohibitions on "liberal sharing counting."

        Accordingly, in this Proposal, shareholders are being asked to approve the amendment to the 2008 Plan necessary to increase the number of authorized shares available for issuance, thereby permitting the Board and the Compensation Committee to continue to use performance-based equity compensation as a key component of the Company's overall compensation program. The closing share price of the Company's common stock on April 23, 2014 was $12.93.

Approval for Purposes of Section 162(m) of the Code

        Shareholders are also being asked to approve future performance-based awards made under the 2008 Plan for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, Section 162(m) of the Code does not provide for publicly held companies to have a tax deduction for compensation that is paid to the Chief Executive Officer and the three most highly compensated executive officers other than the Chief Executive Officer (currently excluding the Company's Chief Executive Officer) to the extent such compensation exceeds one million dollars per officer in any year. However, awards made by a publicly traded company pursuant to a performance-based compensation plan that is approved by its shareholders at least every five years will not be subject to the deduction limit. In order to satisfy this requirement, the Company received such approval from shareholders in 2008 when the 2008 Plan was initially approved and again in 2011 when the 2008 Plan was amended to add additional shares. Because the Company is requesting that shareholders approve an amendment to increase the number of shares available for issuance under the 2008 Plan this year, the Company is also submitting the 2008 Plan for shareholder approval for purposes of Section 162(m) of the Code.

Description of the Plan

        The following is a description of the purpose and a summary of the provisions of the Plan. The Plan in its entirety is attached hereto as Appendix A of this proxy statement.

        General.    The Plan permits the Company to issue stock options (incentive and/or non-qualified), stock appreciation rights, restricted stock, phantom stock units and other equity and cash awards to employees. Non-employee directors are eligible to receive all such awards, other than incentive stock options.

        Purpose.    The purpose of the Plan is threefold:

  •
  To advance the interests of the Company and its shareholders by providing a means by which the Company and its participating subsidiaries and affiliates can motivate selected key employees (including officers and directors who are employees) to direct their efforts to those activities that will contribute materially to the Company's success;

  •
  To link remunerative benefits paid to employees who have substantial responsibility for the successful operation, administration and management of the Company and/or its subsidiaries and affiliates with the enhancement of shareholder value; and

  •
  To enable the Company to attract and retain in its service highly qualified persons (including non-employee directors) for the successful conduct of its business.

        Eligibility.    Officers, non-employee directors and other employees of the Company and its subsidiaries will be eligible to receive awards under the Plan. At December 31, the Company had approximately 17,397 eligible employees.

        Number of Shares Available for Issuance.    Following acceptance of this proposal, the aggregate number of shares of common stock that may be issued under the Plan shall not exceed 16,350,000. Shares issued under the Plan that are subsequently forfeited back to the Company before becoming fully vested will be available for future grants under the Plan. In addition, if an award under the Plan pursuant to which shares of the Company's common stock are issuable is forfeited, expires or terminates, then the shares underlying such award will be available for future issuance under the Plan. Awards of stock options and stock appreciation rights will be counted against the 16,350,000 limit as one share of common stock for each share granted. However, each share awarded in the form of restricted stock, phantom stock units or any other full value stock award will be counted as issuing 2.44 shares of common stock for purposes of determining the number of shares available for issuance under the Plan. The number of stock options, stock appreciation rights, restricted stock and phantom stock units granted to any individual in any calendar year may not, in each case, represent more than 1,000,000 shares. The Compensation Committee shall adjust the aggregate 16,350,000 share limit and the individual 1,000,000 share limit (subject to compliance with Section 162(m) of the Code) if it determines that a dividend, recapitalization, stock split, merger, consolidation or other similar corporate transaction or event equitably requires an adjustment. In connection with the Spin-Off, the Company exchanged options and restricted stock of the Company held by Mr. Carlino for options and restricted stock of GLPI. The options and restricted stock of the Company cancelled in such exchanges are not available for reissuance under the 2008 Plan.

        Amount of Cash Awards Available for Issuance.    The amount of cash awards granted to any individual in any calendar year may not, in each case, represent more than $6,000,000.

        Types of Awards.    The Plan provides for the issuance of stock options, stock appreciation rights, restricted stock, phantom stock units and other equity-based awards. Rights to awards may be contingent on the continued employment or service as a non-employee director. In addition, the Compensation Committee may establish performance goals in connection with the grant of awards under the Plan. In the case of awards intended to qualify for the performance-based compensation exception of Section 162(m) of the Code, the performance goals will be based on the attainment of specific levels of performance of the Company with reference to one or more of the following criteria and the outcome must be substantially uncertain at the time the Compensation Committee establishes those performance goals: free cash flow, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), sales, revenue, revenue growth, income, operating income, net income, net earnings, earnings per share, return on total capital, return on equity, cash flow, operating profit, margin rate, gross margins, debt leverage (debt to capital), market capitalization, total enterprise value (market capitalization plus debt), total shareholder return and stock price, which may be applied to the Company as a whole or a business unit or related company, and may be measured either annually or cumulatively over a period of years on an absolute basis or relative to a pre-established target, to a previous year's results or to a designated comparison group. The outcome must be substantially uncertain at the time the Compensation Committee establishes these performance goals.

        Deductibility of Executive Compensation.    Section 162(m) of the Code disallows a tax deduction to publicly held companies for compensation paid to the Chief Executive Officer and the three most highly compensated executive officers other than the Chief Executive Officer (currently excluding the Company's Chief Financial Officer), to the extent that total compensation exceeds $1 million per covered officer in any taxable year. The limitation applies only to compensation which is not considered to be performance-based. Compensation deemed paid by the Company in connection with disqualifying dispositions of incentive stock option shares or exercises of non-qualified stock options and stock appreciation rights granted under the 2008 Plan qualifies as performance-based compensation for purposes of Section 162(m) of the Code if the grants were made by a committee of "outside directors" as defined under Section 162(m) of the Code and the Plan is approved by the shareholders. The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-qualified stock options and stock appreciation rights will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1 million limitation. Accordingly, all compensation deemed paid with respect to those stock options should be deductible by the Company without limitation under Section 162(m) of the Code. Compensation paid by the Company in connection with restricted stock, phantom stock units and other cash and equity based awards may be taken into account for purposes of the $1 million limitation unless the individual award is specifically designed to comply with Section 162(m) of the Code's performance-based exemption, including designation by the Compensation Committee pursuant to the shareholder approved Plan, or the covered employee is not subject to Section 162(m) of the Code at the time the Compensation is taken into account for purposes of Section 162(m) of the Code.

Summary of the Proposal

        Approval of this proposal will (a) increase the number of shares authorized for grant under the 2008 Plan by 7,100,000 shares to 16,350,000 and (b) approve the 2008 Plan for purposes of the performance-based compensation requirements of Section 162(m) of the Code, but will not change any other material provision of the 2008 Plan. A full text of the 2008 Plan, as proposed to be amended by this Proposal, is attached as Appendix A to the Schedule 14A filed with the SEC on April 28, 2014. The awards to be issued to the named executive officers, directors and non-executive officer employees under the 2008 Plan are discretionary and therefore not determinable at this time.

        The Board of Directors unanimously recommends that the shareholders vote "FOR" the proposal to approve the amendment to the Company's 2008 Long Term Incentive Compensation Plan to increase the total number of shares available for issuance and to approve the plan for purposes of Section 162(m) of the Code.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS
THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

        The Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014, and the shareholders are being asked to ratify this selection. Ernst & Young LLP has served as the Company's independent registered public accounting firm since 2006. All audit and non-audit services provided by Ernst & Young LLP are approved by the Audit Committee. Ernst & Young LLP has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The favorable vote of a majority of the votes cast at the Annual Meeting is required to approve the ratification of the selection of the Company's independent registered public accounting firm.

        A description of aggregate fees for professional services performed by Ernst & Young LLP in fiscal 2013 and fiscal 2012 is as follows:

	Fiscal 2013	Fiscal 2012
Audit Fees(1)	$5,407,207	$3,237,658
Audit-Related Fees(2)	40,000	40,000
Tax Fees(3)	123,000	116,869

Total Fees	$5,570,207	$3,394,527

(1)
Audit fees include fees associated with the annual audit, reviews of the Company's quarterly reports on Form 10-Q, annual audits required by law for certain jurisdictions, comfort letters, consents and other audit and attestation services related to statutory or regulatory filings. Audit fees also include the audit of the Company's internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and additional services performed by Ernst & Young LLP in connection with the Spin-Off. The increase in audit fees for 2013 is primarily due to one-time costs related to the Spin-Off.

(2)
Audit-related fees include fees for accounting consultations and the audit of the Company's 401(k) plan.

(3)
Tax fees include fees for property tax consultations.

Audit Committee Pre-Approval Policy

        The Audit Committee's Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit and non-audit services performed by the Company's independent registered public accounting firm. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting. In 2013, all of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

        The Board of Directors unanimously recommends that shareholders vote "FOR" the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

PROPOSAL NO. 4

ADVISORY VOTE TO APPROVE COMPENSATION PAID TO
THE COMPANY'S NAMED EXECUTIVE OFFICERS

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and Section 14A of the Exchange Act require public companies to give their shareholders the opportunity to cast advisory votes relating to the compensation paid to the Company's Named Executive Officers. Accordingly, we are providing shareholders the opportunity to approve, on an advisory basis, the Compensation Committee and the Board of Directors regarding the compensation of our Named Executive Officers, as such compensation is described in the Compensation Discussion and Analysis section, and the subsequent tabular and narrative disclosure beginning on page 27 of this Proxy Statement (the "CD&A"). We are requesting your nonbinding vote on the following resolution:

    "RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure included in the Company's proxy statement for the 2014 Annual Meeting of Shareholders."

        We believe shareholders should approve of the Company's compensation program because it is heavily weighted towards performance-based compensation and, as exemplified by the 29.1% and 80.3% total shareholder return generated by the Company over the one and three year periods ended December 31, 2013, respectively (in each case as adjusted to reflect the Spin-Off as described on page 28 of this Proxy Statement), the Company's performance is aligned with, and fully supports the compensation paid to executives. As described in the CD&A, for example, the Compensation Committee believes the compensation paid to Mr. Wilmott, the Company's Chief Executive Officer, is reasonable and appropriate in light of the Company's scale, objectives, achievements and performance.

        In connection with the Spin-Off, the Company conducted a comprehensive review of its executive compensation program in light of the Company's post Spin-Off profile and took steps to reduce the Company's executive compensation expense. For example, the target overall compensation in 2014 for the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer is $9,265,825 in the aggregate, compared to the actual annualized overall compensation paid in 2013 to the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of $16,623,169 in the aggregate. This 44.3% decrease in expected aggregate compensation is illustrative of steps the Company has taken to reduce overall executive compensation, as more fully described in CD&A.

        We urge you to carefully review the CD&A so that you have a complete understanding of how important our compensation program is to the continued success of the Company. You will find in the CD&A a detailed discussion of the Company's pay-for-performance compensation philosophy, the elements of our compensation program and the specific payments made to Named Executive Officers with respect to 2013. The Company's compensation program is fundamental to the approach we employ to attract, motivate and, most importantly, retain our Named Executive Officers. To that end, we believe we have designed a compensation program that is strongly grounded on pay-for-performance principles, and which features a significant amount of "at risk" compensation, as described in more detail in the CD&A.

        We believe that the Company's share appreciation performance over both the short-term and the long-term amply supports the compensation paid to the Named Executive Officers. As noted above and as further described in the CD&A, the Company had a total shareholder return of 29.1% and 80.3% during the one and three year periods ended December 31, 2013 (as adjusted to reflect the Spin-Off as described on page 28 of this Proxy Statement), as compared to the 75.8% and 67.7% median total shareholder return of the Company's peer group (as calculated in connection with the TSR Plan as described on page 37 of this Proxy Statement) over the same periods. In addition, as demonstrated in the chart below, an investment of $100 in the Company made on January 1, 2000 would have been worth $2,817.50 on January 1, 2014 (as adjusted to reflect the Spin-Off) versus an average of $176.19 for the same investment in our peer group companies with comparable trading histories:

Total Shareholder Return(1) v. Peer Group(2)
1/1/2000 to 12/31/2014

(1)
Total shareholder return is based on a $100 investment on 1/1/2000 in the applicable stocks or index, is determined assuming quarterly investment of dividends and reflects the effect of the Spin-Off as described on page 27 of this Proxy Statement.

(2)
Peer group companies with comparable histories consist of Boyd Gaming Corporation, Isle of Capri Casinos, Inc., MGM Resorts International and Pinnacle Entertainment, Inc.

        As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, we urge you to endorse our pay-for-performance compensation program, particularly in light of the Company's strong performance and significant achievements over both the short-term and long-term.

        The Board of Directors unanimously recommends that shareholders cast their advisory vote "FOR" approval of the compensation of the Named Executive Officers described in the Compensation Discussion and Analysis and otherwise disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

        For purposes of the following Compensation Discussion and Analysis, the terms "Committee," "we" or "our" refer to the Compensation Committee of the Board.

Executive Summary

        In 2013, the Company completed a number of significant long-term accomplishments despite difficult and ongoing challenges to its business related to significant increases in competition, continuing economic uncertainty and soft regional gaming revenue trends throughout the industry. We believe these accomplishments were reflected in the Company's share price, as the Company's one year total share return was 29.1% and its three year total shareholder return was 80.3% (in each case, as adjusted to reflect the Spin-Off, as described on page 28 of this Proxy Statement).

        The most notable accomplishment in 2013, in our view, was the successful completion of our multi-year effort to separate the Company's gaming operating assets from its real property assets by creating a newly formed, publicly traded real estate investment trust, known as Gaming and Leisure Properties, Inc. ("GLPI"), through a tax free spin off (the "Spin-Off"). We believe the Spin-Off was a transformational event for not just the Company, but the entire gaming industry, as we created the first publicly traded real estate investment trust focused on gaming. This transaction reflects the Company's continuing commitment to exploring innovative ways in order to unlock shareholder value. The Spin-Off was a highly complex transaction involving several issues of first impression, as well as a number of complex financial, legal, tax, accounting and regulatory challenges. We believe the successful consummation of the Spin-Off represents a remarkable achievement for the Company, its management team and ultimately its shareholders.

        As a result of the Spin-Off, each shareholder of the Company received one share of common stock of GLPI for each share of common stock of the Company held by such shareholder. From the announcement of the plan to effect the Spin-Off on November 15, 2012 until its completion on November 1, 2013, the Company's share price increased by $21.36 (from $37.61 to $58.97), or, as adjusted to reflect the Spin-Off as described on page 28 of the Proxy Statement, by $4.83 (from $8.50 to $13.33), which represents an increase of 56.8%. The appreciation in the Company's valuation during this period exceeded the performance of leading stock indexes, including the Dow Jones Industrial Average, the S&P 500 and the Russell 3000 index. Notably, this value was created in the face of significant and ongoing challenges in the regional gaming industry, largely the result of sluggish consumer spending and market saturation in key regions.

        In connection with the Spin-Off, a number of executive officers of the Company resigned to become officers of GLPI, including Peter M. Carlino, formerly the Company's Chief Executive Officer, and William J. Clifford, formerly the Company's Senior Vice President and Chief Financial Officer. Mr. Carlino was succeeded as Chief Executive Officer by Timothy J. Wilmott (who was previously the Company's President and Chief Operating Officer). Mr. Wilmott was succeeded as Chief Operating Officer by Jay A. Snowden (who was previously one of the Company's Senior Vice President, Regional Operations). Mr. Clifford was succeeded as Senior Vice President and Chief Financial Officer by Saul Reibstein (who was previously a director of the Company). In addition, Jordan Savitch resigned from his position as Senior Vice President and General Counsel on January 31, 2014 and was succeeded by Carl Sottosanti (who was previously the Company's Vice President and Deputy General Counsel). The Company's ability to largely staff two separate public companies is a testament to our thoughtful succession planning, and it underscores the importance of our continuing focus on attracting and retaining talented executives.

        While the Committee was intimately involved with the personnel decisions related to the Spin-Off in 2013, we continued our efforts to carefully review the Company's compensation practices in light of our objective to align pay with performance. We also considered shareholder feedback, industry and general market trends in compensation practices as well as the advice and recommendations of our independent compensation advisor. Based on our review, we believe the compensation paid to Mr. Wilmott, the Company's Chief Executive Officer, was reasonable and appropriate in light of the Company's scale, objectives, achievements and performance.

        The Committee has continued to build upon tailored revisions to the Company's compensation program during recent years, which we will continue to evaluate and modify as the Company continues to evolve. In connection with the Spin-Off, the Company conducted a comprehensive review of its executive compensation program in light of the Company's post-spin profile and took steps to reduce the Company's executive compensation expense. For example, the target overall compensation in 2014 for the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer is $9,265,825 in the aggregate, compared to the actual annualized overall compensation paid in 2013 to the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of $16,623,169 in the aggregate. This 44.3% decrease in expected aggregate compensation is illustrative of steps the Company has taken to reduce overall executive compensation. More particularly, in 2014, the Company eliminated block equity grants in favor of grants based on a percentage of salary, reduced equity compensation through the elimination of the TSR Plan and restructured the Company's cash bonus plan (such that more compensation is tied to Company performance), all further described on pages 32 through 33 of this Proxy Statement.

Effect of the Spin-Off on Share Price and Compensation

        In connection with the Spin-Off, each shareholder of the Company received one share of common stock of GLPI for each share of common stock of the Company held by such shareholder. In addition, as contemplated prior to the Spin-Off, in February 2014, GLPI made a one-time cash and stock dividend to its shareholders relating to its Earnings and Profits purge made in connection with its election to be taxed as a real estate investment trust (the "Purge"). As a result of these two events, as noted throughout the Proxy Statement, the Company's stock prices have been adjusted, where appropriate, using a constant adjustment factor to reflect the effect of the Spin-Off and the Purge. In addition to the adjusted value reflected in this Proxy Statement, shareholders of the Company who retain their GLPI stock can expect to receive recurring quarterly dividends from GLPI. In the Spin-Off, consistent with how all Company shareholders were treated, the Company's executives received equity in GLPI based on their equity in the Company (as well as dividend payments with respect to their shares and unvested options in GLPI, all in accordance with the employee matters agreement between the Company and GLPI). In addition, certain employees of the Company who transferred their employment to GLPI in connection with the Spin-Off, including Mr. Carlino and Mr. Clifford, received equity compensation from GLPI with respect to the external measure of the Company's 2013 annual incentive plan. As a result, GLPI equity is reflected, where appropriate, in the equity compensation information in this Proxy Statement.

Company Performance

        We believe that 2013 will be regarded as a transformational year in the history of the Company. On November 1, 2013, the Company completed the Spin-Off of GLPI, creating the first publicly traded real estate investment trust focused on the gaming industry. We believe this transaction has and will continue to bring meaningful benefits to all of the Company's stakeholders by unlocking the value of the Company's real estate assets, creating a vehicle for efficiently returning capital to shareholders, gaining access to capital at lower blended costs and creating two well capitalized platforms for sustained long-term growth in distinct industries led by disciplined, market tested management teams. That assessment by the Board and senior management has proven to be accurate. For example, beginning in 2014, GLPI initiated paying regular quarterly dividends to its shareholders while also demonstrating an ability to utilize its reduced cost of capital to enter into transactions with other gaming operators that would not have been available to the Company on its own, as evidenced by GLPI's acquisition of the real estate assets related to the Casino Queen Casino in East St. Louis in December 2013.

        At the same time, the Company has been able to maintain its standing as a top regional gaming operator following the Spin-Off, while continuing to actively pursue development projects and acquisitions. Additionally, post-Spin-Off, the Company continues to benefit from its robust customer database, healthy balance sheet and flexible capital structure, all of which could provide additional value to the Company as it continues to grow and pursue further expansion. In light of the reduced free cash flow of the Company post Spin-Off (after considering rent), the Company expects that future development projects, other growth opportunities and operational efficiencies will have a more pronounced impact as a percentage of the Company's overall earnings. For instance, we expect the February 2014 award of the slots facility gaming license in Massachusetts to be a meaningful value creator for our shareholders.

        In addition to the Spin-Off, the Company successfully accomplished a number of strategic objectives in 2013 without losing focus on the continued successful operation of its existing facilities, and despite challenges from increasing competition and soft industry-wide regional gaming revenue trends. In this environment, the Company vigilantly addressed operating efficiencies and maintained a disciplined approach to its marketing spend and promotional activities. This focus is evidenced in the improved overall operating margin at our gaming facilities during 2013. In addition, we remain focused on expanding the EBITDA contributions from all facilities as we continue to rationalize operating costs, fine tune slot floor and table game mix, build our customer databases at newly opened facilities, refine marketing efforts and adjust food, beverage and entertainment offerings.

        While completing the Spin-Off and prudently maximizing cash flow from existing facilities during 2013, the Company also accomplished the following:

  •
  In connection with the Spin-Off, in October 2013, the Company refinanced its existing debt by entering into approximately $1,550 million of new debt financing, which includes a new senior secured five year revolving credit facility with a borrowing capacity of $500 million, a five year $500 million Term Loan A facility and a seven year $250 million Term Loan B facility and $300 million of 5.875% senior unsecured notes.

  •
  Also in connection with the Spin-Off, in October 2013, the Company completed exchange and repurchase transactions with affiliates of Fortress Investment Group LLC and Centerbridge Capital Partners, L.P. in order to redeem all of the Company's previously outstanding shares of Series B preferred stock in exchange for cash and the issuance of non-voting Series C preferred stock.

  •
  In April 2013, the Company entered into definitive agreements with the Jamul Indian Village to jointly develop a $360 million Hollywood Casino-branded casino on the Jamul Tribe's six acres of trust land in San Diego County, California, which is expected to include a three-story gaming and entertainment facility of approximately 200,000 square feet, featuring over 1,700 slot machines, 50 live table games, including poker, multiple restaurants, bars and lounges and a partially enclosed parking structure with over 1,900 spaces upon its opening, which is currently anticipated for early 2016.

  •
  On May 1, 2013, the Company received approval from the Ohio Racing Commission for the relocation of our Beulah Park racetrack in Columbus, Ohio to Austintown, Ohio in Mahoning Valley and for our Raceway Park racetrack in Toledo, Ohio to Dayton, Ohio. The Company commenced construction of the new racetracks and VLT facilities shortly thereafter, which we expect to open on time and on budget in the fall of 2014.

  •
  On June 13, 2013, the Company formalized an agreement with the state of Ohio to provide the Company with greater tax certainty, a 50 mile protective zone around its casinos and VLT facilities in the state, as well as tax free promotional slot play, among other considerations, in return for $110 million in licensing fees, which are payable over 10 years. All or a portion of these licensing fees may be suspended upon certain events, including an increase to the gaming tax rate beyond a certain threshold, the breach of the 50 mile protective zone and the shut-down of gaming operations without fault on the part of the Company.

  •
  In September 2013, the Company commenced construction of a new hotel at Zia Park Casino in Hobbs, New Mexico, budgeted at $26.2 million, which will include 150 rooms, six suites, a board/meeting room, exercise/fitness facilities and a breakfast venue and is expected to open on time and on budget in the fourth quarter of 2014.

  •
  In Massachusetts, following extensive efforts earlier in 2013 to develop a casino at other sites, the Company quickly pivoted and capitalized on an opportunity for a Category 2 license in Plainville. As a result, on October 4, 2013, the Company submitted one of three proposals to the Massachusetts Gaming Commission for a Category 2 gaming license for a $225 million fully integrated racing and gaming operation located in Plainville, Massachusetts. The Company was awarded this license in February 2014. The new facility will include a fully integrated 106,000 square foot racing and gaming facility featuring live harness racing and simulcasting with 1,250 slot machines, an upscale casual dining restaurant, the first-ever Doug Flutie Sports Bar, four-venue food court and various other amenities. The facility is expected to open in mid-2015.

  •
  In December, 2013, the Company completed the extensive rebranding and refurbishment of the Hollywood Casino St. Louis (formerly Harrah's St. Louis, which was acquired from Caesars Entertainment in November 2012).

  •
  During 2013, the Company developed and submitted its proposal to include a 2/3 charitable ownership component in its bid for a $480 million project in the stadium district of Philadelphia, Pennsylvania, which would include 2,050 slot machines, 66 table games and 15 poker tables, in addition to various restaurants and amenities. A decision with respect to this proposal is expected in the second quarter of 2014.

  •
  In 2013, we also added two properties to our universal (Marquee) card reward program and began work to add three more properties, which were added in 2014. We expect this project will help drive increased customer loyalty and ultimately lead to increased revenue across our properties.

  •
  Throughout the year, as part of our focus on being a best in class operator, the Company's properties have received numerous awards and accolades, including the only Forbes Travel Guide 4 Star Rating for a Midwest casino at Hollywood Casino Toledo's Final Cut steakhouse; a AAA Four Diamond Rating for M Resort; Wine Spectator's Award of Excellence for Hollywood Casino Columbus; and Best Places to Work awards in Kansas City, Missouri, Toledo, Ohio, and Bangor, Maine, among others. These awards reflect our commitment to providing an unparalleled customer experience which helps to drive visitation, which we believe translates into greater shareholder value.

        For a complete discussion of the Company's performance in 2013, please see Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 40 to 75 of the Company's Annual Report on Form 10-K for the year ended December 31, 2013, a copy of which is included in the Annual Report to Shareholders delivered in connection with this Proxy Statement.

 Key Compensation Practices

        The Committee, in consultation with our independent compensation advisor, management and the full Board, routinely considers compensation practices suggested by the Company's shareholders as a result of the Company's shareholder outreach efforts as well as those identified as "best practices" by various market constituents. With all such suggestions, we strive to incorporate into our compensation program those practices we believe will most effectively support the Company's continuing efforts to create shareholder value. Accordingly, we have incorporated many of these "best practices" into our compensation program in areas where we believe they benefit the Company and its shareholders, including:

  •
  Utilizing a carefully tailored equity compensation program to incentivize our management team, while at the same time reducing the overall value of annual equity compensation awarded to employees in 2014 as compared to 2013. This practice continues to address shareholder concerns regarding overhang and burn rate. For example, the aggregate value of equity issued or issuable as annual equity compensation to the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer in 2014 is expected to be $4,232,075, as compared to $9,717,271 in 2013.

  •
  Implementing share ownership guidelines for directors and executive officers.

  •
  Creating a pay-for-performance environment by linking short-term and long-term incentive-based compensation to the achievement of measurable performance metrics, including EBITDA and stock price performance.

  •
  Employing compensation programs that include a combination of relative and absolute incentive opportunities and that do not incentivize short term results to the detriment of long term goals or encourage excessive risk taking.

  •
  Eliminating employment agreements containing "single trigger" change in control provisions, which the Company has determined not to enter into in the future. In 2013, no new or renewed employment agreement contained "single trigger" change in control provisions, and all but two employment agreements containing such a provision expired or were terminated during the year (one of those remaining contracts was terminated in 2014 and the other will expire in April 2014).

  •
  Eliminating employment agreements containing tax indemnification (i.e., "golden parachute" gross-up) provisions, which the Company has determined not to enter into in the future. In 2013, no new or renewed employment agreement contained a tax indemnification provision, and all but three employment agreements containing such a provision expired or were terminated during the year (one of those remaining employment agreements was terminated in 2014 and the other two will expire in April and June of 2014).

  •
  Adopting a clawback policy with respect to executive compensation.

  •
  Prohibiting the Company's directors and executive officers from engaging in hedging transactions or pledging Company shares, subject to limited exceptions.

  •
  Eschewing defined benefit pension programs or other supplemental executive retirement plans for executives.

  •
  Prohibiting discounting and repricing options.

  •
  Granting equity-based awards that incorporate a fungible share feature applicable to all full value awards, which is based on the theory that a full value award is worth more than an award payable in shares under an option or stock appreciation right.

  •
  Limiting perquisites for executives.

  •
  Utilizing share repurchase programs (when appropriate) to capitalize on prudent stock repurchase opportunities that help offset the potential dilution from shares granted pursuant to incentive awards.

  •
  Prohibiting "liberal sharing counting" under the Company's equity plans.

        We will continue to evaluate and consider input from our shareholders and emerging "best practices" to ensure that our compensation programs contain the features necessary to properly align the interests of our executives with the interests of our shareholders.

Shareholder Outreach and Say on Pay Vote

        At last year's Annual Meeting, over 97% of the shares cast voted in favor of the Company's Say on Pay proposal. We believe this level of shareholder support demonstrates the progress the Company has made over the last two years in responding to shareholder views on compensation, as well as our commitment to incorporating "best practices" into our compensation program. During 2013, the Company continued its long-standing practice of robust communication and discussion with shareholders, including direct dialogue with most of its top 40 shareholders regarding executive compensation issues. By way of overview, the Company continues to hold quarterly conference calls in which management limits its prepared remarks in favor of creating an open forum to allow shareholders and analysts an opportunity to ask about matters of most interest to them. The Company employs an outside investor relations firm in order to assist the Company in communicating with shareholders, and the Company issued a total of 40 press releases throughout the year in order to keep investors informed of notable business developments. The Company also continues to provide financial and other disclosure beyond that required by the SEC on matters such as management's views on pending legislation and quarterly and annual earnings estimates. Further, members of the Company's senior management team maintained an active schedule of participation at investor conferences throughout 2013. It also regularly hosts investor and analyst meetings at the Company's corporate offices and arranges for investors and analysts to visit our facilities and meet with local management. At the Global Gaming Expo, the gaming industry's annual trade show in Las Vegas, executives participated in a number of investor events and conducted a large number of group meetings with analysts and investors. These outreach efforts provide numerous forums for investors and prospective investors to discuss with management a wide variety of subjects important to them, including executive compensation, and provides useful feedback for management.

Significant Compensation Changes for 2014

        The results of the shareholder advisory vote on executive compensation at our 2013 Annual Meeting of Shareholders were overwhelmingly supportive of our compensation programs. Nevertheless, following the 2013 Annual Meeting, we continued to review the various views expressed by our shareholders with respect to our compensation program and evaluated what changes may be appropriate in light of these views as well as our own views on compensation matters. As a result of the Company's discussions with shareholders, as well as consideration of other factors, including suggestions from the Company's outside compensation consultant, over the course of 2013 we analyzed a variety of potential changes to our executive compensation program. The following changes have been implemented for 2014:

  •
  Block equity grants (i.e., awarding a fixed number of shares or options to each recipient each year) have been eliminated in favor of grants based on a percentage of salary. The rationale for this change was based on the conclusion that this method of determining equity compensation more fairly allocates the grants across the management team. This method also is more conducive to the recruitment of executive talent because it is more consistent with the methodology used by other public gaming companies and with other industries. This change has also resulted in a significant reduction in the value of equity awarded, further reducing the Company's already improved burn rate.

  •
  The TSR Plan was eliminated because the Company determined its complexity to track may have reduced its efficacy in incenting senior management. In fact, in recent years, the Company's peers have also begun to phase out TSR Plans. Additionally, the three and five year elements of these plans would have proven difficult to accurately track post-Spin Off.

  •
  The Company's cash bonus program was adjusted in order to increase the amount of compensation "at risk" to better align the Company's bonus structure with that of its peers. In addition, the Company's asymmetrical bonus program was eliminated, as the threshold hurdle was decreased from 90% to 85% and the stretch bonus threshold was increased from 105% to 115%. Furthermore, the mix between bonus awards and equity grants have been tailored so that executives in positions that focus on operations are rewarded more through bonus awards that track operational results while those in positions that focus on corporate strategy are rewarded more through equity grants. The Company believes these changes will better incentivize executives to maximize the Company's performance while also better aligning the bonus program and overall cash compensation opportunity with those at the Company's peer companies.

Peer Group

        We review the Company's peer group at the beginning of each fiscal year to determine whether any changes are warranted from the prior year's peer group. The companies that make up the Company's peer group are its business competitors as well as its primary source of, and primary competition for, executive talent. Many of the Company's executives have been recruited from other gaming enterprises. In addition, since gaming and racing are highly specialized and regulated industries, it takes a high degree of experience and prior knowledge to provide effective oversight to multiple gaming and racing properties in a variety of jurisdictions. Also, the Company's executive officers are required to submit to extensive investigations conducted by the state police, or an equivalent investigatory agency, of their personal and family financial records, their character and competency in order to be found "suitable" to serve in their respective capacities in each of the jurisdictions in which the Company operates. Accordingly, the pool for executives capable and willing to serve in an executive capacity in a publicly traded, multi-jurisdictional gaming and racing company tends to consist mostly of individuals who are already working within the gaming industry and within our peer group. For these reasons, we have determined that the appropriate peer group for the Company consists of the largest companies in the commercial gaming industry. We believe that this peer group is appropriate for determining relative industry performance as well as for recruitment and retention purposes.

        For 2013, we confirmed that the peer group to be used for compensation comparison purposes would consist of Ameristar Casinos, Inc., Boyd Gaming Corporation, Caesars Entertainment, Inc., Isle of Capri Casinos, Inc., Las Vegas Sands Corp., MGM Resorts International, Pinnacle Entertainment, Inc. and Wynn Resorts, Ltd. For 2014, we again determined to utilize the same peer group with the exception of Ameristar Casinos, Inc., which was acquired by Pinnacle Entertainment, Inc. in 2013. In addition, we take into consideration any available compensation data from Station Casinos, Inc., which was taken private, but continues to file periodic reports under the Exchange Act.

 Overview of Compensation Program

Objectives of Compensation Program

        The overall objective of the Company's executive compensation program is to compensate members of management in a manner that most effectively incentivizes them to maximize shareholder value without taking undue financial risks. At the same time, the executive compensation program is intended to enable the Company to attract and retain the executive talent needed to grow and advance the strategic interests of an increasingly larger and more complex entity, all in the context of increasing competition for executive talent in our industry. Specifically, the Company's compensation objectives are to:

  •
  Align executive pay opportunities with shareholder value creation;

  •
  Create a pay for performance compensation program that will appropriately reward management for operational and development success; and

  •
  Attract and retain the best possible management team for the Company to increase shareholder value and maintain the Company's credibility in the capital markets.

Compensation Philosophy

        To support the Company's compensation program objectives, we have adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:

        The Company intends to maintain an executive compensation program designed to attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company provides a compensation and benefits program that will be sufficiently attractive to provide talented executives with good reason for joining and remaining with the Company and continuing in their efforts to improve shareholder value. The Company's program is designed to motivate and reward executives to achieve and exceed targeted results. Compensation received by the executives will be commensurate with the performance of the Company, prevailing market rates in the industry, and their own individual contribution.

Risk Assessment

        In establishing and reviewing our executive compensation program, we consider, among other things, whether the program properly motivates executives to focus on the creation of shareholder value without encouraging unnecessary or excessive risk taking. To this end, the Committee carefully reviews the principal components of executive compensation. Base salaries are reviewed annually and are set in amount. Annual incentive pay is focused on achievement of certain specific overall financial goals and is determined using multiple absolute, objective and relative performance criteria, including announced guidance pertaining to adjusted EBITDA targets. The other major component of our executive officers' compensation is long-term incentives through a mix (which may vary from year to year and by level) of stock options, stock appreciation rights, restricted stock and phantom stock units that we believe are important to help further align executives' interests with those of our shareholders. Such grants are subject to long-term vesting schedules, and executives are subject to stock holding requirements in the Stock Ownership Guidelines, to help ensure that executives always have significant value tied to long-term stock price performance. We believe that these cash and incentive awards, especially when combined with the compensation clawback policy described on page 42 of this Proxy Statement, appropriately balance risk, payment for performance and align executive compensation with shareholders without encouraging unnecessary or excessive risk taking. In addition, the Committee determined that the Company's compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

        We have designed a compensation program that is heavily weighted towards performance based compensation, which utilizes several different performance metrics designed to ensure that management is appropriately incentivized across a number of different business and economic environments and appropriately considers each of the principal objectives of the Company's business strategy. To that end, we have designed a compensation program that is strongly grounded on pay-for-performance principles. As illustrated in the chart below, for example, in 2014 we expect the target potential compensation opportunity (including stock option grants) of the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer to consist of approximately 73% targeted performance-based compensation (or "at risk" compensation) and 27% fixed compensation (primarily in the form of base salary):

Target Potential 2014
Executive Compensation
(Including Stock Options)

        The principal elements of the compensation program are described below. Please see "Analysis of Compensation" starting on page 39 for a discussion of the specific actions taken with respect to executive compensation in fiscal year 2013 and "Significant Compensation Changes for 2014" on page 32 for a discussion of the actions taken thus far in 2014. For a detailed description of the Compensation Committee's role and responsibilities, as well as the retention and use of our independent compensation consultant, Exequity LLP, please see "Compensation Committee" beginning on page 9 of this Proxy Statement.

        Base Salary.    The base salary of our executive officers as a group is benchmarked against the 50th percentile (median) of base salaries of comparable executives within the Company's peer group. We benchmark against the median in order to set salaries that are competitive in the gaming industry and that will attract and retain qualified executives. Base salaries are then adjusted for certain qualitative factors, including specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company and the overall reasonableness of an executive's pay package.

        Annual Incentive.    The annual incentive compensation of our executive officers as a group is benchmarked against the 50th percentile (median) of annual incentive compensation of comparable executives within the Company's peer group. The Company's annual incentive plan is designed to motivate the executive officers and other members of management to achieve the carefully crafted objectives and capitalize on the opportunities that we believe are most likely to increase shareholder value without undermining the Company's credibility in the industry and the capital markets, which are critical to fund capital intensive future growth opportunities at the lowest possible cost of capital. To ensure that such executives are appropriately incentivized across a variety of business and economic conditions, we set one measure referenced by an internal goal and another measure referenced by one or more external goals based on the Company's performance against its peer group and other external benchmarks. We believe that the best internal measures of performance are focused on earnings, while external measures should expand and further align management and shareholder interests by focusing on shareholder value. In 2013, we utilized both an internal and an external measure to determine the annual incentive opportunity for our executives.

        For 2013, the internal measure for the annual incentive plan provided for the payment of incentive compensation based upon the Company's achievement of its EBITDAR goal for such year. Conceptually, the term adjusted EBITDAR refers to earnings before interest, taxes, depreciation, amortization and rent, adjusted for certain non-recurring or unforeseen events. In order to provide a clear reconciliation to generally accepted accounting principles ("GAAP"), we based our adjusted EBITDAR calculation on the Company's income from operations excluding charges for stock compensation, depreciation, rent, amortization, gain or loss on disposal of assets and other non-recurring events, and inclusive of gain or loss from the Company's joint ventures. Each quarter, the Company publicly discloses its adjusted EBITDA and, following the Spin-Off, its adjusted EBITDAR, in connection with its quarterly announcement of earnings, and provides a reconciliation of adjusted EBITDA to net income (GAAP) and income from operations (GAAP) to adjusted EBITDA in connection with each such announcement. We expect to use EBITDA in the internal measure of the annual incentive plan calculation in 2014.

        We set the ranges of bonuses payable pursuant to the internal measure for each executive as a percentage of annual base salary, consistent with the incentive programs and practices used by the Company's peer group. As discussed on page 33 of the Proxy Statement, the Company revised its bonus program in 2014 in order to increase the amount of bonus compensation "at risk" for certain key executives. The following table shows the range of awards payable pursuant to the internal measure for each Named Executive Officer as a percentage of annual base salary for the 2013 and 2014 fiscal years:

	2013			2014
Executive	Threshold Bonus	Target Bonus	Maximum Bonus	Threshold Bonus	Target Bonus	Maximum Bonus
Timothy J. Wilmott (Chief Executive Officer and former President and Chief Operating Officer)	42.5%	85.0%	127.5%	75.0%	125.0%	175.0%
Saul V. Reibstein (Senior Vice President and Chief Financial Officer)	N/A	N/A	N/A	30.0%	60.0%	90.0%
Jay A. Snowden (Chief Operating Officer and former Senior Vice President, Regional Operations)	25.0%	50.0%	75.0%	40.0%	85.0%	130.0%
John V. Finamore (Senior Vice President, Regional Operations)	25.0%	50.0%	75.0%	35.0%	75.0%	115.0%
Peter M. Carlino (former Chief Executive Officer)	50.0%	100.0%	150.0%	N/A	N/A	N/A
William J. Clifford (former Senior Vice President and Chief Financial Officer)	37.5%	75.0%	112.5%	N/A	N/A	N/A
Jordan B. Savitch (former Senior Vice President and General Counsel)	25.0%	50.0%	75.0%	N/A	N/A	N/A

        The target bonus is payable when the Company meets or exceeds its adjusted EBITDA goal for a given year, subject to any required adjustments under the 2008 Plan, for certain extraordinary or unforeseen events. For any portion of executives' annual incentive bonuses to be paid with respect to the internal measure, the Company must achieve a threshold amount of adjusted EBITDA. In order to help manage potential payouts, annual incentive opportunities are capped at the maximum bonus levels set forth in the table above, regardless of the extent to which performance exceeds targeted levels. We have typically elected to pay this award in cash, although we have discretion to pay this award in cash, equity or any combination of cash and equity.

        In 2013, the external measure for the annual incentive plan provided for payment of incentive compensation based on how the Company's total shareholder return compared to the total shareholder return of companies included in three different indices: (a) the Company's industry peer group; (b) the S&P Leisure Time Select Industries Index; and (c) the S&P 500. We refer to this external measure for the annual incentive compensation plan as the total shareholder return plan (the "TSR Plan"). Total shareholder return ("TSR") is an indicator of a company's overall performance and, as used in connection with the TSR Plan, means the total return measured by share price movements on an investment in the stock of a public company over a specified period, using average monthly prices for beginning and end periods and taking into account the reinvestment of dividends, if any.

        Under the TSR Plan, the payment of incentive bonuses is based on the Company's share performance over a one, three and five year period as compared against the TSR of the companies listed in each index. Accordingly, as shown in the table below, TSR was measured against nine benchmarks: the median of the one, three and five year TSR for each of (a) the Company's peer group, (b) the S&P Leisure Time Select Industries Index, and (c) the S&P 500. The Company's share performance was required to exceed the applicable target for any portion of the external measure bonus to be paid. For each benchmark exceeded, the executive would receive an amount equal to the bonus per benchmark noted below, with a maximum bonus only paid if all nine benchmarks are achieved. As discussed on page 33 of the Proxy Statement, the Company eliminated the TSR program in 2014. The bonus per benchmark and maximum bonus payable under the TSR Plan for 2013 for each Named Executive Officer as a percentage of annual base salary was as follows:

	2013
Executive	Bonus Per Benchmark	Maximum Bonus
Timothy J. Wilmott (Chief Executive Officer and former President and Chief Operating Officer)	14.2%	127.50%
Saul V. Reibstein (Senior Vice President and Chief Financial Officer)	N/A	N/A
Jay A. Snowden (Chief Operating Officer and former Senior Vice President, Regional Operations)	8.3%	75%
John V. Finamore (Senior Vice President, Regional Operations)	8.3%	75%
Peter M. Carlino (former Chief Executive Officer)	16.7%	150%
William J. Clifford (former Senior Vice President and Chief Financial Officer)	12.5%	112.50%
Jordan B. Savitch (former Senior Vice President and General Counsel)	8.3%	75%

        Equity Compensation.    We believe that the award of equity compensation is a critical component of the Company's executive compensation program because equity compensation directly and tangibly ties executive compensation to management's ability to increase shareholder value. Our experience shows us that equity compensation fosters an atmosphere where employees "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we believe that equity compensation is an excellent tool to reflect the Company's principles of "pay for performance" so that an appropriate portion of each executive's compensation package will grow in value as shareholder value is increased. We also believe that this culture of employee ownership has been a significant contributing factor to the Company's success and will continue to play a vital role in future success. More specifically, in an industry that is experiencing significant dilution in the management ranks as more companies and properties than ever compete for talent, we believe that equity compensation has been a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that we believe is integral to the Company's success, as well as for incentivizing them to explore creative approaches to unlock shareholder value, such as the Spin-Off.

        Consistent with the Board's desire to maximize shareholder value, we have taken steps to protect shareholder interests and promote shareholder value in both the design and the administration of the equity compensation program. Under the terms of the 2008 Plan, awards to employees are administered by the Compensation Committee. The vesting schedules for awards are designed to encourage employees to focus on the long-term success of the Company by requiring employees to remain with the Company for a number of years (typically four years) before all of their awards are vested and may be settled. The 2008 Plan does not permit the exercise price of outstanding stock options or stock appreciation rights to be reduced nor does it permit the grant of discounted stock options or stock appreciation rights. Finally, the 2008 Plan includes a "fungible share" concept that requires the Company to count each share awarded as restricted stock, or pursuant to any other full value award, as an award of 2.44 shares for purposes of counting the shares available for issuance under the 2008 Plan, provided that awards settled only in cash are not counted against the shares available under the 2008 Plan.

        To mitigate the dilutive effects of equity compensation (and achieve other shareholder beneficial objectives), on July 3, 2008, the Company announced the Board's authorization to repurchase up to $200 million of the Company's common stock through open market or privately negotiated transactions, subject to applicable securities laws and appropriate market conditions. In the aggregate, the Company repurchased over 13.4 million shares of its common stock and common share equivalents under this authorization from 2008 to 2013 (when the authorization expired), which has somewhat offset the dilutive impact of equity awards that have been and may be granted under the 2008 Plan. In addition, in connection with the Spin-Off, the Company entered into exchanges with holders of its preferred stock, Peter M. Carlino and a trust for the benefit of Mr. Carlino's children, as more particularly described on page 20 of this Proxy Statement, which had the effect of significantly reducing the Company's dilutive shares outstanding. By way of contrast, the 2008 Plan currently only authorizes equity awards for a maximum of 9.25 million shares of common stock. Shareholders are being asked to increase the number of authorized equity awards under the 2008 Plan to 16,350,000 million shares of common stock at the Annual Meeting in connection with the proposed amendments to the 2008 Plan.

        Deferred Compensation.    The Company does not maintain any defined benefit pension programs for its executives. Instead, consistent with the competitive practices of the Company's peer group, the Company maintains an elective nonqualified deferred compensation plan for executives. Pursuant to the plan, the Company provides a matching contribution on an executive's deferrals to the plan of up to 5% of the executive's base salary and annual bonus. All amounts credited to an executive's account are invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company's general assets; however, the Company currently contributes funds into a grantor trust on a monthly basis in respect of these deferred compensation obligations. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds notionally selected by each executive. This program is described in more detail beginning on page 51 of this Proxy Statement.

        Benefits and Perquisites.    We believe that executives should be offered customary benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive and industry practices among the Company's peer group and, in certain circumstances, may address a particular reasonable issue or concern of an executive. The standard benefits offered to all of the Company's employees include medical, dental and vision insurance, group life insurance, short and long-term disability and a 401(k) with certain contributions matched by the Company. Consistent with the objectives described above, the Company also provides certain executive officers with additional supplemental benefits and perquisites. The description and value of such supplemental benefits and perquisites in 2013 can be found on page 47 of this Proxy Statement.

Analysis of Compensation

        Base Salary.    Each year, we review the base salary of each executive officer against the base salaries of similarly positioned executives in the Company's peer group. In doing so, we compare the base salary information contained in our peer group's most recently available proxy statements with comparable data for the Company's executive officers. For instance, in 2014, our review indicated that the target total compensation of Mr. Wilmott, who became the Company's Chief Executive Officer on November 1, 2013, was at the 30th percentile relative to similarly positioned executives (Chief Executive Officers) in the Company's peer group (based on information in the peer group companies' 2013 proxy statements).

        Notably, following with his promotion to Chief Executive Officer, Mr. Wilmott accepted a lower base salary (as well as lower overall target compensation) in 2014 than he received in 2013 while serving as President and Chief Operating Officer. As outlined in his employment agreement, Mr. Reibstein's salary remained the same in 2014 as in 2013 given the fact that he began employment with the Company in December of 2013. Mr. Snowden's salary was increased in 2014 in connection with his promotion to Chief Operating Officer. For each other executive officer, we deemed it appropriate to increase the base salary of such executive officer by 3.0%, which is the same increase generally received by the Company's corporate staff and is consistent with national compensation trends across all industries. The following table indicates the base compensation of each Named Executive Officer for 2013 and 2014:

Executive	2013 Base Salary	2014 Base Salary
Timothy J. Wilmott (Chief Executive Officer and former President and Chief Operating Officer)	$1,449,093	$1,250,000
Saul V. Reibstein (Senior Vice President and Chief Financial Officer)	$550,000	$550,000
Jay A. Snowden (Chief Operating Officer and former Senior Vice President, Regional Operations)	$570,749	$725,000
John V. Finamore (Senior Vice President, Regional Operations)	$562,755	$579,638
Peter M. Carlino (former Chief Executive Officer)	$1,808,468	N/A
William J. Clifford (former Senior Vice President and Chief Financial Officer)	$1,166,990	N/A
Jordan B. Savitch (former Senior Vice President and General Counsel)	$530,450	N/A

        Annual Incentive—Internal Measure.    In 2013, the Company achieved 92.7% of the adjusted EBITDAR target of $876.734 million (which was 92.2% of the Company's publicly announced revised

EBITDAR target for 2013 of $881.16 million). This resulted in the executive officers earning approximately 42.3% of the maximum payout under the internal measure of the annual incentive plan. For purposes of the 2008 Plan, adjusted EBITDAR for 2013 was $812.624 million, which reflects adjustments from the Company's publicly announced adjusted EBITDAR to exclude the impact of certain non-recurring events, including, among other items, the effects of the Spin-Off and certain development costs, as required by the terms of the 2008 Plan. The following table indicates the actual amount paid to each Named Executive Officer for the internal measure of the annual incentive:

Executive	Actual Payment
Timothy J. Wilmott (Chief Executive Officer and former President and Chief Operating Officer)	$782,148
Saul V. Reibstein (Senior Vice President and Chief Financial Officer)	N/A
Jay A. Snowden (Chief Operating Officer and former Senior Vice President, Regional Operations)	$181,213
John V. Finamore (Senior Vice President, Regional Operations)	$178,675
Peter M. Carlino (former Chief Executive Officer)	$956,598
William J. Clifford (former Senior Vice President and Chief Financial Officer)	$462,964
Jordan B. Savitch (former Senior Vice President and General Counsel)	$168,418

        For 2014, the target amount for the internal measure for the Company's annual incentive plan was based on EBITDA and established at $280.3 million, which is the Company's estimate of adjusted EBITDA for 2014 as publicly announced in connection with Company's earnings call on February 6, 2014. For a complete discussion of the assumptions underlying the Company's estimate of 2014 adjusted EBITDA and the other risk factors to be considered in connection therewith, please refer to the Company's press release included as Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the SEC on February 6, 2014. Absent an adjustment as required under the 2008 Plan for certain extraordinary circumstances outside of management's control, the threshold adjusted EBITDA required to be generated in 2014 before any compensation becomes payable under the internal measure would be approximately $238 million, and the adjusted EBITDA required to be generated in order to earn the maximum amount of incentive compensation under the internal measure would be approximately $322 million.

        Annual Incentive—External Measure.    For 2013, the Company's TSR exceeded the targets for three of the nine performance measures. As a result, the executive officers earned 33% of the maximum bonus payable under the external measure of the annual incentive plan. We elected to pay this amount in phantom stock units that vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary (subject to continued employment), in order to encourage management retention and foster alignment with shareholder interests. The numbers of units were determined by dividing the bonus amount by the fair market value of the common stock on the first trading day of the performance period, which was January 1, 2013. Consistent with our past practice, and as adjusted to reflect the Spin-Off, we used the first trading day of 2013 to determine the number of phantom stock units granted because the phantom stock units are granted in respect of 2013 TSR performance and we believe the value of the award should reflect the increase in the market price of the Company's shares during the performance period for the TSR metric. The Committee has determined this approach to be appropriate because, among other reasons, the TSR portion of each executive's annual incentive is not delivered immediately, but is made subject to additional service based vesting before it can be realized. Accordingly, this approach allows the Company to receive the benefit of an additional retention incentive and further alignment of executive's interests with those of shareholders through equity ownership.

        The following table indicates the maximum units that could have been earned by the Named Executive Officers under the TSR Plan in 2013, the actual number of units awarded based on the Company having met three of the nine TSR targets and the grant date value of such award (which, in the case of Mr. Carlino and Mr. Clifford were in the form of GLPI phantom stock awards):

Executive	Maximum Phantom Stock Unit Awards	Phantom Stock Unit Awards Granted	Grant Date Fair Value
Timothy J. Wilmott (Chief Executive Officer and former President and Chief Operating Officer)	187,094	62,368	$724,092
Saul V. Reibstein (Senior Vice President and Chief Financial Officer)	—	—	—
Jay A. Snowden (Chief Operating Officer and former Senior Vice President, Regional Operations)	43,347	14,453	$167,799
John V. Finamore (Senior Vice President, Regional Operations)	42,741	14,249	$165,431
Peter M. Carlino (former Chief Executive Officer)	90,111	30,038	$1,136,037
William J. Clifford (former Senior Vice President and Chief Financial Officer)	43,611	14,537	$549,789
Jordan B. Savitch (former Senior Vice President and General Counsel)	—	—	—

        As evidenced by the Company's share price appreciation exceeding the three year median growth rate of its industry peer group, the Company continued to perform relatively well against its peers. We believe this is due to a combination of (i) the value generated by the completion of the Spin-Off, (ii) the expected openings of new racetrack and video lottery terminals in Dayton and Austintown, Ohio, (iii) the relatively lower volatility of the Company's regional gaming portfolio during the economic downturn of the last several years and (iv) the relatively lower debt levels maintained by the Company during those years. The Company's TSR also exceeded the median TSR of the S&P 500 Index over the three and five year period.

        Equity Compensation.    In 2013, restricted stock awards were granted to our Named Executive Officers as follows (each of which subsequently received GLPI restricted stock awards in connection with the Spin-Off): Timothy J. Wilmott (current Chief Executive Officer and former Senior Vice President and Chief Operating Officer), 40,000 shares (as well as 50,290 shares of GLPI stock); William J. Clifford (former Senior Vice President and Chief Financial Officer), 30,000 shares (as well as 37,718 shares of GLPI stock); Jordan B. Savitch (former Senior Vice President and General Counsel), 14,000 shares (as well as 17,602 shares of GLPI stock); Saul Reibstein (current Senior Vice President and Chief Financial Officer), 5,091 shares, which were in the form of phantom stock unit awards (as well as 6,401 GLPI phantom stock unit awards); Jay A. Snowden (current Chief Operating Officer and former Senior Vice President, Regional Operations), 8,000 shares (as well as 10,058 shares of GLPI stock) and John V. Finamore (Senior Vice President, Regional Operations), 8,000 shares (as well as 10,058 shares of GLPI stock). All restricted stock awards granted in 2013 vest at the rate of 25% per year, generally subject to the executive's continued employment.

        Unlike in recent years, when we granted stock options to our executives, we made the determination to grant restricted stock awards in 2013. In determining the number of restricted stock awards to grant to our executive officers, we considered the extent to which the grant would reward such officers for increasing shareholder value and such qualitative factors as specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company. We also considered the size of the grant in relation to the diluted shares outstanding. Further, we considered the Company's recent and long-term performance. The Compensation Committee considered all of the above factors when making determinations of equity award sizes for executives, but did not place a quantitative weight on any single factor or group of factors. Based on these factors, we determined that the grant of restricted stock awards was appropriate to reward and incentivize our executive officers to increase shareholder value. In 2014, we granted a combination of stock options and share appreciation rights to eligible key executives, which grants were based on a percentage of each such executive's base salary. These grants are performance based awards because their value is tied to the performance of the Company's stock price.

Employment Agreements

        A majority of the Company's employment agreements with its executive officers expired or were otherwise terminated during 2013, and the remainder of the Company's employments agreements have a relatively near term expiration date (less than three years). Further, as a result of these expirations and terminations, by December 31, 2013 there were only two employment contracts containing a single trigger change in control provision, one of which was subsequently terminated in 2014 and the other of which will expire in April 2014, and only three employment contracts containing tax indemnification provision, one of which was terminated in 2014 and the other two of which will expire in April and June 2014.

        For a detailed discussion of the terms contained in each Named Executive Officer's employment agreement (if applicable), please refer to pages 53 to 56 of this Proxy Statement.

Other Compensation Policies

        Hedging and Pledging Policy.    We believe that equity ownership fosters an atmosphere where directors and officers "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we have adopted policies generally restricting each of the Company's directors and executive officers from engaging in hedging transactions or pledging Company shares.

        Compensation Clawback Policy.    As a highly regulated, multi-jurisdictional gaming and racing company, the Company has maintained a long-standing commitment to ensure that its executive officers adhere to the highest professional and ethical standards. Accordingly, the Company has adopted a policy pursuant to which misconduct by any executive officer that leads to a restatement of the Company's financial results could subject such individuals to a disgorgement of prior compensation. In the event of a restatement, in light of the highly regulated nature of the Company's business, the Committee would likely pursue such remedy where appropriate, based on the facts and circumstances surrounding the restatement and existing laws. The Committee will amend the Company's clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Act.

        Statutory and Regulatory Considerations.    In designing the Company's compensatory programs, we consider the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Code, which generally provides that the Company may not deduct certain compensation of more than $1 million that is paid to certain individuals. The Company generally will be entitled to take tax deductions related to performance-based compensation or to compensation not payable until the executive leaves the Company, which may include cash incentives, stock options, restricted stock or other performance-based award. We seek to preserve the Company's tax deductions for executive compensation to the extent consistent with the Company's executive compensation objectives. However, we may also from time to time consider and grant compensation that may not be tax deductible if we believe such compensation is warranted to achieve the Company's objectives.

        Timing of Option Grants.    In December 2006, we adopted a stock option grant procedure, pursuant to which, for annual stock option awards to eligible executive officers, the grant date will be the first trading day of the calendar year. In addition, with respect to executive officers subject to the reporting requirements of Section 16 of the Exchange Act, grants made by us upon commencement of employment or promotions are made on the day employment commences or the promotion is effective. The stock option procedure is designed to make the timing of option grants predictable and prevent grant timing abuses. All option grants are priced in accordance with the terms of the applicable equity compensation plans, which require, among other things, that the exercise price of all stock options be established by reference to the closing price on the trading day immediately prior to the date of grant.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth on pages 27 through 43 of this Proxy Statement (the "Compensation Discussion and Analysis") with the management of the Company. In addition, as discussed on page 10 of this Proxy Statement, the Committee retained the services of Exequity LLP as its independent compensation consultant in order to receive independent expert advice on executive compensation matters and guidance with respect to compensation best practices, among other things. The compensation actions taken in 2013 and described in this Compensation Discussion and Analysis were taken in consultation with, and were supported by, the Consultant.

        Based on the review and discussions described above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation Committee of the Board of Directors
Harold Cramer, Chairman David A. Handler Barbara Shattuck Kohn

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information with respect to the Company's compensation plans and individual compensation arrangements under which the Company's equity securities have been authorized for issuance as of the fiscal year ended December 31, 2013:

	(a)	(b)	(c)*
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	7,316,713	7.51	872,105

*
The 2008 Long Term Incentive Compensation Plan, as amended (the "2008 Plan"), provides that, while awards of stock options and stock appreciation rights are counted as one share of common stock granted under such plan, awards of restricted stock, or shares issued pursuant to any other full value awards, are counted as issuing 2.44 shares of common stock per share awarded for purposes of determining the number of shares available for issuance under such plan. Awards that are settled in cash rather than shares of stock are not counted against the limit in the 2008 Plan.

 COMPENSATION TABLES

Summary Compensation Table

        The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2013, 2012 and 2011 by the Company's current and former Chief Executive Officer, current and former Senior Vice President and Chief Financial Officer and the Company's three other most highly compensated individuals serving as executive officers on December 31, 2013 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Timothy J. Wilmott	2013	1,447,469	2,872,082	—	782,148	110,548	5,212,247
President and Chief Executive Officer	2012	1,405,310	1,771,931	3,435,460	1,704,091	104,102	8,420,894
	2011	1,364,379	1,588,454	3,310,700	1,741,534	98,477	8,103,544
Saul V. Reibstein(5)	2013	16,923	260,159	—	—	50,484	327,566
Senior Vice President and Chief Financial Officer
Jordan B. Savitch(6)	2013	529,856	751,812	—	168,418	37,065	1,487,151
Senior Vice President and General	2012	514,424	381,578	1,202,411	366,938	62,346	2,527,697
Counsel	2011	497,955	342,044	1,158,745	375,000	46,555	2,420,299
Jay A. Snowden	2013	570,110	597,397	—	181,213	33,605	1,382,325
Senior Vice President of Regional	2012	553,967	410,540	171,773	394,814	34,142	1,565,236
Operations	2011	305,769	163,065	2,643,705	103,125	19,990	3,235,654
John V. Finamore	2013	562,125	595,029	—	178,675	41,851	1,377,680
Senior Vice President of Regional Operations
Former Employees
Peter M. Carlino(7)	2013	1,528,216	3,903,667	—	956,598	315,882	6,704,363
Former Chairman and Chief Executive	2012	1,753,827	2,601,568	5,153,190	2,502,006	529,415	12,540,006
Officer	2011	1,702,745	2,332,228	4,966,050	2,556,981	420,330	11,978,334
William J. Clifford(7)	2013	986,146	1,800,665	—	462,964	94,921	3,344,696
Former Senior Vice President and	2012	1,131,731	1,259,082	2,576,595	1,210,894	276,076	6,454,378
Chief Financial Officer	2011	1,087,398	1,128,727	2,483,025	1,237,500	166,747	6,103,397

(1)
The amounts reflect the full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718") for restricted stock awards and phantom stock unit awards. Assumptions used in the calculation of these amounts are included in footnote 4 to the Company's audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Included in Stock Awards for the year 2013 are restricted stock awards granted on March 18, 2013 to all executives, with exception of Mr. Carlino, who was granted restricted stock awards on June 12, 2013, and Mr. Reibstein, who was awarded phantom stock unit awards on January 19, 2013 (as a Board member), relating to the Company's annual equity grants. Also included in Stock Awards for the year 2013 are phantom stock units for executives granted on February 24, 2014, with exception of Mr. Carlino and Mr. Clifford, who were awarded Gaming and Leisure Properties, Inc. ("GLPI") restricted stock awards on March 11, 2014, all relating to the Company's payment of the external portion of the Company's annual incentive plan for 2013. Included in Stock Awards for the years 2012 and 2011 are phantom stock unit awards granted on January 29, 2013 and February 6, 2012, respectively, relating to the Company's payment of the external portion of the Company's annual incentive plan for years 2012 and 2011.

(2)
The amounts reflect the full grant date fair value calculated in accordance with ASC 718 for stock option awards. Assumptions used in the calculation of these amounts are included in footnote 4 to the Company's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(3)
The amounts reflect cash payments in 2013, 2012 and 2011 pursuant to the internal measure portion of the Company's annual incentive plan, which provided for the payment of incentive compensation upon the Company's achievement of pre-established adjusted EBITDA goals. Based on the Company's adjusted EBITDA performance for 2013, the executives received threshold plus 27% of the difference between threshold and target payout for the internal measure. Amounts for Mr. Carlino and Mr. Clifford are amounts earned from January 1, 2013 through October, 31, 2013. Based on the Company's adjusted EBITDA performance for 2012, the executives received target plus 85% of the difference between target and the maximum payout for the internal measure. Based on the Company's adjusted EBITDA performance for 2011, the executives received the maximum payout for the internal measure. For more information on the Company's annual incentive plan, see the discussion beginning on pages 35 through 36 of the "Compensation Discussion and Analysis" of this Proxy Statement.

(4)
See All Other Compensation Table below for more information.

(5)
Includes compensation received by Mr. Reibstein while he served as a Board member until he became the Company's Senior Vice President and Chief Financial Officer on December 4, 2013.

(6)
Mr. Savitch resigned from the Company effective January 31, 2014.

(7)
Mr. Carlino and Mr. Clifford terminated their employment with the Company on November 1, 2013 as a result of the Spin-Off and commenced employment with GLPI on that date. The 2013 information reflects a pro-rated portion of the earnings and awards earned with the Company from January 1, 2013 through October 31, 2013. Mr. Carlino remains Chairman of the Board of Directors.

 All Other Compensation Table

        The following table describes each component of the All Other Compensation column of the Summary Compensation Table:

					Perquisites
Name	Year	Company Contributions to Deferred Compensation Plan ($)(1)	Company Contributions to 401(k) ($)(2)	Company- Paid Insurance Premiums ($)(3)	Club Memberships ($)	Personal Use of Company Airplane ($)(4)	Other(5)	Total ($)
Timothy J. Wilmott	2013	72,373	5,100	33,075	—	—	—	110,548
	2012	70,266	5,000	28,836	—	—	—	104,102
	2011	68,219	4,900	25,358	—	—	—	98,477
Saul V. Reibstein	2013	—	—	—	—	—	50,484	50,484
Jordan B. Savitch	2013	31,965	5,100	—	—	—	—	37,065
	2012	57,346	5,000	—	—	—	—	62,346
	2011	41,655	4,900	—	—	—	—	46,555
Jay A. Snowden	2013	28,505	5,100	—	—	—	—	33,605
	2012	27,698	—	—	—	—	6,444	34,142
	2011	4,231	—	—	—	—	15,759	19,990
John V. Finamore	2013	33,911	5,100	2,840	—	—	—	41,851
Former Employees
Peter M. Carlino(6)	2013	113,721	5,100	—	2,836	185,893	8,332	315,882
	2012	303,330	5,000	—	3,340	217,745	—	529,415
	2011	209,262	4,900	—	3,279	202,889	—	420,330
William J. Clifford(6)	2013	67,364	5,100	—	—	22,457	—	94,921
	2012	160,949	5,000	—	—	110,127	—	276,076
	2011	97,813	4,900	—	—	64,034	—	166,747

(1)
This column reports the Company's matching contributions under the Company's Deferred Compensation Plan.

(2)
This column reports the Company's contributions to the executive's 401(k) savings accounts.

(3)
This column reports life insurance policy premiums and other insurance premiums paid by the Company on behalf of the executive.

(4)
The amount allocated for personal aircraft usage is calculated based on the incremental cost to the Company for fuel, landing fees and other variable costs of operating the airplane. Since the Company's aircrafts are primarily used for business travel, the Company does not include fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance.

(5)
This column represents Board of Director compensation that Mr. Reibstein earned from January 1, 2013 through December 3, 2013 and that Mr. Carlino earned from November 1, 2013 (when he became a non-employee member of the Board) through December 31, 2013. For Mr. Snowden, this column represents relocation expenses in years 2012 and 2011 and employer covered COBRA medical expenses in 2011.

(6)
Mr. Carlino and Mr. Clifford's 2013 information reflects amounts earned from January 1, 2013 through October 31, 2013, when they commenced employment with GLPI.

2013 Grants of Plan-Based Awards

        The following table sets forth certain information regarding grants of plan-based awards relating to 2013. In connection with the Spin-Off, holders of the Company's outstanding restricted stock and phantom stock units ("PSUs") became entitled to one additional share of restricted stock or PSU with respect to GLPI common stock for each share of the Company's restricted stock or PSU held, which is reflected on the following table.

Name	Stock Ticker	Grant Date	Grant Board Approval Date	All Other Stock Awards: Number of Securities (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Tim Wilmott—Awards(3)	PENN	3/18/2013	3/18/2013	40,000	500,761
	GLPI	3/18/2013	3/18/2013	50,290	1,647,229
Tim Wilmott—External Measure(4)	PENN	2/24/2014	2/24/2014	62,368	724,092
Saul V. Reibstein—Awards(3)	PENN	2/19/2013	2/19/2013	5,091	60,648
	GLPI	2/19/2013	2/19/2013	6,401	199,511
Jordan B. Savitch—Awards(3)	PENN	3/18/2013	3/18/2013	14,000	175,266
	GLPI	3/18/2013	3/18/2013	17,602	576,546
Jay A. Snowden—Awards(3)	PENN	3/18/2013	3/18/2013	8,000	100,152
	GLPI	3/18/2013	3/18/2013	10,058	329,446
Jay A. Snowden—External Measure(4)	PENN	2/24/2014	2/24/2014	14,453	167,799
John V. Finamore—Awards(3)	PENN	3/18/2013	3/18/2013	8,000	100,152
	GLPI	3/18/2013	3/18/2013	10,058	329,446
John V. Finamore—External Measure(4)	PENN	2/24/2014	2/24/2014	14,249	165,431
Former Employees
Peter M. Carlino—Awards(3)(5)	GLPI	6/12/2013	6/12/2013	106,138	2,956,969
Peter M. Carlino—External Measure(4)	GLPI	3/11/2014	3/11/2014	30,038	946,698
William J. Clifford—Awards(3)	PENN	3/18/2013	3/18/2013	30,000	312,976
	GLPI	3/18/2013	3/18/2013	37,718	1,029,532
William J. Clifford—External Measure(4)	GLPI	3/11/2014	3/11/2014	14,537	458,158

(1)
The number of GLPI awards is restated to include the additional shares of GLPI stock received in connection with its Earnings & Profits purge in February 2014, pursuant to which executives received 1.257259159 awards for every one award of GLPI they held as of the January 13, 2014 record date.

(2)
Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award's vesting period. Assumptions used in the calculation of these amounts are included in footnote 4 to the Company's audited financial statements beginning on page 75 of the Company's Annual Report on Form 10-K for the year ended December 31, 2013. Mr. Carlino and Mr. Clifford's fair value of awards represent ten months of the total fair value as a result of commencing employment with GLPI in connection with the Spin-Off transaction on November 1, 2013.

(3)
Awards represent restricted stock awards granted to the executives as part of their annual compensation, with the exception of Mr. Reibstein, who was granted a phantom stock unit award at the time he was serving as a member of the Board of Directors. All grants have vesting over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, awards vest immediately.

(4)
These amounts reflect phantom stock unit awards, with the exception of Mr. Carlino and Mr. Clifford, who received GLPI restricted stock awards, relating to 2013 performance pursuant to the external measure portion of the Company's annual incentive plan, which provides for the payment of incentive compensation upon the Company's share performance over a 1-year, 3-year and 5-year period as compared against the total shareholder return of the companies listed in three indices for a total of nine performance targets. One-ninth of the maximum bonus will be paid for the achievement of each target. Executives received three-ninths of the maximum target as a payout for 2013. The units vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately. See the discussion beginning on page 42 of the "Compensation Discussion and Analysis" of this Proxy Statement.

(5)
As part of the Spin-Off, Mr. Carlino exchanged options to acquire the Company's common stock for options to acquire GLPI common stock. Therefore, there are no grants from the Company reported for Mr. Carlino.

 Outstanding 2013 Equity Awards at Fiscal Year-End

        The following table sets forth information concerning equity awards outstanding as of December 31, 2013:

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options:							Number of Shares or Units Held that Have Not Vested (#)	Market Value of Shares or Units Held that Have Not Vested ($)(4)
				Option Exercise Price ($)
Name	Stock Ticker	Exercisable (#)	Unexercisable (#)(1)		Option Expiration Date	Stock Ticker	Stock Award Grant Date
Timothy J. Wilmott	PENN	186,612	—	6.96	07/08/18	PENN	10/20/10	(3)	15,234	218,303
	PENN	200,000	—	4.98	01/02/16	PENN	04/15/11	(2)	20,728	297,032
	PENN	150,000	50,000	6.34	01/02/17	PENN	02/06/12	(3)	28,902	414,166
	PENN	100,000	100,000	8.19	01/03/18	PENN	01/29/13	(3)	36,648	525,166
	PENN	50,000	150,000	8.88	01/03/19	PENN	03/18/13	(2)	40,000	573,200
	GLPI	246,617	—	17.34	07/08/18	GLPI	10/20/10	(3)	19,154	736,471
	GLPI	264,310	—	12.41	01/02/16	GLPI	04/15/11	(2)	26,060	1,002,007
	GLPI	198,233	66,077	15.78	01/02/17	GLPI	02/06/12	(3)	36,338	1,397,196
	GLPI	132,155	132,155	20.40	01/03/18	GLPI	01/29/13	(3)	46,076	1,771,622
	GLPI	66,078	198,232	22.09	01/03/19	GLPI	03/18/13	(2)	50,290	1,933,651
Saul V. Reibstein						PENN	06/09/11	(3)	1,247	17,870
						PENN	01/03/12	(3)	4,925	70,575
						PENN	02/19/13	(3)	5,091	72,954
						GLPI	06/09/11	(3)	1,567	60,251
						GLPI	01/03/12	(3)	6,192	238,082
						GLPI	02/19/13	(3)	6,401	246,118
Jordan B. Savitch	PENN	50,000	—	9.70	01/02/17	PENN	10/20/10	(3)	3,020	43,277
	PENN	—	17,500	6.34	01/02/17	PENN	04/15/11	(2)	4,109	58,882
	PENN	35,000	35,000	8.19	01/03/18	PENN	02/06/12	(3)	6,223	89,176
	PENN	17,500	52,500	8.88	01/03/19	PENN	01/29/13	(3)	7,892	113,092
	GLPI	66,077	—	24.15	01/02/17	PENN	03/18/13	(2)	14,000	200,620
	GLPI	—	23,128	15.78	01/02/17	GLPI	10/20/10	(3)	3,797	145,995
	GLPI	23,127	69,382	22.09	01/03/19	GLPI	04/15/11	(2)	5,166	198,633
	GLPI	46,254	46,255	20.40	01/03/18	GLPI	02/06/12	(3)	7,824	300,833
						GLPI	01/29/13	(3)	9,922	381,501
						GLPI	03/18/13	(2)	17,602	676,797
Jay A. Snowden	PENN	75,000	75,000	8.88	10/11/18	PENN	11/16/11	(3)	604	8,655
	PENN	2,500	7,500	8.88	01/03/19	PENN	02/06/12	(3)	1,711	24,519
	GLPI	99,116	99,117	22.10	10/11/18	PENN	01/29/13	(3)	8,491	121,676
	GLPI	3,304	9,912	22.09	01/03/19	PENN	03/18/13	(2)	8,000	114,640
						GLPI	11/16/11	(3)	759	29,184
						GLPI	02/06/12	(3)	2,151	82,706
						GLPI	01/29/13	(3)	10,675	410,454
						GLPI	03/18/13	(2)	10,058	386,730
John V. Finamore	PENN	15,000	—	9.70	01/02/17	PENN	10/20/10	(3)	3,480	49,868
	PENN	40,000	—	6.96	07/08/18	PENN	04/15/11	(2)	4,735	67,853
	PENN	40,000	—	4.98	01/02/16	PENN	02/06/12	(3)	6,603	94,621
	PENN	10,000	—	7.72	01/12/16	PENN	01/29/13	(3)	8,372	119,971
	PENN	30,000	10,000	6.34	01/02/17	PENN	03/18/13	(2)	8,000	114,640
	PENN	20,000	20,000	8.19	01/03/18	GLPI	10/20/10	(3)	4,375	168,219
	PENN	10,000	30,000	8.88	01/03/19	GLPI	04/15/11	(2)	5,953	228,893
	GLPI	52,862	—	12.41	01/02/16	GLPI	02/06/12	(3)	8,302	319,212
	GLPI	13,216	—	19.22	01/12/16	GLPI	01/29/13	(3)	10,526	404,725
	GLPI	19,823	—	24.15	01/02/17	GLPI	03/18/13	(2)	10,058	386,730
	GLPI	52,862	—	17.34	07/08/18
	GLPI	39,647	13,215	15.78	01/02/17
	GLPI	26,431	26,431	20.40	01/03/18
	GLPI	13,216	39,646	22.09	01/03/19

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options:							Number of Shares or Units Held that Have Not Vested (#)	Market Value of Shares or Units Held that Have Not Vested ($)(4)
				Option Exercise Price ($)
Name	Stock Ticker	Exercisable (#)	Unexercisable (#)(1)		Option Expiration Date	Stock Ticker	Stock Award Grant Date
Former Employees
Peter M. Carlino(5)	PENN	42,061	—	2.83	01/29/14	PENN	10/20/10	(3)	22,367	320,519
	PENN	157,393	—	6.81	01/06/15	PENN	02/06/12	(3)	42,435	608,094
	PENN	84,123	—	7.72	01/12/16	PENN	01/29/13	(3)	53,807	771,054
	PENN	84,123	—	9.70	01/02/17	GLPI	10/20/10	(3)	28,121	1,081,252
	PENN	84,123	—	6.96	07/08/18	GLPI	04/15/11	(2)	53,856	2,070,763
	PENN	84,123	—	4.98	01/02/16	GLPI	02/06/12	(3)	53,352	2,051,384
	PENN	63,092	21,031	6.34	01/02/17	GLPI	01/29/13	(3)	67,649	2,601,104
	PENN	42,061	42,062	8.19	01/03/18	GLPI	06/12/13	(2)	106,138	4,081,006
	PENN	21,030	63,093	8.88	01/03/19
	GLPI	241,596	—	7.05	01/29/14
	GLPI	904,056	—	16.96	01/06/15
	GLPI	483,194	—	19.22	01/12/16
	GLPI	483,194	—	24.15	01/02/17
	GLPI	483,194	—	17.34	07/08/18
	GLPI	483,194	—	12.41	01/02/16
	GLPI	362,395	120,799	15.78	01/02/17
	GLPI	241,597	241,597	20.40	01/03/18
	GLPI	120,798	362,396	22.09	01/03/19
William J. Clifford(5)	PENN	300,000	—	6.81	01/06/15	PENN	10/20/10	(3)	7,829	112,190
	PENN	100,000	—	7.72	01/12/16	PENN	04/15/11	(2)	10,652	152,643
	PENN	100,000	—	9.70	01/02/17	PENN	02/06/12	(3)	20,537	294,295
	PENN	150,000	—	6.96	07/08/18	PENN	01/29/13	(3)	26,041	373,168
	PENN	150,000	—	4.98	01/02/16	PENN	03/18/13	(2)	30,000	429,900
	PENN	112,500	37,500	6.34	01/02/17	GLPI	10/20/10	(3)	9,843	378,463
	PENN	75,000	75,000	8.19	01/03/18	GLPI	04/15/11	(2)	13,392	514,922
	PENN	37,500	112,500	8.88	01/03/19	GLPI	02/06/12	(3)	25,821	992,817
	GLPI	396,465	—	16.96	01/06/15	GLPI	01/29/13	(3)	32,740	1,258,853
	GLPI	132,155	—	19.22	01/12/16	GLPI	03/18/13	(2)	37,718	1,450,257
	GLPI	132,155	—	24.15	01/02/17
	GLPI	198,232	—	17.34	07/08/18
	GLPI	198,233	—	12.41	01/02/16
	GLPI	148,674	49,559	15.78	01/02/17
	GLPI	99,116	99,117	20.40	01/03/18
	GLPI	49,558	148,675	22.09	01/03/19

(1)
Options vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, options vest immediately.

(2)
Represents restricted stock awards. The forfeiture provisions on the restricted stock awards granted on April 15, 2011 lapse 100% on the third year anniversary of the date of grant. The forfeiture provisions on the restricted stock awards granted on March 18, 2013 and June 12, 2013 lapse 25% on each of the first, second, third and fourth anniversary of the date of grant. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately.

(3)
Represents phantom stock unit awards. Awards granted on October 20, 2010, are scheduled to vest as follows: 2/9 of the aggregate award to the executive on each of the first, second and third anniversaries of the date of grant and 1/6 of the aggregate award to the executive on each of the fourth and fifth anniversaries of the date of grant, and all other awards granted are scheduled to vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately.

(4)
Calculated based on the closing price of the Company's common stock on December 31, 2013 ($14.33 for the Company and $38.45 for GLPI), which was the last trading day of 2013.

(5)
Mr. Carlino and Mr. Clifford left the Company on November 1, 2013 as a result of the Spin-Off and commenced employment with GLPI on that date. Therefore, the 2013 information reflects grants from January 1, 2013 through October 31, 2013.

2013 Option Exercises and Stock Vested

        The following table sets forth information concerning options exercised, restricted stock awards vested, and phantom stock units awards vested during fiscal 2013, as all transactions in the Company's stock were completed prior to the Spin-Off, the shares and values reflect pre-spin shares and pricing.

			Option Awards		Stock Awards		Phantom Stock Unit Awards
Name	Stock Ticker		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy J. Wilmott	PENN		—	—	6,978	356,576	19,790	1,087,907
Saul V Reibstein	PENN		—	—	—	—	10,308	151,211
Jordan B. Savitch	PENN		359,580	10,164,964	1,383	70,671	4,088	224,261
Jay A. Snowden	PENN		—	—	—	—	1,175	38,627
	GLPI	(1)	—	—	—	—	760	25,992
John V. Finamore	PENN		40,000	1,319,200	1,594	81,453	4,521	248,530
Former Employees
Peter M. Carlino(2)	PENN		—	—	10,246	523,571	29,057	1,597,339
William J. Clifford(2)	PENN		—	—	3,586	183,245	12,065	657,894

(1)
In connection with the Spin-Off, Mr. Snowden received GLPI phantom stock unit awards (based on his phantom stock unit awards in the Company) that subsequently vested prior to December 31, 2013. The numbers of GLPI awards are restated to include additional shares received in the GLPI Earnings & Profits purge in February 2014. Executives received 1.257259159 awards for every one award of GLPI they held as of the January 13, 2014 record date for the Spin-Off.

(2)
The awards for Mr. Carlino and Mr. Clifford reflect exercises and vesting January 1, 2013 through October 31, 2013.

2013 Nonqualified Deferred Compensation

        The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Distribution to Gaming and Leisure Properties, Inc. ($)(4)	Aggregate Balance at Last Fiscal Year End ($)(5)
Timothy J. Wilmott	289,494	72,373	451,983	(1,693)		2,785,312
Saul V. Reibstein	—	—	—	—		—
Jordan B. Savitch	63,929	31,965	110,725	(1,051)		1,013,776
Jay A. Snowden	57,011	28,505	29,000	(797)		212,265
John V. Finamore	135,645	33,911	241,091	(1,115)		2,634,242
Former Employees
Peter M. Carlino	227,443	113,721	1,174,460	—	(7,041,958)	—
William J. Clifford	134,729	67,364	144,319	(105,922)	(2,601,334)	—

(1)
For each Named Executive Officer, the executive's contribution is included in the Named Executive Officer's salary and/or non-equity executive compensation for 2013, as reported in the Summary Compensation Table.

(2)
For each Named Executive Officer, the Company's contribution is included in the Named Executive Officer's other compensation for 2013, as reported in the Summary Compensation Table.

(3)
Amounts reflect the change in account value during 2013. No amounts are reported in the Summary Compensation Table because earnings were not above market or preferential.

(4)
Distributions to the GLPI Deferred Compensation Plan related to the Spin-Off.

(5)
The amount of each Named Executive Officer's aggregate balance at fiscal year-end that was reported as compensation in the Company's Summary Compensation Table for previous years is set forth below:

Name	Amount Previously Reported ($)
Timothy J. Wilmott	1,973,155
Saul V. Reibstein	—
Jordan B. Savitch	808,208
Jay A. Snowden	—
John V. Finamore	—
Former Employees
Peter M. Carlino	5,526,334
William J. Clifford	2,360,844

        Penn National Gaming, Inc. Deferred Compensation Plan.    Pursuant to the Company's Deferred Compensation Plan, as amended, most management and certain other highly compensated employees selected by the committee administering the 2008 Plan (the "Committee") may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum amount deferrable is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be earned. The Company's contributions under the plan are equal to 50% of the participant's deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. With the Board of Directors' approval, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement (on or after age 65) or a change in control of the Company, as defined in the Deferred Compensation Plan. The Committee may accelerate vesting of the Company's contributions if a participant terminates his or her employment because of disability.

        Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death or termination. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or payment in five or ten annual installments. Distributions following retirement can be deferred for at least five years.

        For purposes of the Deferred Compensation Plan, termination of employment as a result of a disability will be considered retirement. Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of a designated subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Committee, a participant can suspend deferrals or receive a partial or full payout under the plan. Certain specified employees have a six-month delay imposed upon distributions pursuant to a severance from service, as required by the final Code section 409A regulations. In the event of a change in control, the Company will accelerate installment payments that are in pay status by paying the account balance in lump sum and will distribute the account balances of all active participants in a lump sum; provided, however, that no distributions (or accelerations of installments) will occur unless the transaction qualifies as a "change in control event" under Code section 409A.

        Participants in the Deferred Compensation Plan may notionally invest deferred amounts, including Company contributions, in mutual funds selected by the Committee. Participants may change their investment elections at any time.

Potential Payments Upon Termination or Change in Control

        The information below describes and quantifies compensation that would become payable in the event of a termination of a Named Executive Officer's employment under several different circumstances or a change in control. The amounts shown assume that such termination or change in control was effective as of December 31, 2013, and thus include amounts earned through such time and are based (where applicable) on the closing price of the Company's common stock on such date (which was $14.33 for the Company and $38.45 for GLPI) and are estimates of the amounts that would be paid to the Named Executive Officers upon their termination or a change in control. The actual amounts to be paid can only be determined at the time of such Named Executive Officer's separation from the Company or a change in control.

        The following tables quantify the amounts payable to each of the Named Executive Officers under the described termination circumstances and upon a change in control. For a description of the severance and change in control provisions giving rise to the payments set forth below, see pages 51 through 53 of this Proxy Statement. Because they were no longer employed by the Company as of December 31, 2013, Mr. Carlino and Mr. Clifford are not included below. In addition, because Mr. Savitch resigned from the Company on January 31, 2014, he was only entitled to his then vested equity amounts and will be paid his vested deferred compensation pursuant to the plan documents. As of December 31, 2013, Mr. Savitch had vested stock options with a value of $2,699,887 to be exercised within thirty days after resignation and a vested deferred compensation balance of $1,013,776 which will be paid out six months after his resignation in August 2014.

Post-Employment Payments—Timothy J. Wilmott

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	6,306,368		—	6,306,368		6,306,368		—	9,459,552
Benefit Continuation(3)	—	30,967		—	30,967		30,967		—	46,450
Restricted Shares(4)	—	—		—	8,868,814		8,868,814		8,868,814	8,868,814
Unvested Stock Options(5)	—	7,603,912	(6)	—	8,957,440	(6)	8,957,440	(6)	8,957,440	8,957,440
Vested Stock Options(5)	25,379,423	25,379,423		6,581,415	25,379,423		25,379,423		25,379,423	25,379,423
Vested Deferred Compensation Balance(7)	2,785,312	2,785,312		2,785,312	2,785,312		2,785,312		2,785,312	2,785,312

Total	$28,164,735	$42,105,982		$9,366,727	$52,328,324		$52,328,324		$45,990,989	$55,496,991

Post-Employment Payments—Saul V. Reibstein

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination Upon Death ($)	Termination upon Disability ($)	Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	1,650,000	—	1,650,000	1,650,000	—	1,100,000
Benefit Continuation(3)	—	32,009	—	32,009	32,009	—	21,339
Restricted Shares(4)	—	—	—	705,851	705,851	705,851	705,851
Unvested Stock Options(5)	—	—	—	—	—	—	—
Vested Stock Options(5)	—	—	—	—	—	—	—
Vested Deferred Compensation Balance(7)	—	—	—	—	—	—	—

Total	$—	$1,682,009	$—	$2,387,860	$2,387,860	$705,851	$1,827,190

Post-Employment Payments—Jay A. Snowden

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)(9)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	1,448,345		—	1,448,345		1,448,345		—	1,931,126
Benefit Continuation(3)	—	15,933		—	15,933		15,933		—	21,244
Restricted Shares(4)	—	—		—	1,178,563		1,178,563		1,178,563	1,178,563
Unvested Stock Options(5)	—	1,150,018	(6)	—	2,232,349	(6)	2,232,349	(6)	2,232,349	2,232,349
Vested Stock Options(5)	2,096,975	2,096,975		—	2,096,975		2,096,975		2,096,975	2,096,975
Vested Deferred Compensation Balance(7)	183,830	183,830		183,830	183,830		183,830		183,830	183,830

Total	$2,280,805	$4,895,101		$183,830	$7,155,995		$7,155,995		$5,691,717	$7,644,087

Post-Employment Payments—John V. Finamore

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	1,428,059		—	1,428,059		1,428,059		—	1,904,078
Benefit Continuation(3)	—	15,933		—	15,933		15,933		—	21,244
Restricted Shares(4)	—	—		—	1,954,731		1,954,731		1,954,731	1,954,731
Unvested Stock Options(5)	—	1,520,767	(6)	—	1,791,472	(6)	1,791,472	(6)	1,791,472	1,791,472
Vested Stock Options(5)	5,843,497	5,843,497		2,083,880	5,843,497		5,843,497		5,843,497	5,843,497
Vested Deferred Compensation Balance(7)	2,634,242	2,634,242		2,634,242	2,634,242		2,634,242		2,634,242	2,634,242

Total	$8,477,739	$11,442,498		$4,718,122	$13,667,934		$13,667,934		$12,223,942	$14,149,264

(1)
Upon the occurrence of a change in control, the stock options and restricted stock accelerate; no termination of employment is required.

(2)
Basis for cash severance benefit upon a termination following a change in control is 2013 salary plus highest cash bonus earned over years 2013 and 2012.

(3)
Represents employer cost of medical and dental coverage.

(4)
Restricted stock award values were computed based on the closing stock price of the Company's common stock on December 31, 2013 ($14.33 for the Company and $38.45 for GLPI), which was the last trading day of 2013.

(5)
Amounts represent the difference between the exercise price of each Named Executive Officer's options and the closing price of the Company's common stock on December 31, 2013 ($14.33 for the Company and $38.45 for GLPI). Vested stock options issued under the 2008 Plan are cancelled when an executive is terminated for cause by the Company. However, vested options granted under the Company's prior long-term incentive plans are generally not cancelled upon a termination for cause.

(6)
Unvested options that would vest during the applicable severance period vest upon termination but may not be exercised until the time that such options would have vested had the executive continued to be employed through the applicable severance period. Restrictions lapse upon death or a change in control.

(7)
Company contributions to the Deferred Compensation Plan vest 20% per year during the first five years of service, although vesting is accelerated upon death, change in control and, at the option of the committee administering the 2008 Plan, disability.

Employment Agreements

        A majority of the Company's employment agreements with its executive officers expired or were otherwise terminated during 2013, including those with Mr. Wilmott, Mr. Finamore, Mr. Carlino and Mr. Clifford, and the remainder of the Company's employments agreements have a relatively near term expiration date (three years or less). In fact, as of December 31, 2014, the Company had employment agreements with only three of its Named Executive Officers, Mr. Reibstein, Mr. Snowden (whose contract will expire in April 2014) and Mr. Savitch (whose contract was terminated in January 2014 in connection with his resignation). Further, as a result of these expirations and terminations, during 2013, we reduced the number of employment agreements with single trigger change in control provisions to two contracts, one of which was terminated in 2014 and the other of which will expire in April 2014, and those with tax indemnification provisions to three employment contracts, one of which was terminated in 2014 and the other two of which will expire in April and June 2014.

        Nevertheless, in light of the continuing need to attract and retain experienced, proven executives (especially in light of more competition for talent in this industry) and to protect the Company from certain competitive risks, the Company has determined to enter into severance agreements with its key executive officers during 2014, none of which will contain single trigger change in control or tax indemnification provisions. During the transition period between the expiration of the old employment agreements and the execution of severance agreements, to the extent necessary, the Company has in place a policy to honor severance obligations set forth in the expiring contracts (including those of Mr. Wilmott and Mr. Finamore), with the exception of any single trigger change in control or tax indemnification provision, provided that such executive agrees to execute an appropriate release and non-compete agreement. None of these severance obligations were triggered during 2013 or thus far in 2014. The Committee plans to continue to evaluate whether and in what form to utilize employment or severance agreements in the future. For key employees with whom the Company does not seek to have employment or severance agreements, the Company has designed other policies and programs for attracting and retaining talented individuals.

Key Terms

        Term.    The term of each employment agreement in effect as of December 31, 2013 is three years or less. The Company believes that the length of each employment term represents a reasonable period for which the Company and the executive will mutually commit to maintain the employment relationship. For the Company, this provides stability and predictability among its leadership ranks. For the executive, this provides a reasonable but limited assurance of job security designed to foster an environment of entrepreneurial risk taking where the executive can focus on building long-term shareholder value.

        Termination and Restrictive Covenants.    The Company offers certain additional payments to its Named Executive Officers if the Company elects to terminate the executive's employment without "cause" or as a result of death or total disability. Such termination payments are not available to the executive if the executive resigns (regardless of whether or not such executive has good reason) or if the executive is terminated for "cause." All termination payments are expressly conditioned on the executive providing a written release of all liabilities to the Company and the executive's agreement to comply with the restrictive covenants described below for the time period for which such payments are made. All payments are subject to forfeiture and/or clawback in the event that the executive breaches any term of the restrictive covenants.

        Each employment agreement contains a comprehensive set of restrictive covenants designed to provide the Company with a reasonable degree of protection of its strategic plans, intellectual property and human capital. Generally, each employment agreement contains prohibitions on (i) competition with the Company anywhere in North America, (ii) solicitation of any employees of the Company or any of its subsidiaries, and (iii) disclosure and use of any of the Company's confidential information. The Board selected the time periods for which each executive is bound by these restrictive covenants based on its determination about the extent to which each individual's tenure with, and knowledge of, the Company might be used to adversely impact the Company's strategic plans, intellectual property or human capital. If an executive violates any of these provisions, in addition to any other legal or equitable remedies available to the Company, the executive must repay to the Company all amounts paid upon termination, forfeit any amounts then still payable in connection with such termination and, as set forth in the applicable compensation plans, forfeit all outstanding equity awards (regardless of whether such awards had vested before or after termination). In limited circumstances, an executive may opt out of the non-competition provision provided such executive repays any amounts paid and forfeits amounts payable by the Company in respect of the period for which such executive has elected not to be subject to the restrictive covenant.

        For Mr. Reibstein, the additional payments consist of a cash payment equal to the greater of (i) the product of 1.5 multiplied by the annual rate of base salary in effect on the termination date or (ii) if such termination takes place during the initial term, the product of the number of months remaining in the employment term multiplied by the monthly rate of base salary in effect on the termination date. In the case of each other applicable Named Executive Officer, additional payments consist of a cash payment equal to the executive's base salary and annual cash bonus (based on the highest salary and annual cash bonus paid during the previous two years calculated on a monthly basis) multiplied by the greater of (i) the minimum number of months that such executive is bound by the restrictive covenants and (ii) the number of months remaining in the employment term. In addition, the executive is permitted continued vesting of stock options during the period for which the executive remains bound by restrictive covenants. The Board selected these amounts based on the rationale that it was willing to continue to pay each executive an amount reflecting the foregone compensation over the period that the Company desired the executive to remain subject to the restrictive covenants in the event the Company elects to terminate the executive's employment without cause.

        Change in Control.    The Company has continued to reduce the number of employment agreements containing "single trigger" change in control provisions, and, in 2013, no new or renewed employment agreement contained a single trigger change in control provision, and all but two employment agreements containing such a provision expired or were terminated during the year (one of those remaining employment agreements was terminated in 2014 and the other will expire in April 2014). In the event of a termination following a change in control (or, with respect to those employment agreements that contain a single trigger change in control provision, upon any change in control), each Named Executive Officer is entitled to receive a cash payment equal to two times, in the case of Mr. Reibstein and Mr. Snowden, and three times, in the case of each of the other Named Executive Officers, the sum of his base salary and annual cash bonus (based on the highest amount paid in the two preceding calendar years). Such payment would be made in one lump sum, in the case of Mr. Reibstein, or two lump sums with 75% paid on the closing date of the change in control and 25% paid on the 75th day following the change in control, in the case of each of the other Named Executive Officers, subject to the executive's continued employment with the Company during such period (unless earlier terminated by the Company). In addition, upon a change in control, any unvested equity compensation held by any employee of the Company, including any Named Executive Officer, will become vested. To the extent that an executive receives a cash change in control payment, such executive will not be eligible to receive any additional cash severance in the event of a termination of employment during the employment term.

        Tax Indemnity.    The Company has reduced the number of employment agreements containing tax indemnification provision, and, in 2013, no new or renewed employment agreement contained tax indemnification provisions, and all but three employment agreements containing such a provision expired or were terminated during the year (one of those remaining employment agreements, with

Mr. Savitch, was terminated in 2014 and the other two, one of which was with Mr. Snowden, will expire in April and June 2014). These tax indemnity provisions were intended to provide the executive with protection if a change in control or termination payment results in a parachute excise tax.

        In addition to the key terms relating to severance, change in control, restrictive covenants and tax indemnity provisions described above, each employment agreement provides for additional compensation through participation in the Company's annual incentive plan, eligibility for awards under the Company's long term incentive compensation plans then in effect and certain other benefits, including health, vacation and deferred compensation. If the Company elects not to renew the executive's employment agreement at the end of the applicable term or such executive is terminated without "cause" (as defined in each agreement and described below) or as a result of death or total disability, the executive is entitled to certain continued health benefits and continued vesting of his options.

        The specific terms of each of the individual agreements for the Named Executive Officers who had employment agreements with the Company as of December 31, 2013 are as follows:

        Jay A. Snowden.    On April 11, 2011, the Company entered into an employment agreement with Jay A. Snowden, currently the Company's Chief Operating Officer, commencing on October 11, 2011 with an initial term expiring on October 11, 2014. Mr. Snowden's annual base salary is reviewed annually and established by the Compensation Committee as described on pages 10 and 39 of this Proxy Statement. The severance period in Mr. Snowden's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and eighteen months.

        Saul V. Reibstein.    On November 25, 2013, the Company entered into an employment agreement with Saul V. Reibstein, Senior Vice President and Chief Financial Officer, with an initial term expiring on December 3, 2016. Mr. Reibstein's annual base salary is reviewed annually and established by the Compensation Committee as described on pages 10 and 39 of this Proxy Statement. The severance period in Mr. Reibstein's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and eighteen months.

        Jordan B. Savitch.    In 2008, the Company entered into an employment agreement with Jordan B. Savitch, Senior Vice President and General Counsel, with an initial term expiring on June 10, 2011. The Compensation Committee approved the renewal of Mr. Savitch's employment agreement on April 22, 2011 for an additional three-year term expiring on June 10, 2014. Mr. Savitch's annual base salary was reviewed annually and established by the Compensation Committee as described on pages 10 and 39 of this Proxy Statement. The severance period in Mr. Savitch's agreement for purposes of calculating severance benefits was the greater of the period remaining under the then current term of the employment agreement and eighteen months. This agreement was terminated upon Mr. Savitch's resignation, which was effective on January 31, 2014.

        The employment agreements for each Named Executive Officer are incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 27, 2014.

        For purposes of the potential termination and change in control payments described in this Proxy Statement, the terms set forth below have the meanings ascribed to them:

        Change in Control—a change in control is defined as the occurrence of one or more of the following events: (i)a person, entity or group becomes the beneficial owner of shares representing 50% or more of (a) the Company's outstanding shares or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, except when such beneficial ownership is due to an acquisition directly from or by the Company or a Company employee benefit plan or pursuant to a consolidation, merger or share exchange reorganization between the Company and another entity described below; (ii) the shareholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company; (iii)the Company consummates a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless, following such transaction, (a) all or substantially all of the beneficial owners immediately prior to such transaction still beneficially own more than 50% of the Company's outstanding shares, (b) no person beneficially owns 20% or more of the Company's outstanding shares who did not own such amount prior to the transaction and (c) at least a majority of the directors are continuing directors; or (iv)any time continuing directors do not constitute a majority of the Board.

        Good Reason—an executive officer has "good reason" if (a) such officer is assigned to duties inconsistent with his position or authority, (b) such officer's compensation is reduced or there is a substantial reduction in benefits taken as a whole, (c) such officer's travel requirements are materially increased, or (d) such officer's employment agreement is materially breached by the Company.

        Cause—the Company has "cause" if the executive officer (a) is convicted of a felony or any misdemeanor involving allegations of fraud, theft, perjury or conspiracy, (b) is found disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where such executive is required to be found qualified, suitable or licensed, (c) materially breaches the employment agreement or any material Company policy, or (d) misappropriates corporate funds as determined in good faith by the Board.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table sets forth certain information with respect to beneficial ownership of the Company's common stock as of March 19, 2014 by each person known to the Company to own beneficially more than 5% of the Company's outstanding common stock, each director and director nominee, each Named Executive Officer and all of the executive officers and directors of the Company as a group. The persons named in the table have sole voting and investment power (or such person shares such powers with his or her spouse) with respect to all shares of common stock shown as beneficially owned by them except as otherwise stated in the footnotes to the table. Unless otherwise indicated in the footnotes to the table, the address of each such person is c/o the Company, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610.

        Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 19, 2014 are deemed outstanding for purposes of computing the percentage beneficially owned by such holder, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table. The percentage for each beneficial owner is calculated based on (i) the aggregate number of shares reported to be owned by such group or individual and (ii) the aggregate number of shares of common stock outstanding as of March 19, 2014 (78,559,153 shares). The percentages below do not reflect the 8,624 shares of Series C Preferred Stock of the Company currently outstanding, which is the equivalent of 8,624,000 shares of non-voting common stock. If such preferred stock were taken into consideration, the percentage for each beneficial owner shown below would be lower.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
Peter M. Carlino(1)(2)(8)	7,727,210	9.75%
Richard J. Carlino(1)	7,052,414	8.98%
David E. Carlino(1)	7,093,553	9.03%
Carlino Family Trust(1)	6,626,803	8.44%
Harold Cramer(1)	7,074,210	9.01%
David A. Handler	165,000	*
John M. Jacquemin	113,595	*
Robert P. Levy(4)	7,100	*
Barbara Shattuck Kohn(5)	66,122	*
Ronald J. Naples	—	*
Timothy J. Wilmott(3)(7)	985,956	1.26%
Saul V. Reibstein(6)	2,950	*
Jay A. Snowden(3)(7)	89,804	*
John V. Finamore(3)(7)	252,866	*
William Clifford(3)(7)(8)	1,204,142	1.51%
Jordan B. Savitch(8)	—	*
All executive officers and directors as a group (13 persons)	9,828,376	12.19%
Baron Capital Group, Inc.(9)	7,856,266	10.00%
Harris Associates L.P.(10)	4,917,293	6.26%
FMR LLC(11)	4,089,015	5.21%
PAR Investment Partners LP(12)	4,261,382	5.42%

*
Less than 1%.

Notes to Security Ownership of Principal
Shareholders and Management Table

1.
6,626,803 shares of the Company's common stock are owned by an irrevocable trust (the "Carlino Family Trust"), among Peter D. Carlino (who passed away in November 2013), his eight children and the former spouse of one of his children, as settlors, and certain trustees, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters. 365,212 shares are owned by a residuary trust (the "Residuary Trust") for the benefit of Peter D. Carlino and Peter D. Carlino's children. Peter M. Carlino, David E. Carlino, Richard J. Carlino and Harold Cramer have shared investment power and shared voting power with respect to certain matters for both the Carlino Family Trust and for all matters for the Residuary Trust.

2.
The number of shares in the table includes 6,992,015 shares owned by various trusts, including the Carlino Family Trust and the Residuary Trust, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters and shared investment power and shared voting power with respect to certain matters and 683,161 shares that may be acquired upon the exercise of outstanding options.

3.
Includes shares that may be acquired upon the exercise of outstanding options, as follows: Mr. Wilmott, 836,612 shares; Mr. Snowden, 80,000, shares; Mr. Finamore, 195,000 shares; Mr. Clifford, 1,061,831 shares; and all executive officers and directors as a group, 2,084,773 shares.

4.
Includes 1,800 shares owned by Mr. Levy's spouse, as to which shares Mr. Levy disclaims beneficial ownership. Mr. Levy retired from the Board of Directors upon the election of Mr. Naples on June 12, 2013.

5.
Includes 2,000 shares owned by Ms. Shattuck Kohn's spouse, as to which shares Ms. Shattuck Kohn disclaims beneficial ownership.

6.
Includes 150 shares owned by Mr. Reibstein's spouse, as to which shares Mr. Reibstein disclaims beneficial ownership. Mr. Reibstein resigned from the Board of Directors upon his appointment as the Company's Senior Vice President and Chief Financial Officer on December 4, 2013.

7.
Includes restricted shares issued as follows: Mr. Wilmott, 50,728 shares; Mr. Snowden, 6,000, shares; Mr. Finamore, 12,735 shares; Mr. Clifford, 33,152 shares; and, all executive officers and directors as a group, 79,468 shares, under which each of them has voting rights but his or her disposition rights are currently restricted.

8.
In connection with the Spin-Off, effective on November 1, 2013, Peter M. Carlino resigned from his position as the Company's Chief Executive Officer (but remained Chairman of the Board) and Mr. Clifford resigned from his position as the Company's Senior Vice President and Chief Financial Officer. In addition, Mr. Savitch resigned from the Company effective January 31, 2014.

9.
According to its 13G/A filed with the SEC on February 14, 2014, consists of shares beneficially owned as of December 31, 2013 by BAMCO, Inc. or its affiliates, Baron Capital Group, Inc., Baron Capital Management, Inc. and Ronald Baron. The address of BAMCO, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

10.
According to its 13G/A filed with the SEC on February 12, 2014, consists of shares beneficially owned as of December 31, 2013 by Harris Associates L.P. or its affiliate Harris Associates, Inc. The address of Harris Associates L.P. is 2 North LaSalle Street, Suite 500, Chicago IL 60602-3790.

11.
According to its 13G filed with the SEC on February 14, 2014, consists of shares beneficially owned as of December 31, 2013 by FMR LLC, and its affiliate, Edward C. Johnson. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts, 02210.

12.
According to its 13G filed with the SEC on January 21, 2014, consists of shares beneficially owned as of December 31, 2013 by PAR Investment Partners, L.P. and its affiliates PAR Group, L.P. and PAR Capital Management, Inc. The address of PAR Investment Partners, L.P. and its affiliates is One International Place, Suite 2401, Boston, MA 02110.

TRANSACTIONS WITH RELATED PERSONS

        In August 1994, the Company signed a consulting agreement with Peter D. Carlino, former Chairman of the Company, who passed away in November of 2013. Pursuant to the consulting agreement, as amended, Peter D. Carlino received an annual fee of $124,615. Peter D. Carlino was the father of Peter M. Carlino, the Chairman of the Board and former CEO of the Company. As of December 31, 2013, this agreement was no longer in place.

        The Company currently leases 49,928 square feet of executive office and warehouse space for buildings in Wyomissing, Pennsylvania from affiliates of its Chairman and former CEO. Rent expense for the years ended December 31, 2013, 2012 and 2011 amounted to $1.1 million, $1.0 million and $0.9 million, respectively. The leases for the office space all expire in May 2019, and the lease for the warehouse space expired in July 2013 and was extended on a month to month basis. The future minimum lease commitments relating to these leases at December 31, 2013 equaled $6.2 million.

        Eric Schippers, the Senior Vice President, Public Affairs & Government Relations of the Company, is the son-in-law of our Chairman and former CEO. Mr. Schippers joined the Company in 2003. From 1998 to 2003, Mr. Schippers was President of the Alexandria, Virginia-based Center for Individual Freedom, a non-partisan constitutional advocacy group. Mr. Schippers has also worked for Burson Marsteller, one of the world's largest international public relations firms, representing numerous Fortune 500 clients in the areas of media relations, public affairs, crisis communications and constituency relations. For 2013, Mr. Schippers received a salary of $371,315, a bonus of $117,893, an award of 8,000 shares of the Company's restricted stock (which resulted in the receipt of 10,058 shares of GLPI's restricted stock in connection with the Spin-Off), and an award of 9,401 of the Company's phantom stock units.

Review and Approval of Transactions with Related Persons

        Pursuant to the terms of its charter, the Company's Audit Committee reviews and pre-approves all conflicts of interest and related party transactions. For purposes of the Audit Committee's review, related party transactions are transactions, arrangements or relationships where the Company is a participant and in which an executive officer, a director or an owner of 5% or greater of the Company's common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest. The Company's Code of Conduct has a broad definition of conflict of interest, which includes related party transactions, and requires employees to report potential conflicts to the Chief Compliance Officer. All potential conflicts of interest involving an executive officer, director or 5% or greater shareholder of the Company are communicated by the Chief Compliance Officer (or other members of Company management) to the Vice President of Internal Audit. The Vice President of Internal Audit then consults with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related party transaction that must be presented to the Audit Committee. For transactions determined to require Audit Committee review, the Vice President of Internal Audit collaborates with members of the legal and finance staffs to prepare and present the transaction to the Audit Committee. In terms of standards applied by the Audit Committee in reviewing related party transactions, a director will not participate in the review of transactions in which he or she or his or her immediate family member has an interest. The Audit Committee will only approve related party transactions that are not inconsistent with the best interests of the Company and its shareholders, based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.

        Currently, the policy to review related party transactions is evidenced in the Audit Committee charter, the Company's Code of Conduct and the Company's Corporate Governance Guidelines, and certain of the procedures followed in considering related party transactions are based on past practice and the advice of counsel.

Compensation Committee Interlocks and Insider Participation

        During 2013, the members of the Company's Compensation Committee were Messrs. Cramer and Handler and Ms. Shattuck Kohn. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors consists of John M. Jacquemin (Chairman), Harold Cramer and Barbara Shattuck Kohn, all of whom are independent directors under the NASDAQ Rules, and operates under a written charter adopted by the Board of Directors that complies with the NASDAQ Rules, which charter is available at http://www.pngaming.com/About.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee is responsible for appointing, compensating, overseeing and, where appropriate, discharging and replacing the Company's independent registered public accounting firm (the "independent accounting firm"). The independent accounting firm is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. In addition, the independent accounting firm will express its own opinion on the effectiveness of the Company's internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

        The Audit Committee members are not professional accountants, and their functions are not intended to duplicate or to certify the activities of management and the independent accounting firm, nor can the Audit Committee certify that the independent accounting firm is "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent accounting firm on the basis of the information it receives, discussions with management and the independent accounting firm and the experience of the Audit Committee's members in business, financial and accounting matters.

        In this context, in 2013, the Audit Committee met and held discussions with management and the independent accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accounting firm. The Audit Committee discussed with the independent accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

        The independent accounting firm also provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent accounting firm the firm's independence.

        Based upon the Audit Committee's discussion with management and the independent accounting firm and the Audit Committee's review of the representations of management and the report of the independent accounting firm on the Consolidated Financial Statements, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

Audit Committee of the Board of Directors
John M. Jacquemin, Chairman Harold Cramer Barbara Shattuck Kohn

OTHER MATTERS

        The Company is mailing to all shareholders of record as of the close of business on April 11, 2014 a copy of its Annual Report for the year ended December 31, 2013 and a proxy card together with this Proxy Statement, or the Notice containing instructions on how to access this proxy statement and our annual report and how to vote online. The Board of Directors does not know of any other business that will be presented for consideration at the Annual Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting and Proxy Statement may be acted on at the Annual Meeting. If any other business does properly come before the Annual Meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership of the Company's common stock and any other equity securities of the Company with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, the Company believes that all of its executive officers, directors and greater than 10% shareholders complied with all filing requirements applicable to them during 2013, except for one late filing of a Form 4.

Advanced Notice Provision

        Under the Company's bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has owned beneficially at least 1% of the Company's common stock for a continuous period of not less than 12 months prior to making the proposal and who has delivered proper written notice to the Company's Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 120 nor more than 150 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, with respect to the 2015 annual meeting, between January 13, 2015 and February 12, 2015. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement.

Shareholder Proposals

        Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2015 may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Company's Secretary no later than December 29, 2014. Proposals should be sent to the Company's principal executive office, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, directed to the attention of the Secretary.

Householding of Proxy Materials

        Certain shareholders who share the same address may receive only one copy of the Proxy Statement and the 2014 Annual Report for the year ended December 31, 2013 in accordance with a notice delivered from such shareholders' bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as

"householding," is designed to reduce printing and postage costs. Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Notice and, if applicable, the Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting the Company by telephone at (610) 373-2400 or in writing at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary. Shareholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

By Order of the Board of Directors,
Robert S. Ippolito
April 28, 2014	Secretary

APPENDIX A

PENN NATIONAL GAMING, INC.

2008 LONG TERM INCENTIVE
COMPENSATION PLAN

Effective November 12, 2008, as amended June 9, 2011, with proposed amendment

A-i

A-ii

PENN NATIONAL GAMING, INC.
2008 LONG TERM INCENTIVE COMPENSATION PLAN

ARTICLE I
PURPOSE

        The 2008 Long Term Incentive Compensation Plan is intended to advance the interests of Penn National Gaming, Inc., a Pennsylvania corporation, and its shareholders by providing a means by which the Company and its subsidiaries and affiliates shall be able to motivate directors and selected key employees (including officers) to direct their efforts to those activities that will contribute materially to the Company's success. The Plan is also intended to serve the best interests of the shareholders by linking remunerative benefits paid to employees who have substantial responsibility for the successful operation, administration and management of the Company and/or its subsidiaries and affiliates with the enhancement of shareholder value while such key employees increase their proprietary interest in the Company. Finally, the Plan is intended to enable the Company to attract and retain in its service highly qualified persons for the successful conduct of its business.

ARTICLE II
DEFINITIONS AND CONSTRUCTION

  Section 2.1    Definitions

        The following words and phrases when used in the Plan with an initial capital letter, unless their context clearly indicates to the contrary, shall have the respective meanings set forth below in this Section 2.1:

        Act.    The Securities Exchange Act of 1934, as now in effect or as hereafter amended from time to time. References to any Section or Subsection of the Act are to such Section or Subsection as the same may from time to time be amended or renumbered and/or any comparable or succeeding provisions of any legislation that amends, supplements or replaces such Section or Subsection.

        Award.    A grant of one of the following under the Plan: "Stock Option Award"; "Stock Appreciation Right Award"; "Restricted Stock Award"; "Phantom Stock Unit Award"; and "Other Award"; all as further defined herein.

        Award Agreement.    The written instrument delivered by the Company to a Grantee evidencing an Award, and setting forth such terms and conditions of the Award as may be deemed appropriate by the Grantor. The Award Agreement shall be in a form approved by the Grantor, and once executed, shall be amended from time to time to include such additional or amended terms and conditions as the Grantor may specify after the execution in the exercise of his or its, as the case may be, powers under the Plan.

        Beneficiary.    Any individual, estate or trust who or which by designation of the a Holder pursuant to Section 12.3 or operation of law succeeds to the rights and obligations of the Holder under the Plan and one or more Award Agreements.

        Board.    The Board of Directors of the Company, as it may be constituted from time to time.

        Cause.    Fraud, embezzlement, theft or dishonesty against the Company, conviction of a felony, willful misconduct, being found unsuitable by a regulatory authority having jurisdiction over the Company, willful and wrongful disclosure of confidential information, engagement in competition with the Company and any other conduct defined as cause in any agreement between a Grantee and the Company or any Subsidiary, in each case during employment with the Company and all Subsidiaries or service as a Director, as the case may be.

        Chairman.    The Chairman of the Board of the Company or his designee(s).

        Change of Control.

        (a)    With respect to Awards that are not "deferred compensation" under Section 409A of the Code, any of the following events shall constitute a Change of Control for purposes of this Plan:

          (i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of fifty percent (50%) or more of either (A) the then outstanding shares of the Company (the "Outstanding Company Shares") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of Subsection (iii) below; or

          (ii)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

          (iii)    consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (each, a "Corporate Transaction"), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Shares and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan or related trust of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership of the Company existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

          (iv)    individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

        (b)    With respect to Awards that are "deferred compensation" under Section 409A of the Code, each of the foregoing events shall only be deemed to be a Change of Control for purposes of the Plan to the extent such event qualifies as a "change in control event" for purposes of Section 409A of the Code. The Grantor shall be entitled to amend or interpret the terms of any Award to the extent necessary to avoid adverse Federal income tax consequences to a Grantee under Section 409A of the Code.

        Code.    The Internal Revenue Code of 1986, amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

        Committee.    The Compensation Committee of the Board.

        Common Stock.    Common stock of the Company, par value $.01.

        Company.    Penn National Gaming, Inc., a Pennsylvania corporation, and its successors and assigns.

        Date of Grant.    The date as of which the Grantor grants an Award.

        Director.    A member of the Board who is not also an employee of the Company or any Subsidiary.

        Disability.    A physical or mental impairment sufficient to make the Grantee who is an Employee eligible for benefits under the Company's or Subsidiary's long-term disability plan in which the Grantee is a participant. A Grantee who is a Director shall be treated as having a Disability if a physical or mental impairment would have made the Director eligible for benefits under the Company's long-term disability plan had the Director been an Employee.

        Effective Date.    November 12, 2008, the date on which the shareholders of the Company approved the Plan.

        Employee.    An employee of the Company or any Subsidiary or "parent corporation" within the meaning of Section 424(e) of the Code.

        Fair Market Value.    With respect to the Common Stock on any day, (i) the closing sales price on the immediately preceding business day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading, or (ii) if the Common Stock is not listed or admitted to trading on a securities exchange, as determined in a manner specified by the Committee determined in accordance with Section 409A of the Code. A "business day" is any day on which the relevant market is open for trading.

        Grantee.    An Employee or former Employee of the Company or any Subsidiary to whom an Award is or has been granted. With respect to an Award, other than an Incentive Stock Option, a Director to whom an Award is or has been granted is also a Grantee.

        Grantor.    With respect to an Award granted to an Employee, the Committee or the Chairman, as the case may be, that grants the Award. With respect to an Award granted to a Director, the Board or Committee is the Grantor.

        Holder.    The individual who holds an Award, who shall be the Grantee or a Beneficiary.

        Incentive Stock Option or ISO.    An Option that is intended to meet, and structured with a view to satisfying, the requirements of Section 422 of the Code and is designated by the Grantor as an Incentive Stock Option.

        Non-Qualified Stock Option.    An Option that is not designated by the Grantor as an Incentive Stock Option, or an Option that is designated by the Grantor as an Incentive Stock Option if it does not satisfy the requirements of Section 422 of the Code.

        Nonreporting Person.    A Grantee who is not subject to Section 16 of the Act.

        Option or Stock Option.    A right granted pursuant to Article V.

        Option Period.    The period beginning on the Date of Grant of an Option and ending on the date the Option terminates.

        Option Price.    The per share price at which shares of Common Stock may be purchased upon exercise of a particular Option.

        Other Award.    Awards granted pursuant to Article IX.

        Performance Goals.    One or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or related company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year's results or to a designated comparison group, in each case as specified by the Grantor in the Award: free cash flow, EBITDA, sales, revenue, revenue growth, income, operating income, net income, net earnings, earnings per share, return on total capital, return on equity, cash flow, operating profit and margin rate, gross margins, debt leverage (debt to capital), market capitalization, total enterprise value (market capitalization plus debt), total shareholder return and stock price. With respect to any Award that is intended to be "performance-based compensation" under Section 162 of the Code, (i) the outcome of the Performance Goals must be substantially uncertain at the time the Grantor establishes the Performance Goals, and (ii) to the extent consistent with Section 162 of the Code, the Grantor shall appropriately adjust any Performance Goal to take into account the impact of any of the following events on the Company that occurs during the period to which such Performance Goal is applied: asset write-downs; litigation, claims, judgments, settlements; currency fluctuations and other non-cash charges; changes in applicable law, rule or regulation or accounting principles; accruals for reorganization and restructuring programs; costs incurred in the pursuit of acquisition opportunities; strikes, delays or similar disruptions by organized labor, guilds or horsemen's organizations; national macroeconomic conditions; terrorism and other international hostilities; significant regional weather events; and any other extraordinary, unusual or non-recurring as described in Accounting Principles Board Opinion No. 30 and/or management's discussion and analysis of financial condition and results of operations appearing in the Company's securities filings. Any Award may be granted subject to the attainment of such Performance Goals as determined by the Grantor.

        Phantom Stock Unit.    A right granted under Article VIII.

        Phantom Stock Unit Award.    An Award of Phantom Stock Units under Article VIII.

        Plan.    Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan, as set forth herein and as amended from time to time.

        Reporting Person.    A Grantee who is subject to Section 16 of the Act.

        Restricted Period.    The period of time beginning with the Date of Grant of a Restricted Stock Award or Phantom Stock Unit Award and ending when the Restricted Stock or Phantom Stock Unit is forfeited or when all conditions for vesting are satisfied.

        Restricted Stock.    Shares of Common Stock issued pursuant to a Restricted Stock Award.

        Restricted Stock Award.    An Award of Restricted Stock under Article VII.

        Retirement.    Termination of service by the Grantee on or after the normal retirement date under a plan maintained by the Company or a Subsidiary in which the Grantee is a participant or under an applicable Company policy or procedure or as otherwise agreed to by the Company.

        Rule 16b-3.    Rule 16b-3 of the General Rules and Regulations under the Act, or any law, rule, regulation or other provision that may hereafter replace such Rule.

        SAR Base Amount.    An amount set forth in the Award Agreement for a SAR.

        Stock Appreciation Right or SAR.    A right granted under Article VI.

        Stock Appreciation Right Award.    An Award of Stock Appreciation Rights under Article VI.

        Stock Option Award.    An Award of Options under Article V.

        Subsidiary.    Any corporation, partnership, joint venture or other entity in which the Committee has determined that the Company had made, directly or indirectly through one or more intermediaries, a substantial investment or commitment, including, without limit, through the purchase of equity or debt or the entering into of a management agreement or joint operating agreement. In the case of Incentive Stock Options, Subsidiary shall mean any entity that qualifies as a "subsidiary corporation" of the Company under Section 424(f) of the Code.

        Ten Percent Shareholder.    A person owning shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, any subsidiary corporation (within the meaning of Section 424(f) of the Code) or parent corporation (within the meaning of Section 424(e) of the Code).

  Section 2.2    Construction

        Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of Sections and Subsections of the Plan are inserted for convenience of reference, are not a part of the Plan, and are not to be considered in the construction hereof. The words "hereof", "herein", "hereunder" and other similar compounds of the word "here" shall mean and refer to the entire Plan, and not to any particular provision or Section. The words "includes", "including" and other similar compounds of the word "include" shall mean and refer to including without limitation. All references herein to specific Articles, Sections or Subsections shall mean Articles, Sections or Subsections of this document unless otherwise qualified.

ARTICLE III
STOCK AVAILABLE FOR AWARDS

  Section 3.1    Common Stock

        Shares of Common Stock may be delivered under the Plan, such shares to be made available from authorized but unissued shares or from shares reacquired by the Company, including shares purchased in the open market.

   Section 3.2    Number of Shares Deliverable

        Subject to adjustments as provided in Section 11.2, no more than 16,350,000 shares of Common Stock may be issued under the Plan. Any shares of Common Stock issued under Options or Stock Appreciation Rights shall be counted against this limit as one (1) share of Common Stock. Any shares of Common Stock issued under Awards granted on or after June 9, 2011 (other than Options or Stock Appreciation Rights) shall be counted against this limit as two and forty-four one hundredths (2.44) shares of Common Stock. Any shares of Common Stock issued under Awards granted prior to June 9, 2011 (other than Options or Stock Appreciation Rights) shall be counted as two and sixteen one hundredths (2.16) shares of Common Stock. Any Awards that are not settled in shares of Common Stock shall not count against this limit.

  Section 3.3    Reusable Shares

        Shares of Common Stock subject to an Award that are forfeited to the Company shall again be available for issuance under the Plan. For the avoidance of doubt, the following shares of Common Stock may not again be made available for issuance as Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Stock Option or SAR, (ii) shares of Common Stock used to pay the Option Price or withholding taxes related to an outstanding Stock Option or SAR, or (iii) shares of Common Stock repurchased on the open market with the proceeds of the Option Price.

ARTICLE IV
AWARDS AND AWARD AGREEMENTS

  Section 4.1    General

        4.1.1    Subject to the provisions of the Plan, the Committee may at any time and from time to time (i) determine and designate those Reporting Persons who are Employees to whom Awards are to be granted; (ii) determine the time or times when Awards to Reporting Persons who are Employees shall be granted; (iii) determine the form or forms of Awards to be granted to any Reporting Person who is an Employee; (iv) determine the number of shares of Common Stock or dollar amounts subject to or denominated by each Award to be granted to any Reporting Person who is an Employee; (v) determine the terms and conditions of each Award to a Reporting Person who is an Employee; (vi) determine the maximum aggregate number of shares or, for purposes of Other Awards payable in cash, the aggregate amount of cash subject to Awards to be granted to Nonreporting Persons, as a group, who are Employees; and (vii) determine the general form or forms of Awards to be granted to Nonreporting Persons who are Employees.

        4.1.2    The Committee or the Chairman, subject to the provisions of the Plan and authorization by the Committee, may, at any time and from time to time, (i) determine and designate at any time and from time to time those Nonreporting Persons who are Employees to whom Awards are to be granted; (ii) determine the time or times when Awards to Nonreporting Persons who are Employees shall be granted; (iii) determine the form or forms of Award to be granted to any Nonreporting Person who is an Employee, from among the form or forms approved by the Committee; (iv) determine the number of shares of Common Stock or dollar amounts subject to or denominated by each Award to be granted to any Nonreporting Person who is an Employee; and (v) determine the terms and conditions of each Award to a Nonreporting Person who is an Employee.

        4.1.3    Subject to the provisions of the Plan, the Board or Committee may, at any time and from time to time, (i) determine and designate at any time and from time to time those Directors to whom Awards, other than Incentive Stock Options, are to be granted; (ii) determine the time or times when Awards to Directors shall be granted; (iii) determine the form or forms of Awards to be granted to any Director; (iv) determine the number of shares of Common Stock or dollar amounts subject to or denominated by each Award to be granted to a Director; and (v) determine the terms and condition of each Award to a Director.

        4.1.4    Awards may be granted singly, in combination or in tandem and may be made in combination or in tandem with or in replacement of, or as alternatives to awards or grants under any other employee plan maintained by the Company or its Subsidiaries. No Awards shall be granted under the Plan after the tenth anniversary of the Effective Date.

  Section 4.2    Eligibility

        Any Director or Employee, including any officer who is an Employee and any director who is an Employee, and, except with respect to Stock Options and SARs, an individual who has accepted the Company's or a Subsidiary's offer of employment but who has not commenced performing services for the Company or a Subsidiary, shall be eligible to receive Awards under the Plan.

  Section 4.3    Terms and Conditions; Award Agreements

        4.3.1    Terms and Conditions.    Each Award granted pursuant to the Plan shall be subject to all of the terms, conditions and restrictions provided in the Plan and such other terms, conditions and restrictions, if any, as may be specified by the Grantor with respect to the Award at the time of the making of the Award or as may be amended or specified thereafter by the Grantor in the exercise of its or his, as the case may be, powers under the Plan. Without limiting the foregoing, it is understood that the Grantor may, at any time and from time to time after the granting of an Award hereunder, specify such amended or additional terms, conditions and restrictions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws, including, but not limited to, compliance with Federal and state securities laws, compliance with Federal and state gaming or racing laws, compliance with Federal and state tax laws that would otherwise result in adverse and unintended tax consequences for a Grantee, the Company or any Subsidiary and methods of withholding or providing for the payment of required taxes. The terms, conditions and restrictions with respect to any Award, Grantee or Award Agreement need not be identical with the terms, conditions and restrictions with respect to any other Award, Grantee or Award Agreement.

        4.3.2    Award Agreements.    Except as otherwise provided in the Plan, each Award granted pursuant to the Plan shall be evidenced by an Award Agreement and shall comply with, and be subject to, the provisions of the Plan.

ARTICLE V
OPTIONS

  Section 5.1    Award of Options

        5.1.1    Grants.    From time to time, the Committee may grant Stock Option Awards to such Reporting Persons who are Employees as the Committee may select in its sole discretion. From time to time, the Committee or the Chairman may grant Stock Option Awards in such number as the Committee or the Chairman may determine to such Nonreporting Persons who are Employees as the Committee or the Chairman may select in its or his, as the case may be, sole discretion; provided, however, each and all such grants shall be subject to any maximum aggregate amount of Awards in general and Options in particular (if any) established by the Committee for grants under the Plan for Nonreporting Persons who are Employees as a group. From time to time, the Board or Committee may grant Options to such Directors as the Board or Committee may select in its sole discretion. The Grantor shall determine the number of shares of Common Stock to which each Option relates. A Stock Option entitles the holder thereof to purchase full shares of Common Stock at a stated price for a specified period of time.

        5.1.2    Types of Options

        5.1.2.1    Employees.    Options granted to Employees pursuant to the Plan may be either in the form of Incentive Stock Options or in the form of Non-Qualified Stock Options.

        5.1.2.2    Directors.    Options granted to Directors pursuant to the Plan will be in the form of Non-Qualified Stock Options.

        5.1.3    Maximum Award To An Individual.    No individual shall be granted in any calendar year Options to purchase more than 1,000,000 shares of Common Stock.

        5.1.4    Internal Revenue Code Limits.    Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as "incentive stock options" (and will be deemed to be Non-Qualified Stock Options) to the extent that either (1) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Grantee during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted or (2) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

  Section 5.2    Option Price

        The Option Price of Common Stock covered by each Option shall be determined by the Grantor, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, provided, however, in the case of an Incentive Stock Option granted to Ten Percent Shareholder, the Option Price shall be no less than 110% of the Fair Market Value of the of a share of Common Stock on the Date of Grant.

  Section 5.3    Option Periods

        The Grantor shall, from time to time, determine the term of each Option which shall be reflected in the Award Agreement. No Option may be exercised after the expiration of its term. Subject to earlier termination as provided in the Plan, the term shall not exceed seven (7) years from the Date of Grant; provided, that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed 5 years.

  Section 5.4    Exercisability

        5.4.1    Subject to Article X and XIII, each Option shall be exercisable at any time or times during the term of the Option and in such amount or amounts and subject to such conditions, including, without limitation, attainment of one or more Performance Goals, as the Grantor may prescribe in the applicable Award Agreement.

        5.4.2    Except as provided in Article X, or as otherwise provided in an Award Agreement, an Option may be exercised only during the Grantee's employment with the Company or any of its Subsidiaries or service as a Director. No Option may be exercised for a fractional share.

        5.4.3    Method of Exercise.    A Holder may exercise an Option, in whole or from time to time in part, by giving notice of exercise to the Company, in a form and manner acceptable to the Company.

  Section 5.5    Time and Method of Payment for Options

        5.5.1    Form of Payment.    The Holder shall pay the Option Price in cash (including a personal check) or, with the Grantor's permission and according to such rules as it may prescribe, by delivering shares of Common Stock already owned by the Holder having a Fair Market Value on the date of exercise equal to the Option Price, or a combination of cash and such shares. The Grantor may also permit payment in accordance with a cashless exercise program under which, if so instructed by the Holder, shares of Common Stock may be issued directly to the Holder's broker or dealer who in turn will sell the shares and pay the Option Price in cash to the Company from the sale proceeds. Finally, the Grantor may permit payment by reducing the number of shares of Common Stock delivered upon exercise by an amount equal to the largest number of whole shares of Common Stock with a Fair Market Value that does not exceed the Option Price, with the remainder of the Option Price being payable in cash.

        5.5.2    Time of Payment.    Except in the case where exercise is conditioned on a simultaneous sale of the Option shares pursuant to a cashless exercise, the Holder shall pay the Option Price before an Option is exercised.

        5.5.3    Methods for Tendering Shares.    The Grantor shall determine acceptable methods for tendering shares of Common Stock as payment upon exercise of an Option and may impose such limitations and restrictions on the use of shares of Common stock to exercise an Option as it or he, as the case may be, deems appropriate.

  Section 5.6    Delivery of Shares Pursuant to Exercise of Option

        No shares of Common Stock shall be delivered pursuant to the exercise, in whole or in part, of any Option, unless and until (i) payment in full of the Option Price for such shares is received by the Company and (ii) compliance with all applicable requirements and conditions of the Plan, the Award Agreement and such rules and regulations as may be established by the Grantor, that are preconditions to delivery. Following exercise of the Option and payment in full of the Option Price and compliance with the conditions described in the preceding sentence, the Company shall promptly effect the issuance to the Grantee of such number of shares of Common Stock as are subject to the Option exercise.

ARTICLE VI
STOCK APPRECIATION RIGHTS

  Section 6.1    Award of SARs

        6.1.1    Grants.    From time to time the Committee may grant Stock Appreciation Rights Awards to such Reporting Persons who are Employees as the Committee may select in its sole discretion. From time to time, the Committee or the Chairman may grant Stock Appreciation Rights Awards in such number as the Committee or the Chairman may determine to such Nonreporting Persons who are Employees as the Committee or the Chairman may select in its or his, as the case may be, sole discretion; provided, however, each and all such grants shall be subject to any maximum aggregate amount of Awards in general and SARs in particular (if any) established by the Committee for grants under the Plan for Nonreporting Persons who are Employees as a group. From time to time, the Board or Committee may grant Stock Appreciation Rights to such Directors as the Board or Committee may select in its sole discretion. The Grantor shall determine the number of shares of Common Stock to which each SAR relates.

        6.1.2    Maximum Award To An Individual.    No individual shall be granted in any calendar year SARs to purchase more than 1,000,000 shares of Common Stock.

        6.1.3    SAR Base Amount.    The SAR Base Amount with respect to each SAR shall be determined by the Grantor, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant.

   Section 6.2    SAR Periods

        The Grantor shall, from time to time, determine the term of each SAR. No SAR may be exercised after the expiration of its term. Subject to earlier termination as provided in the Plan, the term shall not exceed seven (7) years from the Date of Grant.

  Section 6.3    Exercisability

        6.3.1    Subject to Articles X and XIII, each SAR shall be exercisable at any time or times during the term of the SAR and in such amount or amounts and subject to such conditions, including, without limitation, attainment of one or more Performance Goals, as the Grantor may, from time to time, prescribe in the applicable Award Agreement.

        6.3.2    Except as provided in Article X, or as otherwise provided in an Award Agreement, a SAR may be exercised only during the Grantee's employment with the Company or any of its Subsidiaries or service as a Director.

  Section 6.4    Method of Exercise

        A Holder may exercise a SAR, in whole or from time to time in part, by giving notice of exercise to the Company, in a form and manner acceptable to the Company.

  Section 6.5    Payment Amount, Time and Method of Payment With Respect to SARs

        6.5.1    A SAR entitles the Holder thereof, upon the Holder's exercise of the SAR, to receive an amount equal to the product of (i) the amount by which the Fair Market Value on the exercise date of one share of Common Stock exceeds the SAR Base Amount for such SAR, and (ii) the number of shares covered by the SAR, or portion thereof, that is exercised.

        6.5.2    Any payment which may become due from the Company by reason of a Grantee's exercise of a SAR may be paid to the Grantee all in cash, all in shares of Common Stock or partly in shares and partly in cash, as determined by the Grantor and as provided in the Award Agreement.

        6.5.3    In the event that all or a portion of the payment is made in shares of Common Stock, the number of shares of Common Stock received shall be determined by dividing the amount of the payment by the Fair Market Value of a share of Common Stock on the exercise date of the SAR. Cash will be paid in lieu of any fractional share of Common Stock.

        6.5.4    Amounts payable in connection with a SAR shall be paid to the Holder, as determined by the Grantor and as set forth in the applicable Award Agreement or in accordance with such rules, regulations and procedures as may be adopted by the Committee or Grantor.

  Section 6.6    Nature of SARs

        SARs shall be used solely as a device for the measurement and determination of the amount to be paid on behalf of Grantees as provided in the Plan. SARs shall not constitute or be treated as property or as a trust fund of any kind. All amounts at any time attributable to the SARs shall be and remain the sole property of the Company and all Grantees' rights hereunder are limited to the rights to receive cash and shares of Common Stock as provided in the Plan.

 ARTICLE VII
RESTRICTED STOCK AWARDS

  Section 7.1    Grants

        From time to time, the Committee may grant Restricted Stock Awards in such number as it may determine to such Reporting Persons who are Employees as the Committee may select in its sole discretion. From time to time, the Committee or the Chairman may grant in such number as the Committee or the Chairman may determine Restricted Stock Awards to such Nonreporting Persons who are Employees as the Committee or the Chairman may select in its or his, as the case may be, sole discretion; provided, however, each and all such grants shall be subject to any maximum aggregate number of Awards in general and shares of Restricted Stock in particular established by the Committee for grants under the Plan for Nonreporting Persons who are Employees as a group. From time to time, the Board or Committee may grant Restricted Stock Awards to such Directors as the Board or Committee may select in its sole discretion. A Restricted Stock Award is a grant of shares of Common Stock subject to those conditions, if any, set forth in the Plan and the Award Agreement.

  Section 7.2    Maximum Award to An Individual

        No individual shall be granted or receive in any calendar year a Restricted Stock Award of more than 1,000,000 shares of Common Stock.

  Section 7.3    Restricted Period

        The Grantor may, from time to time, establish any condition or conditions on which the Restricted Stock Award will vest and no longer be subject to forfeiture. Such conditions may include, without limitation, continued employment by the Grantee or service as a Director, as the case may be, for a period of time specified in the Award Agreement or the attainment of one or more Performance Goals within a time period specified in the Award Agreement. A Restricted Stock Award may, if the Grantor in its sole discretion decides, provide for an unconditioned grant.

  Section 7.4    Restrictions and Forfeiture

        Except as otherwise provided in the Plan or the applicable Award Agreement, the Restricted Stock shall be subject to the following restrictions until the expiration or termination of the Restricted Period: (i) a Holder shall not be entitled to delivery of a certificate evidencing the shares of Restricted Stock until the end of the Restricted Period and the satisfaction of any and all other conditions specified in the Award Agreement applicable to such Restricted Stock and (ii) none of the Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period, and until the satisfaction of any and all other conditions specified in the Award Agreement applicable to such Restricted Stock. Upon the forfeiture of any Restricted Stock, such forfeited shares shall be transferred to the Company without further acts by the Holder.

  Section 7.5    Issuance of Stock and Stock Certificate(s)

        7.5.1    Issuance.    As soon as practicable after the Date of Grant of a Restricted Stock Award, the Company shall cause to be issued in the name of the Grantee (and held by the Company, if applicable, under Section 7.4) such number of shares of Common Stock as constitutes the Restricted Stock awarded under the Restricted Stock Award. Each such issuance shall be subject throughout the Restricted Period to the terms, conditions and restrictions contained in the Plan and/or the Award Agreement.

        7.5.2    Custody and Registration.    Any issuance of Restricted Stock may be evidenced in such manner as the Grantor may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock, such certificate shall be registered in the name of the Grantee and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

  Section 7.6    Shareholder Rights

        Following registration in the Grantee's name, during the Restricted Period, the Grantee shall have the entire beneficial interest in, and all rights and privileges of a shareholder as to, such shares of Common Stock covered by the Restricted Stock Award, including, but not limited to, the right to vote such shares and the right to receive dividends, subject to the restrictions and forfeitures set forth herein. Any shares of Common Stock distributed as a dividend or otherwise with respect to any shares of Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock shares.

  Section 7.7    Delivery of Shares

        Upon the expiration (without a forfeiture) or earlier termination of the Restricted Period or at such earlier time as provided under the Plan, all shares of Restricted Stock shall be released from all restrictions and forfeiture provisions hereunder, any similar restrictions and forfeiture provisions under the Award Agreement applicable to such shares and all other restrictions and forfeiture provisions of the Plan or such Award Agreement. No payment will be required from the Holder upon the delivery of any shares of Restricted Stock, except that any amount necessary to satisfy applicable Federal, state or local tax requirements shall be paid by the Holder in accordance with the requirements of the Plan.

ARTICLE VIII
PHANTOM STOCK UNIT AWARDS

  Section 8.1    Grants

        From time to time, the Committee may grant Phantom Stock Unit Awards to such Reporting Persons who are Employees as the Committee may select in its sole discretion. From time to time, the Committee or the Chairman may grant Phantom Stock Unit Awards in such number as the Committee or the Chairman may determine to such Nonreporting Persons as the Committee or the Chairman may select in its or his, as the case May be, sole discretion who are Employees; provided, however, each and all such grants shall be subject to any maximum aggregate number of Awards in general and Phantom Stock Unit Awards in particular established by the Committee for grants under the Plan for Nonreporting Persons who are Employees as a group. From time to time, the Board or Committee may grant Phantom Stock Unit Awards to such Directors as the Board or Committee may select in its sole discretion. A Phantom Stock Unit represents the right to receive, without payment to the Company, shares of Common Stock, an amount of cash equal to the value of a share of Common Stock on a future date or any combination thereof, as determined by the Grantor.

  Section 8.2    Maximum Award to An Individual

        No individual shall be granted or receive in any calendar year a combination of Phantom Stock Unit Awards representing more than 1,000,000 shares of Common Stock.

  Section 8.3    Vesting of Phantom Stock Unit Awards

        Phantom Stock Units shall become vested as determined by the Grantor, from time to time, and as set forth in the applicable Award Agreement, unless otherwise described in the Plan.

   Section 8.4    Cash Value of Phantom Stock Unit Payments

        The amount payable with respect to each vested Phantom Stock Unit payable in cash shall be an amount determined by multiplying the number of Phantom Stock Units by the Fair Market Value of one share of Common Stock as of the vesting date.

  Section 8.5    Time of Payment

        Amounts payable in connection with a Phantom Stock Unit shall be paid to the Holder, as determined by the Grantor and as set forth in the applicable Award Agreement or in accordance with such rules, regulations and procedures as may be adopted by the Grantor but in no event later than two and one-half months following the end of the calendar year in which a restriction lapses or a vesting condition is met.

  Section 8.6    Nature of Phantom Stock Units

        Phantom Stock Units shall be used solely as a device for the measurement and determination of the amount to be paid on behalf of Grantees as provided in the Plan. Phantom Stock Units shall not constitute or be treated as property or as a trust fund of any kind. All amounts at any time attributable to the Phantom Stock Units shall be and remain the sole property of the Company and all Grantees' rights hereunder are limited to the rights to receive cash or shares of Common Stock as provided in the Plan.

ARTICLE IX
OTHER AWARDS

  Section 9.1    Grants

        From time to time, the Committee may grant Other Awards to such Reporting Persons who are Employees as the Committee may select in its sole discretion. From time to time, the Committee or the Chairman may grant Other Awards to such Nonreporting Persons who are Employees as the Committee or the Chairman may select in its or his, as the case may be, sole discretion; provided, however, each and all such grants shall be subject to any maximum aggregate amount of Awards in general and Other Awards in particular (if any) established by the Committee for grants under the Plan for Nonreporting Persons who are Employees as a group. From time to time, the Board or Committee may grant Other Awards to such Directors as the Board or Committee may select in its sole discretion. An Other Award may or may not be evidenced by an Award Agreement.

  Section 9.2    Maximum Award to An Individual

        9.2.1    Awards Denominated or Payable with Reference to Common Stock.    No individual shall be granted or receive in any calendar year Other Awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock) representing more than 1,000,000 shares of Common Stock.

        9.2.2    Awards Denominated or Payable with Reference to Cash.    No individual shall be granted or receive in any calendar year Other Awards denominated by or payable in cash representing more than $6,000,000.

  Section 9.3    Description of Other Awards

        An Other Award may be a grant of a type of equity-based, equity-related, or cash based Award not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions as determined by the Grantor, from time to time, under the Plan, including but not limited to being subject to Performance Goals. Such Awards may provide for the payment of shares of Common Stock or cash or any combination thereof to a Grantee. The value of a cash-based Other Award shall be determined by the Grantor.

ARTICLE X
TERMINATION OF EMPLOYMENT OR CESSATION OF BOARD SERVICE

  Section 10.1    Stock Options and SARs

        If a Grantee who was an Employee or Director, as the case may be, when the Grantee received the Options or SARs ceases to be an Employee or Director of the Company and all Subsidiaries for any reason, then the Grantee's Options and SARs that are exercisable as of the termination or cessation date shall be cancelled and forfeited at the end of the 120th day after such date and all Options and SARs that are not exercisable as of the termination or cessation date shall be forfeited and cancelled as of such date except in cases of where such termination of employment or cessation of service is a result of (i) the Grantee's death or Disability, in which case the Grantee's Options or SARs that are not then exercisable shall thereupon become exercisable and all Options and SARs shall remain exercisable for the balance of their respective terms, (ii) resignation (other than for Retirement) by the Employee or Director, in which case the Grantee's Options or SARs that are exercisable as of such termination or cessation date shall be cancelled and forfeited at the end of the 30th day after such date and (iii) termination for Cause by the Company, a Subsidiary, or the Board, in which case all of the Grantee's Options and SARs, whether or not then exercisable, shall be cancelled and forfeited as of such termination date.

  Section 10.2    Restricted Stock and Phantom Stock Units

        If a Grantee who was an Employee or Director, as the case may be, when the Grantee received the Restricted Stock or Phantom Stock Units ceases to (i) be employed by the Company and all Subsidiaries or (ii) serve as a Director, then all of the Grantee's Restricted Stock and Phantom Stock Units that remain subject to restriction or vesting at such time shall be cancelled and forfeited except in cases of such Grantee's death or Disability, in which case any remaining restriction or vesting shall thereupon lapse.

  Section 10.3    Date of Termination of Employment

        Termination of employment of a Grantee for any of the reasons enumerated in this Article X shall, for purposes of the Plan, be deemed to have occurred as of the date which is recorded in the ordinary course in the Company's or a Subsidiary's books and records in accordance with the then-prevailing procedures and practices of the Company or the Subsidiary or, if earlier with respect to Awards that are "deferred compensation" under Section 409A of the Code, when a Grantee has a "separation from service" as defined in the regulations promulgated under Section 409A of the Code.

  Section 10.4    Specified Employee Restriction

        Notwithstanding anything in this Plan to the contrary, with respect to any Award that constitutes "nonqualified deferred compensation" subject to Section 409A of the Code, any payments (whether in cash, shares of Common Stock or other property) to be made with respect to such Award upon the Holder's termination of employment or service shall be delayed until the first day of the seventh month following his "separation from service" as defined under Section 409A of the Code, if the Holder is a "specified employee" within the meaning of Section 409A of the Code (as determined in accordance with the uniform policy adopted by the Committee with respect to all of the arrangements subject to Section 409A of the Code maintained by the Company and its Subsidiaries).

  Section 10.5    Immediate Forfeiture; Acceleration

        Except as otherwise provided in this Article X or in an Award Agreement or as otherwise determined by the Grantor, once a Grantee's employment terminates or Board service ceases, as the case may be, any Award that is not then exercisable or vested or as to which any restrictions have not lapsed shall be cancelled and forfeited to the Company; provided, however, that the Grantor may, subject to the provisions of Sections 5.3 and 6.2, extend the periods during which Awards may be exercised or provide for acceleration or continuation of the exercise or vesting date or the lapse of restrictions of such Awards to such extent and under such terms and conditions as such Grantor deems appropriate.

  Section 10.6    Terms of Award Agreement

        The terms of any Award Agreement may address any of the issues provided for in this Article. In the event of a discrepancy between such terms and the terms of this Article, the terms of the Award Agreement shall apply.

ARTICLE XI
CERTAIN TERMS APPLICABLE TO ALL AWARDS

  Section 11.1    Withholding Taxes

        The Company and any Subsidiary shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, shares of Common Stock, other securities, or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or a Subsidiary to satisfy statutory withholding obligations for the payment of such taxes.

  Section 11.2    Adjustments to Reflect Capital Changes

        11.2.1    Recapitalization, etc.    In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares of Common Stock or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock, other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised), or otherwise affects the shares of Common Stock, then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:

          11.2.1.1  the number and type of shares of Common Stock or other securities which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in the Plan (other than the individual limits set forth in Sections 5.1.3, 6.1.2, 7.2, 8.2 and 9.2.1, which shall not be subject to adjustment unless such adjustment can be made in a manner that satisfies the requirements of Section 162(m) of the Code);

          11.2.1.2  the number and type of shares of Common Stock or other securities subject to outstanding Awards;

          11.2.1.3  the grant, purchase, SAR Base Amount or Option Price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

          11.2.1.4  other value determinations applicable to outstanding Awards.

        11.2.2    Sale or Reorganization.    After any reorganization, merger or consolidation whether or not the Company is the surviving corporation and unless there is a provision in the sale or reorganization agreement to the contrary, each Grantee shall, at no additional cost, be entitled upon any exercise of an Option or receipt of other Award to receive (subject to any required action by shareholders), in lieu of the number of shares of Common Stock receivable or exercisable pursuant to such Award, the number and class of shares of stock or other securities to which such Grantee would have been entitled pursuant to the terms of the reorganization, merger or consolidation if, at the time of such reorganization, merger or consolidation, such Grantee had been the holder of record of a number of shares of stock equal to the number of shares receivable or exercisable pursuant to such Award. Comparable rights shall accrue to each Grantee in the event of successive reorganizations, mergers or consolidations of the character described above.

        11.2.3    Options to Purchase Stock of Acquired Companies.    After any reorganization, merger or consolidation in which the Company or a Subsidiary shall be a surviving corporation, the Committee may grant substituted options under the provisions of the Plan, pursuant to Section 424 of the Code, replacing old options granted under a plan of another party to the reorganization, merger or consolidation whose stock subject to the old options may no longer be issued following such merger or consolidation. The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options.

  Section 11.3    Failure to Comply with Terms and Conditions

        Notwithstanding any other provision of the Plan, any outstanding Awards, including, without limit, any rights of payment or delivery or any other rights of a Holder with respect to any Award shall, unless otherwise determined by the Grantor, be immediately forfeited and cancelled if the Holder:

          (i)  breaches any term, restriction and/or condition of the Plan, any Award Agreement or any employment, separation or other agreement between the Holder and the Company or its Subsidiaries; or

         (ii)  while serving as a Director or an Employee, is employed by or serves as a director of a competitor of the Company or its Subsidiaries, or shall be engaged in any activity in competition with the Company or its Subsidiaries; or

        (iii)  within one (1) year of the Grantee's termination of employment or cessation of Board service with the Company and its Subsidiaries, solicits or assists in soliciting, directly or in any manner, any person employed by the Company or a Subsidiary to leave such employment or recruit, make an offer of employment to, or hire any such person; or

        (iv)  divulges at any time any confidential information belonging to the Company or any Subsidiary.

        The determination of the Grantor as to the occurrence of any of the events specified in this Section 11.3 shall be conclusive and binding upon all persons for all purposes.

  Section 11.4    Regulatory Approvals and Listing

        The Company shall not be required to issue any certificate or certificates for shares of Common Stock under the Plan prior to (i) obtaining any approval from any governmental agency which the Company shall, in its discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on any national securities exchange on which the Company's Common Stock may be listed, and (iii) the completion of any registration or other qualification of such shares of Common Stock under any state or Federal law or ruling or regulations of any governmental body which the Company shall, in its discretion, determine to be necessary or advisable.

   Section 11.5    Restrictions Upon Resale of Stock

        If the shares of Common Stock that have been issued to a Holder pursuant to the terms of the Plan are not registered under the Securities Act of 1933, as amended ("Securities Act"), pursuant to an effective registration statement, such Holder, if the Committee shall deem it advisable, may be required to represent and agree in writing (i) that any such shares acquired by such Holder pursuant to the Plan will not be sold except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from registration under the Securities Act and, (ii) that such Holder is acquiring such shares for his own account and not with a view to the distribution thereof.

  Section 11.6    Reporting Person Limitation

        Notwithstanding any other provision of the Plan, to the extent required to qualify for the exemption provided by Rule 16b-3 under the Act and any successor provision, any Common Stock or other equity security offered under the Plan to a Reporting Person may not be sold for at least six (6) months after the earlier of acquisition of the security or the date of grant of the derivative security, if any, pursuant to which the Common Stock or other equity security was acquired.

ARTICLE XII
ADMINISTRATION OF THE PLAN

  Section 12.1    Committee

        The Plan shall be administered by or under the direction of the Committee.

  Section 12.2    Committee Actions

        Except for matters required by the terms of the Plan to be decided by the Board or the Chairman, the Committee shall have full power and authority to interpret and construe the Plan, to prescribe, amend and rescind rules, regulations, policies and practices, to impose such conditions and restrictions on Awards as it deems appropriate and to make all other determinations necessary or desirable in connection with the administration of, or the performance of its responsibilities under, the Plan.

  Section 12.3    Designation of Beneficiary

        Each Holder may file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive the Award, if any, payable under the Plan upon his death. A Holder may from time to time revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Holder's death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of a Holder's death, or if no designated Beneficiary survives the Holder or if such designation conflicts with law, the Holder's estate shall be entitled to receive the Award, if any, payable under the Plan upon his death. If the Committee is in doubt as to the right of any person to receive such Award, the Company may retain such Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefore.

  Section 12.4    No Right to an Award or to Continued Employment

        No Grantee or other person shall have any claim or right to be granted an Award under the Plan. Neither the action of the Company in establishing the Plan, nor any provisions hereof, nor any action taken by the Company, any Subsidiary, the Board, the Committee or the Chairman pursuant to such provisions shall be construed as creating in any employee or class of employees any right with respect to continuation of employment by the Company or any of its Subsidiaries, and they shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to employ, discipline, discharge, terminate, lay off or retire any Grantee, with or without cause, to discipline any employee, or to otherwise affect the Company's or a Subsidiary's right to make employment decisions with respect to any Grantee.

  Section 12.5    Discretion of the Grantor

        Whenever the terms of the Plan provide for or permit a decision to be made or an action to be taken by a Grantor, such decision may be made or such action taken in the sole and absolute discretion of such Grantor and shall be final, conclusive and binding on all persons for all purposes; provided, however, that the Board may review any decision or action of the Grantor and it may reverse or modify such Award, decision or act as it deems appropriate. The Grantor's determinations under the Plan, including, without limitation the determination of any person to receive awards and the amount of such awards, need not be uniform.

  Section 12.6    Indemnification and Exculpation

        12.6.1    Indemnification.    Each person who is or shall have been a member of the Board or the Committee and each director, officer or employee of the Company or any Subsidiary to whom any duty or power related to the administration or interpretation of the Plan may be delegated (each, an "Indemnified Person"), shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be or become a party or in which he may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof (with the Company's written approval) or paid by him in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of his bad faith; subject, however, to the condition that upon the institution of any claim, action, suit or proceeding against him, he shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of, and shall be in addition to, any other right to which such person may be entitled under the Company's charter or bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

        12.6.2    Exculpation.    No Indemnified Person shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as an Indemnified Person hereunder, nor for any mistake of judgment made in good faith, unless otherwise provided by law. Each Indemnified Person shall be fully justified in relying or acting upon in good faith any information furnished in connection with the administration of the Plan by any appropriate person or persons other than himself. In no event shall any Indemnified Person be liable for any determination made or other action taken or any omission to act in reliance upon such report or information, for any action (including the furnishing of information) taken or any failure to act, if in good faith.

  Section 12.7    Unfunded Plan

        The Plan is intended to constitute an unfunded, long-term incentive compensation plan for certain selected employees. No special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Company may, but shall not be obligated to, acquire shares of its Common Stock from time to time in anticipation of its obligations under the Plan, but no Grantee shall have any right in or against any shares of stock so acquired. All such stock shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. No obligation or liability of the Company to any Grantee with respect to any right to receive a distribution or payment under the Plan shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

  Section 12.8    Inalienability of Rights and Interests

        The rights and interests of a Holder under the Plan are personal to the Holder and to any person or persons who may become entitled to distribution or payments under the Plan by reason of death of the Holder, and the rights and interests of the Holder or any such person (including, without limitation, any Award distributable or payable under the Plan) shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Holder, provided that transfers pursuant to a qualified domestic relations order shall be allowable. If any Holder shall attempt to alienate, sell, transfer, assign, pledge, encumber or charge any of his rights or interests under the Plan, (including without limitation, any Award payable under the Plan) then the Committee may hold or apply such benefit or any part thereof to or for the benefit of such Holder in such manner and in such proportions as the Committee may consider proper. Notwithstanding the foregoing, the Holder, subject to the approval of the Company may elect to irrevocably transfer some or all of an Award to a family member. For this purpose, a family member shall refer to one or more of the Holder's spouse, children or grandchildren, or to a trust established solely for the benefit of, or to a partnership whose partners are, the Holder's spouse, children and grandchildren; provided, however, that:

          (i)  the Award, once transferred, may not again be transferred except by will or by the laws of descent and distribution;

         (ii)  the Award, once transferred, shall remain subject to the same terms and conditions of the Award in effect before the transfer and the transferee of the Award (the "Transferee") must comply with all other provisions of the Award; and

        (iii)  the Holder receives no consideration for such transfer. No transferred Award shall be exercisable following a transfer, as provided for herein, unless the Committee receives written notice from the Holder in a form and manner satisfactory to the Committee, in its sole discretion, to the effect that a transfer of the Award has occurred and the notice identifies the Award transferred, the identity of the Transferee and his relationship to the Holder.

  Section 12.9    Awards Not Includable for Benefit Purposes

        Except as otherwise set forth in any applicable 401(k) plan, payments received by a Grantee pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Grantee which are maintained by the Company or any of its Subsidiaries, except as may be determined by the Committee.

  Section 12.10    No Issuance of Fractional Shares

        The Company shall not be required to deliver any fractional share of Common Stock but, as determined by the Committee, may pay a cash amount to the Holder in lieu thereof, except as otherwise provided in the Plan, equal to the Fair Market Value (determined as of an appropriate date determined by the Committee) of such fractional share.

  Section 12.11    Modification for International Grantees

        Notwithstanding any provision to the contrary, the Committee may incorporate such provisions, or make such modifications or amendments in Award Agreements of Grantees who reside or are employed outside of the United States of America, or who are citizens of a country other than the United States of America, as the Committee deems necessary or appropriate to accomplish the purposes of the Plan with respect to such Grantee in light of differences in applicable law, tax policies or customs, and to ascertain compliance with all applicable laws.

  Section 12.12    Leaves of Absence

        The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any Award. Without limiting the generality of the foregoing, the Grantor shall be entitled to determine (a) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and, (b) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence. Notwithstanding the foregoing, with respect to Awards that are "deferred compensation" under Section 409A of the Code, any leave of absence taken by the recipient shall constitute a termination of employment within the meaning of the Plan when the recipient has a "separation from service" as defined in the regulations promulgated under Section 409A of the Code.

  Section 12.13    Communications

        12.13.1    Communications by the Grantor.    All notices, statements, reports and other communications made, delivered or transmitted to a Holder or other person under the Plan shall be deemed to have been duly given, made or transmitted, when sent electronically to a Company or Subsidiary e-mail address, when delivered to, or when mailed by first-class mail, postage prepaid and addressed to, such Holder or other person at his address last appearing on the records of the Company.

        12.13.2    Communications by the Directors, Employees, and Others.    All elections, designations, requests, notices, instructions and other communications made, delivered or transmitted by the Company, a Subsidiary, Grantee, Beneficiary or other person to the Committee required or permitted under the Plan shall be transmitted by any means authorized by the Committee or shall be mailed by first-class mail or delivered to the Company's principal office to the attention of the Company's Secretary or such other location as may be specified by the Committee, and shall be deemed to have been given and delivered only upon actual receipt thereof by the Committee at such location.

  Section 12.14    Parties in Interest

        The provisions of the Plan and the terms and conditions of any Award shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of each Grantee, including, without limitation, such Grantee's estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Grantee. The obligations of the Company under the Plan shall be binding upon the Company and its successors and assigns.

  Section 12.15    Severability

        Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) all other provisions of the Plan and every other Award at any time granted under the Plan shall remain in full force and effect.

   Section 12.16    Compliance with Laws

        The Plan and the grant of Awards shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. It is intended that the Plan be applied and administered in compliance with Rule 16b-3. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Committee. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, and to make any such other amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

  Section 12.17    No Strict Construction

        No rule of strict construction shall be implied against the Company, the Committee, the Chairman or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee or the Board.

  Section 12.18    Modification

        This document contains all of the provisions of the Plan and no provisions may be waived, modified or otherwise altered except in a writing adopted by the Board.

  Section 12.19    Governing Law

        All questions pertaining to validity, construction and administration of the Plan and the rights of all persons hereunder shall be determined with reference to, and the provisions of the Plan shall be governed by and shall be construed in conformity with, the internal laws of the Commonwealth of Pennsylvania without regard to any of its conflict of laws principles.

ARTICLE XIII
CHANGE OF CONTROL

  Section 13.1    Options and SARS

        In the event of a Change of Control, all Options and SARs outstanding on the date of such Change of Control shall become immediately and fully exercisable, provided that in the case of any outstanding Options or SARs subject to a performance-based vesting schedule, performance shall be deemed to have been achieved at the target level or, if greater, the actual level of achievement as of the date of the Change of Control, annualized for the entire performance period, if appropriate, and, in the case of SARs, if payable in cash, shall be paid within thirty (30) days after a Change of Control to all Grantees who have been granted such Award. In all other respects not inconsistent with such acceleration, the Options and SARs shall continue to be governed by the terms of their Award Agreements and the Plan.

  Section 13.2    Restricted Stock Awards and Phantom Stock Unit Awards

        In the event of a Change of Control, all restrictions with respect to Restricted Stock Awards and Phantom Stock Unit Awards shall immediately lapse, provided that in the case of any outstanding Restricted Stock Awards or Phantom Stock Unit Awards with restrictions subject to the achievement of certain performance-based goals, performance shall be deemed to have been achieved at the target level or, if greater, the actual level of achievement as of the date of the Change of Control, annualized for the entire performance period, if appropriate, and, if payable in cash, shall be paid within thirty (30) days after a Change of Control to all Grantees who have been granted such Award.

 ARTICLE XIV
AMENDMENT AND TERMINATION

  Section 14.1    Amendment; No Repricing

        The Board with respect to the Plan, and the Grantor with respect to any Award Agreement, reserve the right at any time or times to modify, alter or amend, in whole or in part, any or all of the provisions of the Plan or any Award Agreement to any extent and in any manner that it or he, as the case may be, may deem advisable, and no consent or approval by the shareholders of the Company, by any Grantee or Beneficiary, or by any other person, committee or entity of any kind shall be required to make any modification, alteration or amendment; provided, however, that the Board shall not, without the requisite affirmative approval of the shareholders of the Company, make any modification, alteration or amendment that requires shareholders' approval under any applicable law, the Code or stock exchange requirements. No modification, alteration or amendment of the Plan or any Award Agreement may, without the consent of the Grantee (or the Grantee's Beneficiaries in case of the Grantee's death) to whom any Award shall theretofore have been granted under the Plan, adversely affect any right of such Grantee under such Award, except in accordance with the provisions of the Plan and/or any Award Agreement applicable to any such Award. Subject to the provisions of this Section 14.1, any modification, alteration or amendment of any provisions of the Plan may be made retroactively. Except as otherwise provided in Section 11.2 hereof, neither the Committee nor the Board shall reduce the SAR Base Amount or Option Price, as applicable, of Stock Options or SARS previously awarded to any Grantee, whether through amendment, cancellation or replacement grant, or any other means, without the requisite prior affirmative approval of the shareholders of the Company.

  Section 14.2    Suspension or Termination

        The Board reserves the right at any time to suspend or terminate, in whole or in part, any or all of the provisions of the Plan for any reason and without the consent of or approval by the shareholders of the Company, any Holder or any other person, committee or entity of any kind; provided, however, that no such suspension or termination shall adversely affect any right or obligation with respect to any Award theretofore made except as herein otherwise provided.

ARTICLE XV
SECTION 409A

        It is the intention of the Company that no Award shall constitute a "nonqualified deferred compensation plan" subject to Section 409A of the Code, unless and to the extent that the Grantor specifically determines otherwise as provided in the immediately following sentence, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Grantor determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code.

ARTICLE XVI
EFFECTIVE DATE AND TERM OF THE PLAN

        The Plan shall become effective on the Effective Date if it is approved by the shareholders of the Company. No Award shall be granted under the Plan after the date specified in Section 4.1.4. The Plan will continue in effect for existing Awards as long as any such Awards are outstanding.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Penn National Gaming, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PENN NATIONAL GAMING, INC. 825 BERKSHIRE BLVD. SUITE 200 WYOMISSING, PA 19610 M73281-P51731 To withhold authority to vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line below. PENN NATIONAL GAMING, INC. For All Except Withhold All For All The Board of Directors recommends you vote FOR the following: ! ! ! Election of two Class III directors to serve until the 2017 Annual Meeting of Shareholders or until their respective successors are elected and qualified to serve Nominees: 01) Peter M. Carlino 02) Harold Cramer The Board of Directors recommends you vote FOR proposals 2, 3 and 4: Abstain Against For ! ! ! 2. Approval of an amendment to the Company's 2008 Long-Term Incentive Plan (the "2008 Plan") to increase the total number of shares available for issuance and to approve the 2008 Plan for purposes of Section 162(m) of the Internal Revenue Code. ! ! ! 3. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2014 fiscal year. ! ! ! 4. Advisory vote to approve the compensation paid to the Company's named exective officers. NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. ! For address changes/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M73282-P51731 PENN NATIONAL GAMING, INC. ANNUAL MEETING OF SHAREHOLDERS, JUNE 12, 2014 The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) David A. Handler and John M. Jacquemin, and each of them, as attorneys and proxies, with full power of substitution, to vote on behalf of the shareholder(s) all of the shares of Common Stock of Penn National Gaming, Inc. (the "Company"), which the shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders thereof to be held on June 12, 2014 and at any and all postponements and adjournments thereof, upon the matters listed on the reverse side. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE SHARES REPRESENTED BY THIS PROXY FOR ALL NOMINEES FOR DIRECTOR, FOR PROXY ITEM NOS. 2, 3 AND 4, AND WILL VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OF SUCH MEETING. Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE DATE AND SIGN ON THE OTHER SIDE AND RETURN THIS PROXY PROMPTLY.